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Exhibit 4.4

PARTICIPATION AGREEMENT (OL1)

Dated as of December 7, 2001, among

EME HOMER CITY GENERATION L.P.,

HOMER CITY OL1 LLC,

GENERAL ELECTRIC CAPITAL CORPORATION,

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,
not in its individual capacity, except as expressly provided herein, but solely as Owner Manager,

THE BANK OF NEW YORK,
as successor to United States Trust Company of New York,
not in its individual capacity, except as expressly provided herein, but solely as Security Agent,

THE BANK OF NEW YORK,
as successor to United States Trust Company of New York,
not in its individual capacity, except as expressly provided herein, but solely as Collateral Agent,

HOMER CITY FUNDING LLC,

THE BANK OF NEW YORK,
not in its individual capacity, except as expressly provided herein, but solely as the Lease Indenture Trustee

and

THE BANK OF NEW YORK,
as successor to United States Trust Company of New York,
not in its individual capacity, except as expressly provided herein, but solely as the Bondholder Trustee

HOMER CITY
COAL-FIRED POWER GENERATION FACILITY

APPENDICES:
Appendix A	Definitions
EXHIBITS:
Exhibit A:	Opinion of SASM&F, special New York counsel to Homer City
Exhibit B:	Opinion of Dewey Ballantine LLP, special New York counsel to the Owner Lessor and Owner Participant
Exhibit C:	Opinion of Buchanan Ingersoll, special Pennsylvania regulatory counsel to the Owner Participant
Exhibit D:	Opinion of Amy Fisher, Esq., in-house counsel to the Owner Participant
Exhibit E:	Opinion of Morgan, Lewis & Bockius LLP, special Pennsylvania counsel to Homer City
Exhibit F:	Opinion of Hogan & Hartson, special regulatory counsel to Homer City
Exhibit G:	Opinion of Blank Rome Comisky & McCauley LLP, special Pennsylvania counsel to the Owner Participant
Exhibit H:	Opinion of Ray, Quinney & Nebeker, counsel to the OM Company and the Owner Manager
Exhibit I:	Form of Compliance Certificate
Exhibit J:	Form of Assignment and Assumption Agreement
Exhibit K:	Form of OP Guaranty
SCHEDULES:
Schedule 2.3(a)	Transaction Expenses
Schedule 3.1(d)	Governmental Approvals and Consents
Schedule 3.1(cc)	Contracts with Affiliates
Schedule 4.12	UCC Recordings and Filings
Schedule 5.10	Insurance
Schedule 5.18	Special Purpose Covenants

Schedule 6.8	Guarantees and Contingent Obligations
Schedule 8.1(c)	Pricing Assumptions
Schedule A	Competitors
Schedule B	Reserve Requirement
Schedule C	Owner Lessor's Percentage
Schedule D	Equity Portion of Purchase Price

        Execution Copy

        This PARTICIPATION AGREEMENT (OL1), dated as of December 7, 2001 (as amended, supplemented or otherwise modified from time to time, in accordance with the provisions hereof, this "Participation Agreement" or this "Agreement"), among (i) EME HOMER CITY GENERATION L.P., a Pennsylvania limited partnership, as Facility Lessee and Ground Lessor (herein, together with its successors and permitted assigns, "Homer City"), (ii) HOMER CITY OL1 LLC, a Delaware limited liability company, as Facility Lessor and Ground Lessee (herein, together with its successors and permitted assigns, the "Owner Lessor"), (iii) WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly provided herein, but solely as independent manager under the Lessor LLC Agreement (as defined below) (herein in its capacity as independent manager under the Lessor LLC Agreement, together with its successors and permitted assigns, the "Owner Manager," and herein in its individual capacity, together with its successors and permitted assigns, the "OM Company"), (iv) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Owner Participant"), (v) HOMER CITY FUNDING, LLC, a Delaware limited liability company, as lender (herein, together with its successors and permitted assigns, the "Lender"), (vi) THE BANK OF NEW YORK, not in its individual capacity, except as expressly provided herein, but solely as holder representative under the Indenture (herein in its capacity solely as trustee, together with its successors and permitted assigns, the "Lease Indenture Trustee," and herein in its individual capacity, together with its successors and permitted assigns, the "Lease Indenture Company"), (vii) THE BANK OF NEW YORK, not in its individual capacity, except as expressly provided herein, but solely as security agent under the Lease Indenture (as defined below) (herein in its capacity solely as security agent, together with its successors and permitted assigns, the "Security Agent," and (viii) THE BANK OF NEW YORK (as successor to the United States Trust Company of New York), not in its individual capacity, except as expressly provided herein, but solely as bondholder representative under the Fundco Indenture (herein in its capacity solely as trustee, together with its successors and permitted assigns, the "Bondholder Trustee," and herein in its individual capacity, together with its successors and permitted assigns, the "Bondholder Trustee Company").

WITNESSETH:

        WHEREAS, Homer City owns certain coal-fired power generation and related assets as more fully described on Exhibit B to the Facility Lease, located in the Commonwealth of Pennsylvania, consisting of one 620 MW unit, one 614 MW unit and one 650 MW unit;

        WHEREAS, in consideration of Owner Lessor's payment of the Purchase Price, Homer City will sell, and the Owner Lessor will acquire, the Undivided Interest pursuant to the Facility Deed and the Bill of Sale;

        WHEREAS, the Owner Lessor will lease the Undivided Interest to Homer City pursuant to the Facility Lease;

        WHEREAS, Homer City will (i) lease the Ground Interest and grant certain non-exclusive easements to the Owner Lessor pursuant to the Facility Site Lease and (ii) sublease the Ground Interest from the Owner Lessor pursuant to the Facility Site Sublease;

        WHEREAS, prior to the execution and delivery of this Agreement, the Owner Participant has entered into the Lessor LLC Agreement pursuant to which the Owner Participant authorizes the Owner Lessor to, among other things, (i) issue the Lessor Notes and sell such Lessor Notes to the Lender, (ii) lease the Undivided Interest to Homer City pursuant to the Facility Lease, (iii) lease the Ground Interest from Homer City pursuant to the Facility Site Lease, (iv) sublease the Ground Interest to Homer City pursuant to the Facility Site Sublease and (v) pursuant to the Indenture, grant the Security Interest;

        WHEREAS, the Lender has agreed to acquire the Lessor Notes in the manner and subject to the conditions set forth herein;

        WHEREAS, the parties hereto desire to consummate the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION OF THIS PARTICIPATION AGREEMENT

        The capitalized terms used in this Agreement, including the foregoing recitals, and not otherwise defined herein shall have the respective meanings specified in Appendix A hereto. The general provisions of Appendix A shall apply to terms used in this Agreement and specifically defined herein.

ARTICLE II

PARTICIPATION; CLOSING DATE; TRANSACTION EXPENSES

        Section 2.1    Agreements to Participate.

        Subject to the terms and conditions of this Agreement, and in reliance on the agreements, representations and warranties made herein, the parties hereto agree to participate in the following transactions on or prior to the Closing Date:

        (a)  The Owner Participant will provide to the Owner Lessor funds in an amount sufficient to (i) fund the Purchase Price and (ii) pay the Transaction Expenses which the Owner Lessor is responsible to pay pursuant to Section 2.3(a) hereof (collectively, the "Owner Participant's Commitment"), provided, however, that the Owner Participant may elect at its sole discretion to pay all or any portion of such Owner Participant's Commitment directly to Homer City in accordance with Section 2.2(b) hereof;

        (b)  Homer City will assume the Existing Debt, and immediately thereafter, as part of the Purchase Price, the Owner Lessor will agree to assume the Owner Lessor's Percentage of Homer City's obligations under the Existing Debt;

        (c)  The Lender will assume the Owner Lessor's Percentage of Homer City's obligations under the Existing Debt on behalf of the Owner Lessor in consideration for the issuance to the Lender by the Owner Lessor of the Lessor Notes, in each case in the manner and subject to the conditions set forth herein;

        (d)  The Owner Lessor will (i) issue the Lessor Notes, (ii) sell the Lessor Notes to Lender and (iii) grant the Security Interest;

        (e)  The Owner Lessor will use the proceeds of the (i) Owner Participant's Commitment and (ii) sale of the Lessor Notes to pay (x) the Purchase Price for the Undivided Interest to Homer City and (y) the Transaction Expenses which the Owner Lessor is responsible to pay pursuant to Section 2.3(a) hereof;

        (f)    Homer City will convey the Undivided Interest to the Owner Lessor pursuant to the Facility Deed and the Bill of Sale;

        (g)  The Owner Lessor and Homer City will enter into the Facility Lease, pursuant to which the Owner Lessor will lease the Undivided Interest to Homer City and Homer City will lease the Undivided Interest from the Owner Lessor;

        (h)  Homer City and the Owner Lessor will enter into the Facility Site Lease, pursuant to which Homer City will lease the Ground Interest to the Owner Lessor and the Owner Lessor will lease the Ground Interest from Homer City;

        (i)    The Owner Lessor and Homer City will enter into the Facility Site Sublease, pursuant to which the Owner Lessor will sublease the Ground Interest to Homer City and Homer City will sublease the Ground Interest from the Owner Lessor;

        (j)    The Owner Lessor, the Lease Indenture Trustee, and the Security Agent will enter into the Lease Indenture, pursuant to which the Owner Lessor will grant the Security Interest to the Security Agent;

        (k)  The Owner Participant and Homer City will enter into the Tax Indemnity Agreement; and

        (l)    The parties hereto will enter into the agreements referred to above and the other Operative Documents.

        Section 2.2    Closing Date; Procedure for Participation.

        (a)    Closing Date.    The closing of the transactions contemplated hereby (the "Closing") shall take place after 9:00 a.m., New York City time, on the closing date (the "Closing Date"), at the offices of SASM&F, Four Times Square, New York, New York 10036.

        (b)    Procedures for Funding.    Unless the Closing Date has been postponed pursuant to Section 2.2(c), subject to the terms and conditions of this Agreement, the Owner Participant shall make the Owner Participant's Commitment available at the time of Closing on the Scheduled Closing Date by transferring or delivering such amount, in funds immediately available on the Scheduled Closing Date to the Owner Lessor, provided, however, that the Owner Participant may elect at its sole discretion to make available all or any portion of the Owner Participant's Commitment by transferring or delivering any such amount, in funds immediately available at the time of the closing on the Closing Date, directly to an account maintained by Homer City specified by Homer City for such purpose.

        (c)    Postponement of the Closing.    The Scheduled Closing Date may be postponed from time to time for any reason if Homer City gives the Owner Participant, the Owner Lessor, the Owner Manager, the Lender and the Lease Indenture Trustee a telex, telegraphic, facsimile or telephonic (confirmed in writing) notice of such postponement and notice of the date to which the Closing has been postponed, such notice of postponement to be received by each party no later than 9:00 a.m., New York City time, on the Business Day immediately preceding the Scheduled Closing Date.

        (d)    Expiration of Commitments.    The obligations of the parties hereto shall expire on December 7, 2001, at 11:59 p.m., New York City time, if the Closing Date has not occurred on or before that date. Upon such expiration, the parties hereto shall have no obligation to consummate the transactions contemplated under this Agreement except as provided in Sections 2.3, 10.1 and 10.2 and all obligations of the Lease Transaction Parties shall cease and terminate.

        Section 2.3    Transaction Expenses.

        (a)  If the transactions contemplated by this Agreement are consummated, all Transaction Expenses up to an amount equal to the amount set forth in Schedule 2.3(a) incurred on or prior to the Closing Date and substantiated or otherwise supported in reasonable detail shall be paid on the Closing Date by the Owner Lessor with the funds provided by the Owner Participant pursuant to Section 2.2(b) above, provided, however, that the Owner Lessor will also be responsible for amounts in respect of the Consent Payment which may be incurred and become payable after the Closing Date as described in Section 2.3(d) hereof. If Transaction Expenses are in excess of the amount set forth on Schedule 2.3(a), the Facility Lessee shall be required to pay the fees of its counsel and other expenses to be agreed upon by the Facility Lessee and the Owner Participant to the extent of such excess. If the

Overall Transaction is not consummated for any reason, the Facility Lessee shall bear all Transaction Expenses; provided, however, that the Facility Lessee shall not be obligated to pay Transaction Expenses incurred by the Owner Participant if the Overall Transaction is not consummated on the basis of the provisions of this Agreement due to a failure of the Owner Participant to satisfy any condition to the Closing required to be satisfied by the Owner Participant.

        (b)  Subject to Article X below, the Facility Lessee will not be responsible for any fees, costs or expenses of the Owner Participant incurred prior to the Closing Date in respect of the Closing except as described in paragraph (a) of this Section 2.3.

        (c)  Following the Closing Date, Homer City will be responsible for, and will pay as Supplemental Lease Rent on an After-Tax Basis to the Owner Participant and the Owner Lessor, (i) the annual administration fees, if any, and expenses of the Owner Manager, and (ii) any appraiser's fees and expenses incurred in connection with fair market value determinations in connection with any Renewal Option.

        (d)  All holders of the Existing Debt who render their consent prior to the consent expiration date set forth in the Exchange Offer Registration Statement will be paid the Consent Payment. On the Closing Date, the Owner Lessor will pay the Consent Payment to the Bondholder Trustee who will use the funds in accordance with the Fundco Indenture.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of Homer City.    Homer City represents and warrants that, as of the date of execution and delivery hereof and as of the Closing Date:

        (a)    Organization; Power.    Homer City (A) is a limited partnership, duly formed, validly existing and in good standing under the laws of Pennsylvania with the sole legal name, as set forth in the public records filed in Pennsylvania, of "EME Homer City Generation L.P.," (B) is duly qualified to do business and in good standing in each jurisdiction where the nature of its business requires such qualification and (C) has all requisite power and authority and holds all requisite Governmental Approvals to (i) hold under lease the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as presently proposed to be conducted and (iii) enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to conduct the business of owning and operating the Facility and the sale and marketing of wholesale electric power and other products and services related thereto, except, with respect to clauses (B) and (C) above, where failure to be so qualified or be in good standing or the failure to obtain such Governmental Approvals would not, individually or in the aggregate, result in a Material Adverse Effect. ME Westside and Chestnut Ridge are the sole general partner and sole limited partner, respectively, of the Facility Lessee. Each of the Facility Lessee, ME Westside and Chestnut Ridge is an indirect wholly-owned subsidiary of EME.

        (b)    Due Authorization; Non-Contravention.    The execution, delivery and performance by Homer City of this Agreement and each of the other Transaction Documents to which it is or will be a party have been or when executed and delivered will be duly authorized by all necessary company action and do not and will not (i) contravene the Organic Documents of Homer City or (ii) contravene any Requirement of Law, binding on or affecting Homer City, except where such contravention could not reasonably be expected to have a Material Adverse Effect.

        (c)    No Violation.    The execution, delivery and performance by Homer City of the Transaction Documents to which it is a party do not (i) violate, in a manner which has had or could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on any material contract, agreement or instrument to which Homer City is a party or by which Homer City or any of its property is bound; (ii) constitute, in a manner which has had or could reasonably be expected to have a Material Adverse Effect, a default by Homer City under any such contract, agreement or instrument; or (iii) result, in a manner which has had or could reasonably be expected to have a Material Adverse Effect, in the creation of any Lien upon the property of Homer City (other than pursuant to any Operative Document).

        (d)    Government Approvals and Third Party Consents.

            (i)  All Governmental Approvals required (1) in connection with the execution and delivery of, or performance of the transactions contemplated by, this Agreement and the other Transaction Documents to which Homer City is or will be a party and for the conduct of the business by Homer City and (2) without regard to any other transactions of the Owner Participant, the Owner Lessor, the Owner Manager or any Affiliate of any of them and assuming that none of the Owner Participant, the Owner Lessor, the Owner Manager or any Affiliate of any of them is an "electric utility" or a "public utility" or a "public utility holding company" or any similar entity subject to public utility regulation under any Requirement of Law immediately prior to the Closing Date, with respect to the participation by the Owner Participant, the Owner Lessor or the Owner Manager in the transactions contemplated by this Agreement and the other Operative Documents, are listed on Part A of Schedule 3.1(d) and have been duly obtained or made and are in full force and effect, in each case, other than (A) as may be required under existing Requirements of Law to be obtained, given, accomplished or renewed at any time after the date of execution and delivery hereof or from time to time after the Closing Date in connection with the maintenance or operation of the Facility and other assets and properties of Homer City, (B) which are routine in nature and which cannot be obtained and such failure to obtain would not result in a Material Adverse Effect, or are not normally applied for, prior to the time they are required, and which Homer City has no reason to believe will not be timely obtained, (C) as may be required in connection with any refinancing of the Lessor Notes or the issuance of Additional Lessor Notes, (D) as may be required in consequence of any transfer of the Lessor Membership Interest or the Member Interest or any transfer of ownership of the Undivided Interest or the Lessor Estate by the Owner Lessor or any relinquishment of the use or operation of the Undivided Interest by Homer City, (E) filing and recording to perfect the Lien of the Security Agent and the ownership and leasehold interests conveyed pursuant to this Agreement to the extent arrangements have been made satisfactory to the Owner Participant, the Owner Lessor, the Security Agent and the Lease Indenture Trustee to effect such filings, and (F) as may be required under Environmental Laws to transfer or modify Governmental Approvals relating to the operation of the Facility as a result of the transactions contemplated by this Agreement. Except as noted in Part B of Schedule 3.1(d), all Governmental Approvals that have been obtained pursuant to the first sentence of this Section 3.1(d) are final, any period for the filing of notice of rehearing or application for judicial review of the issuance of each such Governmental Approval has expired without any such notice or application having been made (in each case, other than those for which the failure to be final would not have a Material Adverse Effect). No such Governmental Approval is the subject of any pending or, except as noted in Part C of Schedule 3.1(d), threatened judicial or administrative proceeding, which judicial review or proceeding could have a Material Adverse Effect.

          (ii)  All consents and approvals required to be obtained from Persons other than Governmental Authorities in connection with the transactions contemplated by the Transaction Documents have been obtained and are in full force and effect and are set forth in Schedule 3.1(d), other than such consents or approvals the failure of which to obtain, would not, individually or in the aggregate, result in a Material Adverse Effect.

        (e)    Title; Liens.

            (i)  On or before the Closing Date, (x) Homer City will have good, clear, record and marketable title to the Facility Site and the Easement Areas free and clear of all Liens other than Permitted Encumbrances and (y) Homer City will have good and marketable title or will have valid rights to lease or otherwise use all items of real and personal property which are material to its business, in each case free and clear of all Liens and title defects except Permitted Encumbrances, and other title defects and rights which defects and invalidity of rights would not reasonably, individually or in the aggregate, be expected to have a Material Adverse Effect.

          (ii)  Upon execution and delivery of the Operative Documents and recording or filing (as appropriate) of the documents and instruments referred to in Schedule 4.12 in accordance with Section 4.12, good, clear, record and valid leasehold interest in the Ground Interest will be duly, validly and effectively conveyed to the Owner Lessor upon the terms and conditions in the Facility Site Lease, free and clear of all Liens other than Permitted Encumbrances.

          (iii)  Upon execution and delivery of, and after giving effect to the transactions contemplated by, the Operative Documents, good, clear, record and marketable title to the Undivided Interest will be duly, validly and effectively conveyed to the Owner Lessor, free and clear of all Liens, encumbrances or title defects other than Permitted Encumbrances.

          (iv)  Assuming the representations and warranties of the Owner Lessor contained in Section 3.2 are true, when duly authorized, executed and delivered by each of the parties thereto, the Lease Indenture will create a valid Lien in favor of the Security Agent in the Indenture Estate and no filing, recording, registration or notice with any federal or state Governmental Authority or other action will be necessary to establish or, except for such filings and recordings and other actions referred to in Schedule 4.12 hereto as will be made pursuant to Section 4.12, to perfect, or give record notice of, the Lien in favor of such Security Agent in the Indenture Estate to the extent such Lien may be perfected by filings, recordings, registrations or notices.

          (v)  None of the Permitted Encumbrances could reasonably be expected to, on and after the Closing Date, materially interfere with the ownership, use, operation or possession of the Facility (as contemplated by the Operative Documents) or the use of or the exercise by the Owner Lessor of its rights under the Facility Deed, the Bill of Sale, the Facility Site Lease, the Easements, and Facility Site Sublease.

        (f)    Securities Act.    Neither the Facility Lessee nor anyone authorized by it (not including GECC or any of its Affiliates) has directly or indirectly offered or sold any interest in the Beneficial Interest or the Lessor Notes or any part thereof, or in any similar security or lease, or in any security or lease the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the Beneficial Interest or the Lessor Notes or any part thereof or solicited any offer to acquire any of the same, in any such case, in violation of the registration requirements of Section 5 of the Securities Act.

        (g)    Validity.    Each of the Transaction Documents to which Homer City is or will be a party constitutes, or, upon the due execution and delivery thereof by Homer City, will constitute, the legal, valid and binding obligation of Homer City, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity).

        (h)    Compliance with Requirements of Law.    Each of Homer City and the Facility is in compliance with all Requirements of Law (including all applicable zoning, use and building codes, laws, regulations and ordinances relating to the operation, maintenance, use, lease or ownership of the Facility, the Facility Site and the Easements, ERISA and regulations of the Federal Reserve System) applicable to it, except to the extent that failure to so comply would not result or has not resulted in a Material

Adverse Effect or involve any (i) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than Permitted Encumbrances) on, the Facility or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, (ii) risk of criminal liability being imposed on the Owner Participant, the Owner Lessor, the Owner Manager, the Security Agent, the Lease Indenture Trustee, or the Lender or any of their Affiliates or (iii) material risk of the occurrence of any material adverse effect being incurred by the Owner Participant, the Owner Lessor, the Owner Manager, the Security Agent, the Lease Indenture Trustee, or the Lender, including subjecting the Owner Participant or the Owner Lessor to public utility regulation under Requirements of Law.

        (i)    Margin Regulation.    Homer City is not engaged in the business of extending credit for the purposes of purchasing or carrying margin stock, and no proceeds of the Lessor Notes and the Purchase Price as contemplated by this Agreement and the other Operative Documents will be used for a purpose which violates, or would be inconsistent with, the Regulations T, U and X of the Federal Reserve System. Terms for which meanings are provided in the Regulations T, U and X of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this Section 3.1 with such meanings.

        (j)    Litigation.    There is no pending or, to the Actual Knowledge of Homer City, threatened, litigation, arbitration or administrative proceeding against Homer City, any of the Homer City Parties or EME which, if determined adversely to it, could reasonably be expected to have a Material Adverse Effect.

        (k)    Tax Returns.    Homer City, and each entity holding a partnership interest in Homer City, has filed all material federal, state and local tax returns and reports that are required by law to have been filed by it and have paid all material Taxes shown to be due and payable on such returns or pursuant to any assessment received by it (other than Taxes and assessments which are being diligently contested in good faith by such Person and with respect to which adequate reserves have to the extent required by GAAP been set aside) and neither Homer City nor any entity holding a partnership interest in Homer City has Actual Knowledge of any threatened actual or proposed deficiency or additional assessment in connection therewith that, either in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        (l)    Investment Company Act.    Homer City is not subject to regulation as an "investment company" or an "affiliated person" of a registered "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        (m)    Holding Company Act.    Homer City is not subject to regulation as a "holding company," a "public utility company" or a "subsidiary company" or an "affiliate" of a "holding company" required to register under PUHCA. The execution, delivery and performance of the Operative Documents to which Homer City is or will be a party do not violate any provision of PUHCA or any rule or regulation thereunder.

        (n)    EWG Status.    Homer City is an "exempt wholesale generator" under PUHCA. The Facility is interconnected with the high voltage network and has access to transmission services and ancillary services to sell wholesale electric power. Homer City has the authority to sell wholesale electric power at market-based rates.

        (o)    Environmental Warranties.    Except as has not or would not, individually or in the aggregate, result in a Material Adverse Effect:

            (i)  The Facility and the Facility Site are, and to the Actual Knowledge of Homer City have been, owned, leased and operated in compliance with all applicable Environmental Laws, and Homer City is and has been in compliance with all applicable Environmental Laws.

          (ii)  There are no pending or, to the Actual Knowledge of Homer City, threatened Environmental Claims involving or against Homer City, the Facility, the Facility Site or the Easement Areas.

          (iii)  Homer City has obtained and is in compliance with all Governmental Approvals required under any applicable Environmental Law for its business, and with respect to the Governmental Approvals not obtained by the date of execution and delivery hereof, including those that may be required as a result of the transactions contemplated by this Agreement, Homer City does not have any reason to believe that such approvals will not be timely obtained.

          (iv)  None of the Facility, the Facility Site or the Easement Areas are listed on (A) the National Priorities List (B) the CERCLIS or (C) the priority list of sites under the Pennsylvania Hazardous Site Clean Up Act or, to the Actual Knowledge of Homer City, on any similar state list of sites requiring investigation or clean-up.

          (v)  To the Actual Knowledge of Homer City, there is not and has not been any Environmental Condition (A) at, on or under the Facility or any Component thereof, the Facility Site or the Easement Areas or (B) resulting from or arising in connection with the operation of the Facility that could have a Material Adverse Effect or involve any (1) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a lien on, the Undivided Interest, the Facility, the Facility Site or the Easement Areas or the impairment of the use, operation or maintenance of the Facility, the Facility Site or the Easement Areas in any material respect, or (2) risk of criminal liability being incurred by the Owner Participant, the Owner Lessor, the Owner Manager, the Security Agent, the Lease Indenture Trustee or the Lender or any of their respective Affiliates, or (3) material risk of the occurrence of any material adverse effect being incurred by the Owner Participant, the Owner Lessor, the Owner Manager, the Security Agent, the Lease Indenture Trustee or the Lender, including subjecting the Owner Participant or the Owner Lessor to public-utility regulation under Requirements of Law.

        (p)    ERISA.    Assuming the correctness of the representations of the other parties hereto, the transactions contemplated hereunder and by the other Operative Documents will not constitute a "prohibited transaction" under ERISA and will not result in the imposition of a Tax under Section 4975 of the Code.

        (q)    Location of Chief Executive Office and Principal Place of Business, etc.

            (i)  The chief executive office and principal place of business of Homer City and the office where Homer City keeps its corporate records concerning the Facility, the Facility Site and the Transaction Documents is located at 1750 Power Plant Road, Homer City, PA 15748-8009.

          (ii)  The Facility is located on the Facility Site.

          (iii)  The condition of the Facility is substantially identical to the condition it was in when inspected by the Appraiser in connection with the Closing Date Appraisal.

        (r)    Access; Egress.    Homer City has sufficient access to public roads, easements of ingress and egress and other rights of access to permit use and operation of the Facility, the Facility Site and the Easement Areas as contemplated by the Transaction Documents. To Homer City's Actual Knowledge, there are no plans of any governmental entity to change the highway or road system in the vicinity of the Facility, the Facility Site or the Easement Areas, or to restrict or change access from any such highway or road to the Facility or the Facility Site, in either case, in any manner which could reasonably be expected to have a Material Adverse Effect.

        (s)    Ability to Deliver Power.    As of the Closing Date, Homer City has all rights that are necessary and sufficient to deliver the net electric power output of the Facility to two points of interconnection of the Facility to the electricity grid.

        (t)    Power Sales Agreements and Other Contracts.    There are no contracts or agreements providing for sales of power and ancillary services produced by the Facility or for the use and operation of the Facility that have a term which extends beyond the expiration of the Basic Lease Term other than the Interconnection Agreement.

        (u)    Utility Services.    The Facility, the Facility Site and the Easement Areas have available all public utility services necessary for the use and operation of the Facility as currently being used and as contemplated by the Transaction Documents.

        (v)    Subdivision.    Pursuant to the Facility Site Lease, the Owner Lessor will have a ground lease which entitles it to operate the Facility as currently operated.

        (w)    Adequate Rights.    Assuming the representations and warranties of the Owner Lessor set forth in Section 3.2(d), the OM Company and the Owner Manager set forth in Section 3.3(d), and of the Owner Participant set forth in Section 3.4(d) are true, based upon Requirements of Law in effect on the Closing Date and upon Homer City's reasonable expectations, and, in the case of such actions after the Facility Lease Term, subject to the Owner Lessor obtaining any necessary Governmental Approvals (which Homer City reasonably believes are obtainable by the Owner Lessor in the ordinary course other than those Governmental Approvals the failure to maintain or obtain which could not reasonably be expected to have a material adverse effect on the Owner Lessor's ability, on a commercially practicable basis, to have the rights and take the actions set forth in clauses (i) through (v) below), the rights and interests made available to the Owner Lessor pursuant to the Transaction Documents and the rights contemplated by the Facility Lease to be made available under the Transaction Documents are sufficient to permit the following actions by the Facility Lessee during the Facility Lease Term and by the Owner Lessor or any such permitted transferee following the expiration or termination of the Facility Lease until the end of the expected economic useful life of the Facility as set forth in the Closing Date Appraisal: (i) the occupation, interconnection, maintenance and repair of the Facility, (ii) the use, operation and possession of the Facility, (iii) the construction, use, operation, possession, maintenance, replacement, repair and renewal of all modifications, additions, improvements, replacements and substitutions of and to the Facility, (iv) appropriate ingress to and egress from the Facility and the Facility Site for any reasonable purpose in connection with the exercise of rights under the Ownership and Operation Agreement and such Person's interest in the Facility and (v) transmission of the electric energy and ancillary services provided by the Facility to a point of interconnection to the relevant electricity grid for each of the markets controlled by the Pennsylvania, New Jersey and Maryland Independent System Operator and the New York Independent System Operator or any successor organizations.

        (x)    Return Acceptance Tests.    Homer City has no reason to believe that the Facility will not be able to satisfy the return conditions set forth in Section 5 of the Facility Lease as of the expiration of the Facility Lease Term if the Facility is maintained in accordance with Section 7 of the Facility Lease.

        (y)    No Default; No Event of Loss; No Burdensome Buyout Event.    No Lease Event of Default, or event that, with the passage of time or giving of notice, or both, would constitute a Lease Event of Default has occurred or will occur upon execution and delivery of the Operative Documents. No event of default under the Existing Debt, or event that, with the passage of time or giving of notice, or both, would constitute such an event of default has occurred or will occur upon execution and delivery of the Operative Documents. Homer City is not in default, and to the Actual Knowledge of Homer City, no condition exists that with notice or lapse of time or both would constitute a default, under any mortgage, indenture or other contract, agreement or instrument to which Homer City is a party or by which it or its property is bound in any such case where any such default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Event of Loss, other than a Regulatory Event of Loss, has occurred or will occur upon the execution and delivery of the Operative Documents, and Homer City does not have Actual Knowledge of any event that could reasonably be expected to result in a Regulatory Event of Loss. No Burdensome Buyout Event has occurred or will occur upon the execution and delivery of the Operative Documents, and Homer City does not have Actual Knowledge of any event that could reasonably be expected to result in a Burdensome Buyout Event.

        (z)    Regulatory Matters.    None of the Owner Lessor, the Owner Participant, the Security Agent or the Lease Indenture Trustee solely as a result of the execution, delivery and performance of, and the consummation of the transactions contemplated by the Operative Documents shall be or become (i) subject to regulation as a "public-utility company," a "holding company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of PUHCA, (ii) a "public utility," a "transmitting utility," or an "electric utility" within the meaning of the Federal Power Act or (iii) subject to state financial or rate regulation.

        (aa)    Notices.    To Homer City's Actual Knowledge, (i) there are no outstanding written notices from any Governmental Authority of any violation of, or that the Facility or the Facility Site are not in compliance with, any and all Requirements of Law relating to the Facility and the Facility Site or the ownership, use, occupancy and operation thereof and (ii) there are no outstanding written notices that any repairs or work or capital improvements are required to be done at or with respect to the Facility or the Facility Site by any Governmental Authority or by any insurance company which currently issues any insurance to Homer City or by any board of fire underwriters or other body exercising similar functions, except, in either case with respect to (i) or (ii) above, where such violation, noncompliance or repairs could not reasonably be expected to have a Material Adverse Effect.

        (bb)    Accuracy of Information.    All factual information provided in writing by Homer City or its Affiliates to (i) the Engineering Consultant, in connection with the preparation of the Engineering Consultant's Report, (ii) the Appraiser, in connection with the preparation of the Closing Date Appraisal, (iii) the Environmental Consultant, in connection with the preparation of the Environmental Consultant's Report, (iv) the Insurance Consultant, in connection with the preparation of the Insurance Consultant's Report, (v) the Power Market Consultant, in connection with the preparation of the report of the Power Market Consultant and (vi) the Owner Manager, the Owner Participant, the Lease Indenture Trustee and the Lender in connection with the transactions contemplated hereby (other than projections and "forward-looking" information) is true and accurate in every material respect on the date as of which such information is dated or certified and such information does not omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made not misleading. The assumptions used for projections and "forward-looking" information contained in the items (i) through (vi) above were prepared in good faith and are based upon reasonable assumptions.

        (cc)    Contracts with Affiliates.    Other than as set forth on Schedule 3.1(cc) hereto or as contemplated by the Operative Documents, there are no material contracts or agreements in effect on the Closing Date between Homer City and any Affiliate of Homer City. Homer City has delivered to the Owner Participant copies of each of the contracts and agreements set forth on Schedule 3.1(cc) hereto as in effect on the Closing Date.

        (dd)    Insurance.    All insurance required to be obtained pursuant to Section 5.10 hereof has been obtained and is in full force and effect.

        (ee)    No Default of Judgment.    Homer City is not in default of any judgments, orders or decrees of any governmental authority relating to the Facility which could reasonably be expected to have a Material Adverse Effect.

        (ff)    Eminent Domain.    There is no action pending with respect to, or, to the Facility Lessee's Actual Knowledge, threatened by a governmental entity or other Person to initiate, a Requisition of the Facility, the Facility Site or the Easements, which could reasonably be expected to have a Material Adverse Effect.

        (gg)    Labor Disputes and Acts of God.    Neither the business nor the properties of the Facility Lessee are affected by any fire, explosion, accident, strike, lockout, or to the Actual Knowledge of the Facility Lessee pending or threatened unfair labor practice complaint or proceeding or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

        (hh)    Intellectual Property.    To the Actual Knowledge of the Facility Lessee, the Facility Lessee has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights which are necessary or material for the operation of its business as presently conducted. To the Actual Knowledge of the Facility Lessee, (a) no material product, process, method, substance, part or other material presently contemplated to be sold by or employed by the Facility Lessee in connection with its business infringes upon any patent, trademark, service mark, trade name, copyright, license or other intellectual property right of any other Person, (b) there are no pending or threatened claims or litigation against or affecting the Facility Lessee contesting or calling into question its right to sell or use any such product, process, method, substance, part or other material and (c) there is no existing, pending or proposed patent, invention or device, or any application or principle of any applicable law, standard or code, in any such case, with respect to clauses (a), (b) and (c) above, which could reasonably be expected to have a Material Adverse Effect.

        (ii)    No Fraudulent Conveyances.    The Facility Lessee is consummating the transactions contemplated hereby, including transfer of certain of its assets and properties to the Owner Lessor, in good faith and without any intent to defraud creditors of the Facility Lessee or subsequent purchasers. Based upon the Closing Date Appraisal and the Closing Projections, the execution and delivery of the Operative Documents to which the Facility Lessee is a party and the granting of any Liens pursuant to such Operative Documents by the Facility Lessee will not render the Facility Lessee insolvent under GAAP or leave the Facility Lessee with assets whose present fair valuation is less than the present fair valuation of the Facility Lessee's debts. As used in this Section 3.1(ii), "debts" includes any and all liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, and whether or not such liabilities are required under GAAP to be shown on the Facility Lessee's balance sheet. Based upon the Closing Date Appraisal and the Closing Projections, the execution and delivery of the Operative Documents to which the Facility Lessee is a party and the granting of the Liens pursuant to such Operative Documents by the Facility Lessee will not leave the Facility Lessee with property remaining in its hands which would constitute unreasonably small assets or capital, and the Facility Lessee has and, after giving effect to such transactions will have, an adequate amount of assets and capital to engage in its business now and in the future, based on the actual and anticipated needs for capital of the businesses anticipated to be conducted by the Facility Lessee, and based upon the Closing Projections and other information described herein. Based upon the Closing Date Appraisal and the Closing Projections, after giving effect to the transactions contemplated under the Operative Documents, the Facility Lessee will be able to pay all of its debts and liabilities, including unrecorded contingent liabilities, as they mature, the Facility Lessee will have positive cash flow after paying all of its scheduled and anticipated debt as it matures, and the Facility Lessee will realize sufficient monies from current assets in the ordinary and usual course of business to pay recurring current debt, short-term debt and long-term debt as such debts mature.

        (jj)    No Additional Fees.    Except for the fee of Credit Suisse First Boston as Facility Lessee adviser, the Facility Lessee has not paid or become obligated to pay any fee or commission to any broker, finder or Person providing similar services in connection with the transactions contemplated by the Operative Documents; provided that, for the avoidance of doubt, none of the fees described in this Section 3.1(jj) shall be construed as constituting Transaction Expenses, it being understood that all Transaction Expenses are to be paid by the Owner Lessor.

        (kk)    Financial Statements.    The financial statements of Homer City for the Fiscal Quarter ending September 30, 2001 (i) were prepared in accordance with GAAP, and (ii) fairly present in all material respects the financial position and the results of the operations of Homer City as of such date and for the period then ended in accordance with GAAP.

        (ll)    Land Not in Flood Zone.    No portion of the Facility or the Facility Site includes improved real property that is located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, except for such areas as are covered by such insurance.

        (mm)    Business, Debt, Contracts, Etc.    The Facility Lessee does not conduct any business other than the development, ownership, operation, maintenance, leasing and financing of the Facility and the Facility Site and activities incidental thereto. The Facility Lessee does not have any outstanding Indebtedness or other material liabilities other than pursuant to the Transaction Documents, and is not a party to or bound by any material contract other than the Transaction Documents to which it is a party.

        (nn)    Project Documents.    The copies of the Power Sales Agreements, the Energy Sales Agreement, the NOx Agreement, the real property documents under which the Facility Lessee has an interest in the Facility Site and the Easements, the Fuel Supply Agreement, the Homer City Partnership Agreement and the Interconnection Agreement, provided by the Facility Lessee to the Owner Participant as of the Closing Date constitute true and correct copies of all such documents as of such date, and no such document has been amended, supplemented or otherwise modified except as copies of such amendments, supplements and modifications have been provided to the Owner Participant as of such date. Except for the agreements described in the immediately preceding sentence, no other material or long term Project Document exists as of the Closing Date.

        Section 3.2    Representations and Warranties of the Owner Lessor.    The Owner Lessor represents and warrants that as of the date of execution and delivery hereof and as of the Closing Date:

        (a)    Due Organization.    The Owner Lessor is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware with the sole legal name, as set forth in the public records filed in Delaware, of "Homer City OL1". The Owner Participant is the sole member of the Owner Lessor. The Owner Lessor has the limited liability company power and authority to enter into and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party.

        (b)    Due Authorization, Enforceability; etc.

            (i)  This Agreement and each of the other Operative Documents (other than the Lessor Notes) to which the Owner Lessor is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Owner Lessor, and assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Owner

  Lessor, this Agreement constitutes, and when executed and delivered each of the other Operative Documents (other than the Lessor Notes) to which it is or will be a party, will be the legal, valid and binding obligations of the Owner Lessor, enforceable against the Owner Lessor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (ii)  Upon the execution of the Lessor Notes by the Owner Lessor, authentication of the Lessor Notes by the Lease Indenture Trustee and delivery of such Lessor Notes against payment therefor, the Lessor Notes will constitute legal, valid and binding obligations of the Owner Lessor, enforceable against the Owner Lessor in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

        (c)    Non-Contravention.    The execution and delivery by the Owner Lessor of this Agreement and the other Operative Documents to which it is or will be a party, the consummation by the Owner Lessor of the transactions contemplated hereby and thereby, and the compliance by the Owner Lessor with the terms and provisions hereof and thereof, do not and will not contravene (except where such contravention would not result in a material adverse effect on the Owner Lessor) (i) Lessor LLC Agreement or any of the Organic Documents of the Owner Lessor, (ii) any Requirement of Law binding on the Owner Lessor or (iii) the provisions of, or constitute a default by the Owner Lessor under any indenture, mortgage, deed of trust or other material contract, agreement or instrument to which the Owner Lessor is a party or by which the Owner Lessor or its property is bound, or in the creation of any Owner Lessor Lien; provided, however, that no representation is made with respect to the right, power or authority of the Owner Lessor to act as operator of the Facility following a Lease Event of Default or the expiration or termination of the Facility Lease.

        (d)    Governmental Actions.    Assuming the representations and warranties of Homer City contained in paragraphs (d), (f), (g), (h), (i), (l), (m), (o) and (z) of Section 3.1 are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority is required for the due execution, delivery or performance by the Owner Lessor, as the case may be, of the Organic Documents of the Owner Lessor, the Lessor Notes, this Agreement or the other Operative Documents to which the Owner Lessor is or will be a party, other than any such authorization or approval or other action or notice or filing as has been duly obtained, taken or given, and other than as may be required under Environmental Laws to transfer or modify Governmental Approvals relating to the operation of the Facility as a result of the transactions contemplated by this Agreement; provided, however, that no representation is made with respect to the right, power or authority of the Owner Lessor to act as operator of the Facility following a Lease Event of Default or the expiration or termination of the Facility Lease.

        (c)    Litigation.    There is no pending or, to the Actual Knowledge of the Owner Lessor, threatened, action, suit, investigation or proceeding against the Owner Lessor before any Governmental Authority which, if determined adversely to it, would materially adversely affect the ability of the Owner Lessor to perform its obligations under the Lessor Notes, this Agreement or the other Operative Documents to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the lien of the Security Agent on the Indenture Estate or which questions the validity or enforceability of any Operative Document to which the Owner Lessor is or will be a party.

        (f)    Liens.    The Owner Lessor's right, title and interest in and to the Lessor Estate is free of any Owner Lessor Liens.

        (g)    Compliance with Requirements of Law.    The Owner Lessor is in compliance with all Requirements of Law, rules, regulations, orders, judgments, writs and decrees (including ERISA and regulations of the Federal Reserve System), except where failure to so comply, individually or in the aggregate, would not result or has not resulted in a material adverse effect on the Owner Lessor's ability to perform its obligations under the Operative Documents.

        (h)    Location of Chief Executive Office; Principal Place of Business; Situs.    The chief executive office and principal place of business of the Owner Lessor where the Owner Lessor will keep its corporate records concerning the Facility, the Facility Site and the Operative Documents is located in Middletown, Connecticut. The situs of the Owner Lessor is in Connecticut.

        (i)    Payment of Taxes.    The Owner Lessor has filed all federal, state and local tax returns and reports required by law to have been filed by it and has paid all Taxes shown to be due and payable on such returns or pursuant to any assessment received by it (other than Taxes and assessments which are being diligently contested in good faith by the Owner Lessor and with respect to which adequate reserves have, to the extent required by GAAP, been set aside on its books).

        Section 3.3    Representations and Warranties of the Owner Manager and the OM Company.    The OM Company (only with respect to representations and warranties relating to the OM Company) and the Owner Manager hereby severally represent and warrant that, as of the date of execution and delivery hereof and as of the Closing Date:

        (a)    Due Incorporation; etc.    The OM Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, has the requisite power and authority, as the Owner Manager and/or in its individual capacity to the extent expressly provided herein or in the Lessor LLC Agreement, to enter into and perform its obligations under the Lessor LLC Agreement, this Agreement and each of the other Operative Documents to which it is or will be a party.

        (b)    Due Authorization, Enforceability; etc.

            (i)  (x) The Lessor LLC Agreement has been duly authorized, executed and delivered by the OM Company, and (y) assuming the due authorization, execution and delivery of the Certificate of Formation of the Owner Lessor by the Owner Participant, Lessor LLC Agreement constitutes the legal, valid and binding obligation of the OM Company, enforceable against it in its individual capacity or as Owner Manager, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (ii)  (x) This Agreement has been duly authorized, executed and delivered by the Owner Manager and the OM Company, and (y) assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Owner Manager and the OM Company, this Agreement constitutes a legal, valid and binding obligation of the Owner Manager and the OM Company, enforceable against the OM Company or the Owner Manager, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (iii)  (x) Each of the other Operative Documents to which the OM Company or the Owner Manager is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the OM Company or the Owner Manager and (y) assuming the due authorization, execution and delivery of each of the other Operative Documents by each party thereto other than the OM Company or the Owner Manager, each of the other Operative Documents to which the OM Company or the Owner Manager is or will be a party constitutes or when executed and delivered will constitute a legal, valid and binding obligation of the OM Company or the Owner Manager, as the case may be, enforceable against the OM Company or the Owner Manager in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

        (c)    Non-Contravention.    The execution and delivery by the OM Company, in its individual capacity or as Owner Manager, of the Lessor LLC Agreement, this Agreement and the other Operative Documents to which it is or will be a party, the consummation by the OM Company, in its individual capacity or as Owner Manager, of the transactions contemplated hereby and thereby, and the compliance by the OM Company, in its individual capacity or as Owner Manager, with the terms and provisions hereof and thereof, do not and will not (i) contravene any Requirement of Law of the State of Utah or the United States governing the banking or trust powers of the OM Company, or contravene the provisions of its Organic Documents or (ii) contravene the provisions of, or constitute a default by the OM Company under, or result in the creation of any Owner Lessor Lien attributable to it under any indenture, mortgage or other material contract, agreement or instrument to which the OM Company is a party or by which the OM Company or its property is bound; provided, however,that no representation is made with respect to the right, power or authority of the OM Company or the Owner Manager to act as operator of the Facility following a Lease Event of Default.

        (d)    Governmental Actions.    Assuming the representations and warranties of Homer City contained in paragraphs (d), (f), (g), (h), (i), (l), (m), (o) and (z) of Section 3.1 are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority of the State of Utah or the United States governing the banking or trust powers of the OM Company is required for the due execution, delivery or performance by the OM Company or the Owner Manager, of the Lessor LLC Agreement, this Agreement or the other Operative Documents to which the OM Company or the Owner Manager is or will be a party, other than any such authorization or approval or other action or notice or filing as has been duly obtained, taken or given.

        (e)    Litigation.    There is no pending or, to the Actual Knowledge of the OM Company, threatened action, suit, investigation or proceeding against the OM Company either in its individual capacity or as the Owner Manager, before any Governmental Authority of the State of Utah or the United States governing its banking and trust powers which, if determined adversely to it, would materially adversely affect the ability of the OM Company, in its individual capacity or as Owner Manager, to perform its obligations under the Lessor LLC Agreement, this Agreement or the other Operative Documents to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Security Agent in the Indenture Estate or which question the validity or enforceability of any Operative Document to which the OM Company, in its individual capacity or as the Owner Manager, is or will be a party.

        (f)    Liens.    The Lessor Estate is free of any Owner Lessor Liens attributable to the OM Company or the Owner Manager.

        Section 3.4    Representations and Warranties of the Owner Participant.    The Owner Participant represents and warrants that as of the date of execution and delivery hereof and as of the Closing Date:

        (a)    Due Organization.    The Owner Participant is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has the necessary power and authority to enter into and perform its obligations under this Agreement, Lessor LLC Agreement, the Organic Documents of the Owner Participant, and the Tax Indemnity Agreement.

        (b)    Due Authorization, Enforceability; etc.    This Agreement, the Lessor LLC Agreement, the Tax Indemnity Agreement and the other Operative Documents to which it is or will be a party have been or when executed and delivered will be duly authorized, executed and delivered by the Owner Participant and assuming the due authorization, execution and delivery by each other party thereto, this Agreement, the Lessor LLC Agreement, the Tax Indemnity Agreement and the other Operative Documents to which it is or will be a party constitute or when executed and delivered will constitute the legal, valid and binding obligations of the Owner Participant, enforceable against the Owner Participant in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

        (c)    Non-Contravention.    The execution and delivery by the Owner Participant of this Agreement, the Lessor LLC Agreement, the Organic Documents of the Owner Participant and the Tax Indemnity Agreement, the consummation by the Owner Participant of the transactions contemplated hereby and thereby, and the compliance by the Owner Participant with the terms and provisions hereof and thereof, do not and will not contravene (i) any Requirement of Law binding on the Owner Participant (except where such contravention would not result in a material adverse effect on the Owner Participant), (ii) its Organic Documents, or (iii) contravene the provisions of, or constitute a default under, or result in the creation of any Owner Participant's Lien (other than any Lien created under any Operative Document) under any indenture, mortgage or other material contract, agreement or instrument to which the Owner Participant is a party or by which the Owner Participant or its property is bound (provided, however, that no representation or warranty is being made as to any Requirement of Law relating to (1) the Facility, (2) the Facility Site, (3) the Undivided Interest or (4) ERISA (other than as set forth in Section 3.4(g) hereof) or Section 4975 of the Code)).

        (d)    Governmental Action.    Assuming the representations and warranties of Homer City contained in paragraphs (d), (f), (g), (h), (i), (l), (m), (o) and (z) of Section 3.1 are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority is required for the due execution, delivery or performance by the Owner Participant of this Agreement, the Lessor LLC Agreement, the Organic Documents of the Owner Participant, or the Tax Indemnity Agreement, other than any authorization or approval or other action or notice or filing as has been duly obtained, taken or given; provided, however, that no representation or warranty is being made as to any Requirements of Law relating to the ownership or operation of the Facility or the Facility Site.

        (e)    Litigation.    There is no pending or, to the Actual Knowledge of the Owner Participant, threatened action, suit, investigation or proceeding against the Owner Participant before any Governmental Authority which, if determined adversely to it, would materially adversely affect the Owner Participant's ability to perform its obligations under this Agreement, the Lessor LLC Agreement, the Organic Documents of the Owner Participant, or the Tax Indemnity Agreement or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the Lien of the Security Agent in the Indenture Estate or which questions the validity or enforceability of any Operative Document to which the Owner Participant is a party.

        (f)    Liens.    The Lessor Estate is free of any Owner Participant's Liens.

        (g)    ERISA.    No part of the funds to be used by the Owner Participant to make its investment pursuant to this Agreement, directly or indirectly, constitutes or is deemed to constitute assets (within the meaning of ERISA and any applicable rules, regulations and court decisions thereunder) of any Plan.

        (h)    Regulatory Event of Loss.    To the Actual Knowledge of the Owner Participant, there exists no fact or circumstance that would constitute or cause a Regulatory Event of Loss.

        (i)    Securities Act.    Neither the Owner Participant nor anyone authorized by it has directly or indirectly offered or sold any interest in the Lessor Membership Interest, the Lessor Notes or any part thereof, or in any similar security or lease or in any security or lease, the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the Lessor Membership Interest, the Lessor Notes or any part thereof or solicited any offer to acquire any of the same in violation of the registration requirements of Section 5 of the Securities Act.

        (j)    Holding Company Act and Federal Power Act.    Immediately prior to executing this Agreement, the Owner Participant is not (i) an "electric utility," "electric utility company," "public utility," "public-utility company," or a "holding company" under the Federal Power Act or PUHCA or (ii) a "subsidiary company" or "affiliate" of a "holding company", as such terms are defined in PUHCA, required to register under PUHCA.

        (k)    Payment of Taxes.    The Owner Participant has filed all federal, state and local tax returns and reports required by law to have been filed by it and has paid all Taxes shown to be due and payable on such returns or pursuant to any assessment received by it (other than Taxes and assessments which are being diligently contested in good faith by the Owner Participant and with respect to which adequate reserves have, to the extent required by GAAP, been set aside on its books) except to the extent non-payment thereof would not have a material adverse effect on the Owner Participant.

        Section 3.5    Representations and Warranties of Lease Indenture Trustee and the Lease Indenture Company.    Each of the Lease Indenture Company and the Lease Indenture Trustee hereby severally represents and warrants that, as of the date of execution hereof and as of the Closing Date:

        (a)    Due Organization.    The Lease Indenture Company is a banking corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the corporate power and authority, as Lease Indenture Trustee and/or in its individual capacity to the extent expressly provided herein or in the Lease Indenture, to enter into and perform its obligations under the Lease Indenture, this Agreement and each of the other Operative Documents to which it is or will be a party.

        (b)    Due Authorization, Enforceability; etc.

            (i)  (A) This Agreement has been duly authorized, executed and delivered by the Lease Indenture Trustee and the Lease Indenture Company, and (B) assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Lease Indenture Trustee and the Lease Indenture Company, this Agreement constitutes a legal, valid and binding obligation of the Lease Indenture Company and the Lease Indenture Trustee, enforceable against the Lease Indenture Company or the Lease Indenture Trustee, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (ii)  (A) Each of the other Operative Documents to which the Lease Indenture Trustee is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Lease Indenture Trustee, and (B) assuming the due authorization, execution and delivery of each of the other Operative Documents by each party thereto other than the Lease Indenture Trustee, each of the other Operative Documents to which the Lease Indenture Trustee is or will be a party constitutes or when executed and delivered will be a legal, valid and binding obligation of the Lease Indenture Trustee, enforceable against the Lease Indenture Trustee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

        (c)    Non-Contravention.    The execution and delivery by the Lease Indenture Company, in its individual capacity or as Lease Indenture Trustee, as the case may be, of this Agreement and the other

Operative Documents to which it is or will be a party, the consummation by the Lease Indenture Company, in its individual capacity or as Lease Indenture Trustee, as the case may be, of the transactions contemplated hereby and thereby, and the compliance by the Lease Indenture Company, in its individual capacity or as Lease Indenture Trustee, as the case may be, with the terms and provisions hereof and thereof, do not and will not contravene any Requirement of Law of the United States of America or the State of New York governing the Lease Indenture Company or the banking or trust powers of the Lease Indenture Company, or its organizational documents or bylaws, or contravene the provisions of, or constitute a default by the Lease Indenture Company under, or result in the creation of any Lien attributable to the Lease Indenture Company upon the Indenture Estate or any indenture, mortgage or other material contract, agreement or instrument to which the Lease Indenture Company is a party or by which the Lease Indenture Company or its property is bound which would materially adversely affect the ability of the Lease Indenture Company, in its individual capacity or as Lease Indenture Trustee, as the case may be, to perform its obligations under this Agreement or the other Operative Documents to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Security Agent in the Indenture Estate; provided, however, that no representation is made with respect to the right, power or authority of the Lease Indenture Company or the Lease Indenture Trustee to act as operator of the Facility following a Lease Event of Default.

        (d)    Governmental Action.    Assuming the representations and warranties of Homer City contained in paragraphs (d), (f), (g), (h), (i), (l), (m), (o) and (z) of Section 3.1 are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority governing its banking or trust powers is required for the due execution, delivery or performance by the Lease Indenture Company or the Lease Indenture Trustee, as the case may be, of this Agreement or the other Operative Documents to which the Lease Indenture Trustee is or will be a party, other than any such authorization or approval or other action or notice or filing as has been duly obtained, taken or given.

        (e)    Litigation.    There is no pending or, to the Actual Knowledge of the Lease Indenture Company, threatened action, suit, investigation or proceeding against the Lease Indenture Company either in its individual capacity or as Lease Indenture Trustee, before any Governmental Authority which, if determined adversely to it, would materially adversely affect the ability of the Lease Indenture Company, in its individual capacity or as Lease Indenture Trustee, as the case may be, to perform its obligations under this Agreement or the other Operative Documents to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Security Agent in the Indenture Estate or which questions the validity or enforceability of any Operative Document to which the Lease Indenture Trustee or the Lease Indenture Company is a party.

        Section 3.6    Representations and Warranties of the Bondholder Trustee and the Bondholder Trustee Company.    Each of the Bondholder Trustee Company and the Bondholder Trustee hereby severally represents and warrants that, as of the date of execution hereof and as of the Closing Date:

        (a)    Due Organization.    The Bondholder Trustee Company is a banking corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the corporate power and authority, as Bondholder Trustee and/or in its individual capacity to the extent expressly provided herein, to enter into and perform its obligations under this Agreement and each of the other Operative Documents to which it is or will be a party.

        (b)    Due Authorization, Enforceability; etc.

            (i)  (A) This Agreement has been duly authorized, executed and delivered by the Bondholder Trustee and the Bondholder Trustee Company and (B) assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Bondholder Trustee and the

  Bondholder Trustee Company, as the case may be, this Agreement constitutes a legal, valid and binding obligation of the Bondholder Trustee Company and the Bondholder Trustee, enforceable against the Bondholder Trustee Company or the Bondholder Trustee, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (ii)  (A) Each of the other Operative Documents to which the Bondholder Trustee Company or the Bondholder Trustee is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Bondholder Trustee Company or the Bondholder Trustee, as the case may be, and (B) assuming the due authorization, execution and delivery of each of the other Operative Documents by each party thereto other than the Bondholder Trustee Company or the Bondholder Trustee, as the case may be, each of the other Operative Documents to which the Bondholder Trustee Company or the Bondholder Trustee is or will be a party constitutes or when executed and delivered will constitute a legal, valid and binding obligation of the Bondholder Trustee Company or the Bondholder Trustee, enforceable against the Bondholder Trustee Company or the Bondholder Trustee, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

        (c)    Non-Contravention.    The execution and delivery by the Bondholder Trustee Company, in its individual capacity or as Bondholder Trustee, as the case may be, of this Agreement and the other Operative Documents to which it is or will be a party, the consummation by the Bondholder Trustee Company, in its individual capacity or as Bondholder Trustee, as the case may be, of the transactions contemplated hereby and thereby, and the compliance by the Bondholder Trustee Company, in its individual capacity or as Bondholder Trustee, as the case may be, with the terms and provisions hereof and thereof, do not and will not contravene any Requirement of Law of the United States of America or the State of New York governing the Bondholder Trustee Company or the banking or trust powers of the Bondholder Trustee Company, or its organizational documents or by-laws, or contravene the provisions of, or constitute a default by the Bondholder Trustee Company under, or result in the creation of any Lien attributable to the Bondholder Trustee Company upon the Certificates or any indenture, mortgage or other material contract, agreement or instrument to which the Bondholder Trustee Company is a party or by which the Bondholder Trustee Company or its property is bound which would materially adversely affect the ability of the Bondholder Trustee Company, in its individual capacity or as Bondholder Trustee, as the case may be, to perform its obligations under this Agreement or the other Operative Documents to which it is a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Bondholder Trustee in the Indenture Estate; provided, however, that no representation is made with respect to the right, power or authority of the Bondholder Trustee Company or the Bondholder Trustee to act as operator of the Facility following a Lease Event of Default.

        (d)    Governmental Action.    Assuming the representation and warranties of Homer City contained in paragraphs (d), (h), (1), (m) and (o) of Section 3.1 are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority governing its banking or trust powers is required for the due execution, delivery or performance by the Bondholder Trustee Company or the Bondholder Trustee, as the case may be, of this Agreement or the other Operative Documents to which the Bondholder Trustee is or will be a party, other than any such authorization or approval or other action or notice or filing as has been duly obtained, taken or given.

        (e)    Litigation.    There is no pending or, to the knowledge of the Bondholder Trustee Company, threatened action, suit, investigation or proceeding against the Bondholder Trustee Company either in its individual capacity or as Bondholder Trustee, before any Governmental Authority which, if determined adversely to it, would materially adversely affect the ability of the Bondholder Trustee Company, in its individual capacity or as Bondholder Trustee, as the case may be, to perform its obligations under this Agreement or the other Operative Documents to which it is a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Bondholder Trustee in the Indenture Estate.

ARTICLE IV

CLOSING CONDITIONS

        The obligations of the Owner Participant, the Owner Lessor, the Owner Manager, the Lease Indenture Trustee, the Security Agent, the Lender and Homer City to consummate the transactions contemplated hereby on the Closing Date shall be subject to prior or concurrent satisfaction or waiver of the following conditions, except that the obligations of any Person shall not be subject to such Person's own performance or compliance.

        Section 4.1    Operative Documents and Project Documents.    On or before the Closing Date, each of the Operative Documents to be delivered at the Closing shall have been duly authorized, executed and delivered by the parties thereto (if attached as an Exhibit hereto, in substantially the form attached as such Exhibit or if not so attached, in form and substance satisfactory to each Transaction Party), shall each be in full force and effect, and executed counterparts of each shall have been delivered to each of the parties hereto (other than the Tax Indemnity Agreement, which shall only be provided to the parties thereto). On or before the Closing Date, Homer City shall have delivered to the Owner Lessor each of the Project Documents described in clause (a) of the definition thereof, all of which shall have been duly authorized, executed and delivered by Homer City and shall be in full force and effect.

        Section 4.2    The Lessor Notes.    Each of the conditions precedent contained in the Lease Indenture shall have been satisfied or waived and the Lender shall have purchased the Initial Lessor Notes pursuant to, and in accordance with, the terms thereof.

        Section 4.3    Organizational Documents, etc.    Each of the Lease Transaction Parties shall have received certified copies of the Organic Documents of each of the other parties hereto (except for the Security Agent, the Lease Indenture Trustee and the Bondholder Trustee, who shall not be required to provide such documents) and resolutions of the board of directors or managers (or managing members), as the case may be, of each such other Lease Transaction Party duly authorizing the Overall Transaction and such documents and such evidence as each party may reasonably request in order to establish the authority of each such other party to consummate the transactions contemplated by this Agreement, the taking of all proceedings in connection therewith and compliance with the conditions herein or therein set forth and the incumbency of all officers signing any of the Operative Documents. Each of the foregoing documents shall be reasonably satisfactory to the recipient.

        Section 4.4    Representations and Warranties.    The representations and warranties set forth in Article 3 hereof shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date and each of the Lease Transaction Parties shall have received a certificate to such effect from each of the parties making such representations and warranties.

        Section 4.5    Defaults, Events of Default, Events of Loss, Burdensome Buyout Event.    No Lease Event of Default, Lease Indenture Event of Default, Event of Loss, Burdensome Buyout Event, or event that, with the passage of time or giving of notice or both, would constitute a Lease Event of Default, Lease Indenture Event of Default, an Event of Loss or Burdensome Buyout Event shall have occurred and be continuing and the Owner Participant shall be satisfied that the Facility shall be in the condition described in the Closing Date Appraisal.

        Section 4.6    Consents.    All permits, licenses, approvals and consents, necessary to consummate the Overall Transaction shall have been duly obtained and shall be in full force and effect and in form and substance satisfactory to each of the Lease Transaction Parties, as applicable, except any such permits, licenses, approvals and consents the failure of which to obtain or maintain could not reasonably be expected to have a material adverse effect on any of the Lease Transaction Parties.

        Section 4.7    Governmental Actions.    All actions, if any, required to have been taken by any Governmental Authority including, without limitation, the issuance of the FERC Orders, each of which shall be in full force and effect; shall have been taken and all orders, permits, waivers, exemptions, authorizations and approvals of and registrations with Governmental Authorities required to be in effect on the Closing Date in connection with the transactions contemplated by the Transaction Documents shall have been issued; and all such orders, permits, waivers, exemptions, authorizations and approvals shall be in full force and effect on the Closing Date, except any such Governmental Approvals that may be required as a result of the transactions contemplated hereunder pursuant to Environmental Laws, provided that the failure to obtain, maintain, transfer or modify such Governmental Approvals could not reasonably be expected to have a material adverse effect on any of the Lease Transaction Parties.

        Section 4.8    Insurance.    Insurance (including all related endorsements) complying with the requirements of Section 5.10 hereof shall be in full force and effect and all premiums thereon shall be current;

        (a)  The Owner Participant, the Owner Lessor, the Lease Indenture Trustee, the Security Agent, the Bondholder Trustee and the Lender shall have received a certificate or certificates dated the Closing Date of the Insurance Advisor or an independent insurance broker or carrier reasonably satisfactory to such Persons stating that such insurance is in full force and effect;

        (b)  The Owner Participant shall have received a report from its insurance consultant in form and substance satisfactory to it; and

        (c)  EIX shall have (i) executed an irrevocable power of attorney in favor of the Owner Lessor with respect to any insurance proceeds it may receive that are owed to the Owner Lessor pursuant to the terms of the Operative Documents and Schedule 5.10 hereto; and (ii) agreed to turn over any such insurance proceeds actually received by it to the Owner Lessor promptly upon EIX's receipt of the same.

        Section 4.9    Consultants' Reports.    The Owner Participant, the Owner Lessor, the Lease Indenture Trustee, the Bondholder Trustee and the Lender shall have received the Power Market Consultant's report and the final report prepared by the Engineering Consultant, which reports shall be in form and substance satisfactory to the Owner Participant. The Owner Participant, the Bondholder Trustee and the Lender shall have received the Phase I and Phase II environmental reports prepared in 1999 with respect to the Facility Site from the Environmental Consultants, which reports shall be satisfactory to the Owner Participant, the Bondholder Trustee and the Lender.

        Section 4.10    Appraisal; Tax Opinion, Condition of the Facility.    The Owner Participant shall have received the Closing Date Appraisal prepared by the Appraiser and an opinion from Dewey Ballantine LLP as to certain tax matters, in each case satisfactory in form and substance to the recipient. The Closing Date Appraisal and such opinion shall each be addressed and delivered only to the Owner Participant. The Owner Participant shall be satisfied that the Facility shall be in the condition described in the Closing Date Appraisal. The Lender, the Lease Indenture Trustee and Homer City shall have received a copy of the verification of value and useful life prepared by the Appraiser in connection with the appraisal of assets subject to the Facility Lease, each of which will be reasonably satisfactory to the recipients.

        Section 4.11    Opinions of Counsel.    Each of the relevant Lease Transaction Parties shall have received an opinion or opinions, dated the Closing Date, of (a) SASM&F, special New York counsel to Homer City, substantially in the form of Exhibit A, (b) Dewey Ballantine LLP, special New York counsel to the Owner Lessor and the Owner Participant, substantially in the form of Exhibit B (c) Buchanan Ingersoll, special Pennsylvania regulatory counsel to the Owner Participant, substantially in the form of Exhibit C, (d) Amy Fisher, Esq., in-house counsel to the Owner Participant, substantially in the form of Exhibit D; (e) Morgan, Lewis & Bockius LLP, special Pennsylvania counsel to Homer City, substantially in the form of Exhibit E; (f) Hogan & Hartson, special regulatory counsel to Homer City, substantially in the form of Exhibit F; (g) Blank Rome Comisky & McCauley LLP, special Pennsylvania counsel to the Owner Participant, substantially in the form of Exhibit G; and (h) Ray, Quinney & Nebeker, counsel to the OM Company and the Owner Manager, substantially in the form of Exhibit H. Each such Person expressly consents to the rendering by its counsel of the opinion referred to in this Section 4.11 and acknowledges that such opinion shall be deemed to be rendered at the request and upon the instructions of such Person, each of whom has consulted with and has been advised by its counsel as to the consequences of such request, instructions and consent. Furthermore, each such counsel shall, to the extent requested, permit the Rating Agencies and the Solicitation Agents to rely on their opinion as if such opinion were addressed to such parties.

        Section 4.12    Recordings and Filings.    All filings and recordings listed on Schedule 4.12 hereto shall have been duly made and all filing, recordation, transfer and other fees payable in connection therewith shall have been paid; and the filing of all precautionary financing statements under the Uniform Commercial Code of Pennsylvania and any other mortgages, security agreements or other documents as may be reasonably requested by counsel to the Owner Participant, the Lease Indenture Trustee, the Security Agent or the Lender to perfect (i) the right, title and interest of the Owner Lessor in the Owner Lessor's Interest, or any part thereof or interest therein; (ii) the Lien of the Security Agent on the Indenture Estate; (iii) the Lien of the Owner Lessor over the equity interests in ME Westside, Inc. pursuant to the Pledge and Collateral Agreement; (iv) the Lien of the Owner Lessor over the general intangibles of the Facility Lessee (other than emission allowances and credits) pursuant to the Collateral and Guarantee Agreement, and (v) the Lien of the Owner Lessor over the Pledged Accounts.

        Section 4.13    Taxes.    All Taxes, if any, due and payable on or before the Closing Date in connection with the execution, delivery, recording and filing of this Agreement or any other Operative Document, or any document or instrument contemplated thereby shall have been duly paid in full.

        Section 4.14    No Changes in Requirements of Law.    No change shall have occurred in Requirements of Law or the interpretation thereof by any competent court or other Governmental Authority that would make it illegal for the Owner Participant, the Owner Lessor, the Owner Manager, the Security Agent, the Lease Indenture Trustee, the Bondholder Trustee, the Lender or Homer City to participate in any of the transactions contemplated by the Operative Documents or would materially adversely affect the Facility, the Facility Site, the Undivided Interest or the Ground Interest.

        Section 4.15    Registered Agent for Lease Transaction Parties.    Each Lease Transaction Party that does not maintain an office in the State of New York shall have appointed a registered agent for service of process in the State of New York and such agents shall have accepted such appointments.

        Section 4.16    FAS 13.    The present value of Basic Lease Rent payable during the Basic Lease Term under the Facility Lease (taking into account any rent adjustment through or contemplated on the Closing Date), together with all rent payable under the related Facility Site Sublease, discounted at the Discount Rate, shall satisfy the 90 percent test for operating lease treatment under FAS 13 and Homer City shall have been advised by its auditor that the Facility Lease qualifies for such operating lease treatment.

        Section 4.17    No Material Adverse Change.    No material adverse change shall have occurred with respect to (i) the financial condition, business assets or operation of Homer City, since the date of Homer City's last audited or unaudited financial statements provided to the Owner Participant or (ii) the Facility or the Facility Site since the date of the Closing Date Appraisal.

        Section 4.18    Survey.    The Owner Lessor, the Owner Participant, the Lender, the Bondholder Trustee and the Lease Indenture Trustee shall have received a copy of the Survey in form and substance reasonably satisfactory to the recipients.

        Section 4.19    Title Insurance.    Each of the Title Policies shall have been delivered to the Owner Lessor and the Security Agent.

        Section 4.20    Rating of the Existing Debt.    The Existing Debt shall be rated at least "Baa3" by Moody's and "BBB-" by S&P.

        Section 4.21    No Threatened Proceedings.    No action, suit, investigation or proceeding shall have been instituted nor shall governmental action be threatened before any governmental entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any governmental entity at the time of the Closing Date, to set aside, restrain, enjoin or prevent the consummation of the Transaction Documents or any of the transactions contemplated by any of the Transaction Documents.

        Section 4.22    Financial Statements.    The Owner Participant and the Lender shall have received the most recent financial statements of Homer City referred to in Section 3.1(kk).

        Section 4.23    Initial Annual Operating Budget.    The Owner Participant shall have received a copy of the initial Annual Operating Budget.

        Section 4.24    Closing Projections; Major Maintenance Projections.    The Owner Participant shall have received a certified copy of the Closing Projections and the Major Maintenance Projections, in form and substance satisfactory to such party.

        Section 4.25    Lien Searches.    The Owner Participant (with a copy to the Lease Indenture Trustee) shall have received Lien searches with respect to the Facility Lessee and other Homer City Parties in form and substance satisfactory to such party.

        Section 4.26    Project Documents.    The Owner Participant and the Lender shall have received copies of all Project Documents existing as of the Closing Date.

The Facility Lessee shall have complied with its obligation pursuant to Section 2.4(b) of the Fundco Indenture to transfer certain funds to the Bondholder Trustee.

        Section 4.27    Accounts.    Each of the Accounts required pursuant to the Security Deposit Agreement shall have been established at the Depositary, and the Reserve Account shall have been funded at its required level.

        Section 4.28    Existing Debt.    No litigation shall have been commenced or, to the Actual Knowledge of Homer City, threatened with respect to the Existing Debt (including as a result of modifications thereto contemplated by the Operative Documents).

        Section 4.29    Assignment of Material Project Agreements.    Each of the Material Project Agreements shall have been assigned to the Collateral Agent (acting on behalf of the Owner Lessors) and the Collateral Agent (acting on behalf of the Owner Lessors) shall have sub-assigned its interest in such agreements back to the Facility Lessee. To the extent necessary for such assignment and subassignment, the consents of the third parties party to such Material Project Agreements shall have been obtained. The Facility Lessee shall have obtained the consent of each party that is obligated to make payments to the Facility Lessee pursuant to such Material Project Agreements to thenceforth make any such payments directly to the Collateral Agent for deposit in the Revenue Account.

        Section 4.30    No Material Adverse Tax Law Change.    No material adverse Tax Law Change shall have occurred since July 1, 2001.

        Section 4.31    Payoff Notice.    On or prior to the Closing Date, Homer City shall have provided evidence reasonably satisfactory to the Owner Participant of arrangements for the payment in full on the Closing Date of its outstanding indebtedness under its existing credit facilities (other than the Intercompany Loan Agreement), including termination and release of all liens of existing creditors, including its approximately $35 million letter of credit reimbursement obligations and its working capital facility, but excluding the debt outstanding under the Intercompany Loan Agreement.

        Section 4.32    Establishment of Debt Service Reserve Letter of Credit, Reserve Account.    On or prior to the Closing Date: (i) Homer City shall have provided evidence reasonably satisfactory to the Owner Participant that it has established the Reserve Account and that immediately following the Closing, the amounts on deposit therein shall be approximately $134 million; and (ii) the Debt Service Reserve Letter of Credit shall have been established and shall be in full force and effect and the amount available for drawing thereunder shall be at least equal to the Debt Service Reserve Amount.

        Section 4.33    EME Side Letter.    On or prior to the Closing Date, EME shall have entered into an agreement with the Owner Lessor pursuant to which EME (i) shall covenant that it will not voluntarily take any action to subject the Facility Lessee to the provisions of any applicable bankruptcy or insolvency law (as now or hereafter in effect), and (ii) shall provide certain tax related indemnities to the Owner Participant.

ARTICLE V

AFFIRMATIVE COVENANTS OF HOMER CITY

        Homer City covenants and agrees that it will perform the obligations set forth in this Article V.

        Section 5.1    Financial Information; Other Information.    Homer City will furnish to the Owner Participant, the Lease Indenture Trustee, the Bondholder Trustee, the Lender, each of the Rating Agencies, and, with respect to clause (i)(a) below, upon written request, to any Bondholder the following:

            (i)  (a) audited annual financial statements of Homer City on a consolidated basis within 120 days following the end of each fiscal year of Homer City, and (b) unaudited, certified, consolidated balance sheets and unaudited consolidated statements of income and cash flow on a consolidated basis within 60 days following the end of each of the first three Fiscal Quarters of each fiscal year of Homer City;

          (ii)  together with the financial statements delivered in clause (i), a certificate in the form of Exhibit I (the "Compliance Certificate") signed by an authorized officer of the Facility Lessee shall be delivered, certifying (a) that to such officer's knowledge after due inquiry of the Facility Lessee, no Lease Default, Lease Event of Default or Indenture Event of Default exists, or if any such event or condition exists, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto and (b) that the attached calculations of the Debt Service Coverage Ratio, the Senior Rent Service Coverage Ratio, the Basic Lease Rent Service Coverage Ratio and the Modified Senior Rent Service Coverage Ratio (if applicable) for the most recently ended four Fiscal Quarters, taken as one accounting period, are true and correct;

          (iii)  promptly, but in no event later than thirty (30) days after the receipt thereof by the Facility Lessee, copies of (a) all Applicable Permits obtained by the Facility Lessee after the Closing Date, and (b) any material amendment, supplement or other modification to any Applicable Permits received by the Facility Lessee after the Closing Date;

          (iv)  promptly, but in no event later than thirty (30) days after the end of each Fiscal Quarter, (a) a statement in a form reasonably satisfactory to the Owner Lessor, the Owner Participant and the Lender, showing all operating data for the Facility for the previous Fiscal Quarter (the "Quarterly Operating Report"), including availability, capacity, total energy produced, total Project Revenues for the Facility, down time, aggregate O&M Costs incurred, Major Maintenance incurred, Capital Expenditures incurred, (b) any updates to the Power Market Consultant's report that may have been generated in the Fiscal Quarter then ending, and (c) and such other operating information as the Owner Lessor, the Owner Participant or the Lender may reasonably request; and

          (v)  promptly after each Fiscal Quarter (but in no event later than the date of delivery of the unaudited financial statements delivered pursuant to Section 5.1(i)(b) hereof) reports with respect to any Capital Expenditures for the Facility.

        Section 5.2    Notices.    Promptly upon obtaining Actual Knowledge thereof, the Facility Lessee shall give written notice to the Owner Lessor, the Owner Participant, the Lease Indenture Trustee, the Security Agent, the Bondholder Trustee and the Lender of:

            (i)  Any litigation pending or threatened against the Facility Lessee, the Owner Lessor or the Owner Participant involving claims against the Facility Lessee, the Owner Lessor, the Owner Participant, the Facility, the Facility Site or the Easement Areas in excess of $5 million per claim or $10 million in the aggregate or involving any injunctive or declaratory relief, such notice to include copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

          (ii)  Any dispute or disputes which may exist between the Facility Lessee, the Owner Lessor or the Owner Participant and any Governmental Authority and which involve (a) claims against any such Person which exceeds $5 million per claim or $10 million in the aggregate, (b) injunctive or declaratory relief, (c) revocation or material violation of any material Applicable Permit or (d) any Liens for taxes due but not paid;

          (iii)  Any (a) Lease Default or Lease Event of Default or (b) any Indenture Default or Indenture Event of Default;

          (iv)  Any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of the Facility Lessee, its respective employees, agents, contractors, consultants or representatives, or of any other Person if such casualty, damage or loss affects the Facility Lessee, the Facility or the Facility Site, in excess of $500,000 for any one casualty or loss, or an aggregate of $1 million;

          (v)  Any cancellation or material change in the terms, coverages or amounts of any insurance required to be maintained pursuant to the Facility Lease;

          (vi)  Any matter which has resulted or is reasonably likely to have a Material Adverse Effect;

        (vii)  Initiation of any condemnation proceedings involving the Facility or any material portion of the Facility Site or the Easements;

        (viii)  Any termination or material default or notice thereof under any Material Project Agreement;

          (ix)  Any material Environmental Condition;

          (x)  The execution and delivery of any additional Project Document relating to the Facility, including delivery of a copy thereof to the Owner Lessor, the Owner Participant, the Lease Indenture Trustee, the Bondholder Trustee and the Lender; provided, however, that the execution of trading confirmations between Homer City and EMMT pursuant to the Material Project

  Agreements shall not be considered additional project documents requiring notification for purposes of this subsection, but shall be provided to the Owner Lessor and Owner Participant on a quarterly basis;

          (xi)  Any situation requiring the Facility Lessee to make any payment of Supplemental Lease Rent pursuant to the Operative Documents, such notice to set forth the reason for and amount of such payment; and

        (xii)  Any filings by Homer City made with the Securities and Exchange Commission.

        Section 5.3    Information Concerning the Facility Lessee or Facility.    The Facility Lessee shall, to the extent reasonably requested, deliver to the Owner Lessor, the Owner Participant and their respective authorized representatives, information from time to time with respect to the Facility Lessee, the condition, use, operation and maintenance of the Facility, and such other financial or operating information and other matters with regard to the Facility Lessee, the Facility or the generation, transmission or sale of power therefrom, as may be reasonably requested by such Person; provided, that, except for delivery of quarterly and annual financial statements required pursuant to Section 5.1(i) above and the related certificate with respect to defaults described in Section 5.1(ii), the Facility Lessee reserves the right not to provide to any transferee Owner Participant which is not an Affiliate of the Owner Participant any information that is not otherwise publicly available, if the Facility Lessee reasonably believes in its good faith judgment that such transferee Owner Participant is a Competitor or is an Affiliate of a Competitor; provided, further, that the Facility Lessee shall have no obligation under this Section 5.3 to any Person or such Person's representatives unless and until such Person becomes party hereto or has executed an agreement to be bound by the provisions of Section 17.19.

        Section 5.4    Maintenance of Existence and Properties.    Except as permitted under Section 6.1, Homer City will, at its own cost and expense, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of Homer City; (ii) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect any rights and Governmental Approvals material to the conduct of the business of Homer City; (iii) keep and maintain all property material to the conduct of the business of Homer City (a) in good working order and condition (ordinary wear and tear excepted), except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) in compliance with all Requirements of Law of any Governmental Authority having jurisdiction, including without limitation, all Environmental Laws, unless such noncompliance could not reasonably be expected to result in a Material Adverse Effect, or unless such noncompliance was attributable to an Event of Force Majeure and (c) in accordance with Prudent Industry Practice. The foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under the Operative Documents.

        Section 5.5    Compliance with Laws.    At its own expense, Homer City will comply with all Requirements of Law, such compliance to include (i) those relating to pollution control, environmental protection, equal employment opportunity plans, ERISA plans and employee safety, (ii) with respect to the Facility Lessee, the Facility or the Facility Site whether or not compliance therewith shall require structural changes in the Facility or any part thereof or require major changes in operational practices or interfere with the use and enjoyment of the Facility or any part thereof and (iii) the payment, before the same become delinquent, of all taxes, assessments and governmental charges or levies (including those with respect to the Lender), except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        Section 5.6    Further Assurances.    Upon written request of the Owner Manager, the Owner Lessor, the Owner Participant, the Lender, the Security Agent, the Bondholder Trustee or the Lease Indenture Trustee, or as is otherwise necessary, Homer City, at its own cost and expense, shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents

(including financing statements and continuation statements) as may be necessary in order to carry out the intent and purposes of this Participation Agreement and the transactions contemplated hereby and thereby, including those documents necessary for filing under the provisions of the Uniform Commercial Code or any Requirement of Law which are necessary or advisable in order to establish, preserve, protect and perfect the right, title and interest of the Owner Lessor in and to the Undivided Interest, the Ground Interest under the Facility Site Lease, or any portion of any thereof or any interest therein and the first priority Lien intended to be created by the Lease Indenture therein. The Facility Lessee shall take or cause to be taken all actions necessary or advisable in order to establish, preserve, protect, and perfect the right, title, and interest of the Bondholder Trustee in the Lessor Notes and the Lien thereon granted to the Fundco Bondholders. The Facility Lessee shall promptly from time to time furnish to the Owner Participant, the Owner Lessor, the Owner Manager and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Security Agent, the Lender or Bondholder Trustee such information with respect to the Facility or the Facility Site or the transactions contemplated by the Operative Documents to which the Facility Lessee is a party as may be required to enable the Owner Participant, the Owner Lessor, the Owner Manager and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Security Agent, or the Lender, as the case may be, to timely file with any governmental entity any reports and obtain any licenses or permits required to be filed or obtained by the Owner Manager or the Owner Lessor under any Operative Document, the Owner Participant as the owner of the Beneficial Interest, the Lease Indenture Trustee, the Security Agent or the Lender.

        Section 5.7    ERISA.    Homer City will not permit the occurrence of any event or condition with respect to a Pension Plan if such event or condition, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or involve any (1) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facility, the Undivided Interest or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, (2) risk of criminal liability being incurred by the Owner Lessor, the Owner Participant, or, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Security Agent or any of their respective Affiliates or (3) material risk of any material adverse effect on the interests of the Owner Lessor, the Owner Participant, or, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Security Agent or any of their respective Affiliates (including, without limitation, subjecting any such Person to regulation as a public utility under any applicable law).

        Section 5.8    Regulatory Status.    Homer City shall comply in all material respects with the applicable requirements of FERC imposed on it as a public utility with authorization to sell electric power at wholesale at market-based rates and with the provisions of 18 C.F.R. § 365 to the extent necessary to maintain its status as an "exempt wholesale generator" under Section 32 of the Holding Company Act.

        Section 5.9    Notice of Change in Address or Name.    Homer City shall provide the Owner Participant, the Owner Lessor, the Owner Manager and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Security Agent, prompt written notice of any anticipated change in its jurisdiction of organization, chief executive office, principal place of business, or name, or the place where it maintains its business records concerning the Facility and the Operative Documents, which notice shall, in any event, be provided no later than 30 days prior to such change.

        Section 5.10    Insurance.    Homer City will comply with the provisions set forth on Schedule 5.10 hereto.

        Section 5.11    [Intentionally Omitted]

        Section 5.12    Intellectual Property Rights.    The Facility Lessee agrees to obtain and maintain all patents, licenses and other proprietary rights and technology necessary in connection with the operation and maintenance of the Facility except where the failure to so maintain such rights or technology could not reasonably be expected to have a Material Adverse Effect.

        Section 5.13    Maintenance of Accounts, Use of Project Revenues.

        (a)  The Facility Lessee shall at all times maintain the Accounts in accordance with the Security Deposit Agreement. The Facility Lessee shall maintain all of its banking accounts with the Collateral Agent (or the Collateral Agent's designee in the case of accounts that are not trust accounts), except for the Distributions Account and the Operating Account.

        (b)  During any period prior to the expiration or termination of the Facility Lease Term, the Facility Lessee (a) shall deposit any Revenues, payments received pursuant to the SocGen Instrument or under the SCR Construction Contract received by it into the Revenue Account within fifteen (15) calendar days of the receipt thereof, and shall apply all Revenues solely for the purposes and in the order and manner provided in the Security Deposit Agreement, and (b) shall not without the prior written consent of the Owner Participant and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Security Agent, instruct any party who pays Revenues to pay such Revenues other than directly to the Collateral Agent for deposit in the Revenue Account. If, during any period prior to the expiration or termination of the Facility Lease Term the Basic Lease Rent Service Coverage Ratio shall be less than 1.2, the Facility Lessee shall promptly deliver irrevocable notice in form and substance reasonably satisfactory to the Owner Lessor to any third parties then obligated under any Project Document to make payments to the Facility Lessee, notifying such Person to thenceforth make any payments due under such Project Document directly to the Collateral Agent for deposit in the Revenue Account.

        Section 5.14    Annual Budgets and Major Maintenance Projections.

        (a)  Not less than forty-five (45) days before the beginning of each Fiscal Year of the Facility Lessee, the Facility Lessee shall, in good faith, based upon reasonable assumptions and subject to Section 5.14(b) and (c) (if applicable), adopt an Annual Operating Budget for the Facility for the ensuing Fiscal Year covering all anticipated Revenues, Basic Lease Rent, maintenance, repair and operation expenses (including reasonable allowance for contingencies), Capital Expenditures, maintenance reserves, all other anticipated O&M Costs and O&M Fees and proposed distributions for the Facility for such period (for budgeting purposes, fuel and emission allowance costs shall be the Facility Lessee's good faith estimate, considering prevailing spot prices and (in the case of fuel) fixed prices reflected in coal supply contracts for the ensuing year). Copies of the Annual Operating Budget for the Facility shall be promptly furnished to the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Security Agent.

        (b)  If, as of the end of the third quarter of any Fiscal Year of the Facility Lessee, the Basic Lease Rent Service Coverage Ratio shall equal or be less than 1.4 to 1.0, but exceed 1.15 to 1.0, for the four Fiscal Quarters then ending, (i) the Annual Operating Budget for the immediately succeeding fiscal year shall not exceed one hundred ten percent (110%) of the Annual Operating Budget for the fiscal year then ending, without the prior written approval of the Owner Participant, (ii) the Facility Lessee will operate and maintain the Facility, or cause the Facility to be operated and maintained, within such Annual Operating Budget as so adopted by the Facility Lessee for such ensuing fiscal year and (iii) such Annual Operating Budget may be amended with the consent of the Owner Participant, which consent will not be unreasonably withheld or delayed, to account for contingencies which were not reasonably expected, and in such event the Facility Lessee shall operate and maintain the Facility, or cause the Facility to be operated and maintained, within such Annual Operating Budget as so amended; provided that, in determining the percentage increase over the Annual Operating Budget for the Fiscal Year then ending, (i) any projected increase in fuel costs and emissions allowance costs from those used in setting the Annual Operating Budget for the fiscal year then ending and (ii) charges for Major Maintenance approved in accordance with subclause (d) below, shall be disregarded for purposes of such calculations.

        (c)  If, as of the end of the third quarter of any Fiscal Year of the Facility Lessee, the Basic Lease Rent Service Coverage Ratio shall equal or be less than 1.15 to 1.0 for the four Fiscal Quarters then ending, then (i) not less than forty-five (45) days before the end of the then-current Fiscal Year of the Facility Lessee, the Facility Lessee shall deliver a draft of the Annual Operating Budget for the immediately succeeding Fiscal Year to the Owner Participant for its review and approval (which approval shall not be unreasonably withheld or delayed) and the Facility Lessee shall consult with and, to the extent reasonably acceptable to the Facility Lessee, incorporate suggestions of the Owner Participant into a final Annual Operating Budget for such Fiscal Year, which shall be completed no less than fifteen (15) days in advance of the beginning of each Fiscal Year, (ii) the Facility Lessee will operate and maintain the Facility, or cause the Facility to be operated and maintained, within such Annual Operating Budget as so adopted by the Facility Lessee for such ensuing Fiscal Year (except that, with respect to the costs of fuel and emission allowances, the actual expenditures by the Facility Lessee may exceed the amount budgeted for such items without need for the Facility Lessee to obtain the approval or consent of the Owner Participant) and (iii) such Annual Operating Budget may be amended with the consent of the Owner Participant, which consent will not be unreasonably withheld or delayed, to account for contingencies which were not reasonably expected, and in such event the Facility Lessee shall operate and maintain the Facility, or cause the Facility to be operated and maintained, within such Annual Operating Budget as so amended. In the event that, for any reason, there is no approved Annual Operating Budget for the Facility for a Fiscal Year by the beginning of such Fiscal Year, the Annual Operating Budget for the Facility for the previous Fiscal Year shall continue in effect (except that, with respect to the costs of fuel and emission allowances, the actual expenditures by the Facility Lessee may exceed the amount budgeted for such items without need for the Facility Lessee to obtain to approval or consent of the Owner Participant), with the various line items (other than Capital Expenditures) on such Annual Operating Budget being adjusted for inflation based upon the Consumer Price Index for All Urban Consumers (CPI-U) published by the Bureau for Labor Statistics of the United States Department of Labor with respect to the previous year.

        (d)  Prior to the Closing Date and thereafter not less than one hundred eighty (180) days before the sixth anniversary of the Closing Date (and every six years thereafter unless otherwise agreed between Homer City and the Owner Participant), the Facility Lessee shall adopt Major Maintenance Projections for the Facility for the next full cycle of Major Maintenance covering all anticipated Major Maintenance to be incurred during such period. Copies of the draft Major Maintenance Projections for the Facility shall be promptly furnished to the Owner Participant for its review and approval (which approval shall not be unreasonably withheld or delayed) and the Facility Lessee shall consult with and, to the extent reasonably acceptable to the Facility Lessee, incorporate such parties' suggestions into a final Major Maintenance Projections for the Facility for such cycle, which shall be completed no less than fifteen (15) days in advance of the beginning of each such cycle.

        Section 5.15    Accounts Receivable.

        The Facility Lessee agrees to promptly bill, and use commercially reasonable efforts to diligently pursue collection of, all material accounts receivable owing to it and all other material amounts that may from time to time be owing to it for services rendered or goods sold.

        Section 5.16    Obligations.    The Facility Lessee shall pay all of its obligations, howsoever arising, as and when due and payable except such as may be contested in good faith or as to which a bona fide dispute may exist; provided, that adequate reserves consistent with GAAP requirements are maintained for such contested or disputed obligations or the Facility Lessee otherwise establishes and maintains adequate security arrangements for the payment of such contested or disputed obligations which are reasonably acceptable to the Owner Participant.

        Section 5.17    Books and Records, Access.    The Facility Lessee shall maintain or cause to be maintained adequate books, accounts and records with respect to the Facility Lessee, the Facility and the Facility Site and prepare all financial statements required hereunder in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction thereof, and permit employees, agents and representatives of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee, the Security Agent, the Bondholder Trustee and the Lender, and such parties' independent consultants, at all reasonable times during normal business hours and upon reasonable prior notice and at no risk or (except during the existence of a Lease Default or Lease Event of Default) expense to the Facility Lessee to inspect the Facility and the Facility Site, to examine or audit all of the Facility Lessee's books, accounts and records and make copies and memoranda thereof and, together with such consultants, to observe the operation, maintenance and repair of the Facility; provided, that (i) each such inspection shall be conducted so as to not interfere with the operation or maintenance of the Facility or the Facility Site and shall be subject to the Facility Lessee's safety, insurance and confidentiality programs, and (ii) any such party making an inspection pursuant to this Section 5.17 shall comply with the reasonable request of the Facility Lessee to maintain the confidentiality of any information identified by the Facility Lessee in writing to the recipient thereof as confidential and received as a result of such inspection.

        Section 5.18    Special Purpose Covenants.

        (a)  So long as the Facility Lease shall not have been terminated in accordance with its terms, the Facility Lessee shall:

            (i)  maintain its own separate books and records and bank accounts, and at all times hold itself out to the public as a legal entity separate from the partners of the limited partnership of the Facility Lessee and any other Person (such partners and any Person holding a beneficial interest in any such partner, collectively, the "Ownership Interestholders");

          (ii)  file its own tax returns, if any, as may be required under Applicable Law, to the extent (a) not part of a consolidated or combined group filing a consolidated return or returns or (b) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under Applicable Law;

          (iii)  maintain financial statements separate from those of any other Person (except that the Facility Lessee may be included in the consolidated financial statement of another Person where required by and in accordance with GAAP);

          (iv)  pay its own liabilities only out of its own funds;

          (v)  hold title to assets it owns in its own name, and deposit all of its funds in checking accounts, saving accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

          (vi)  observe all limited partnership formalities under Applicable Law necessary to maintain its identity as an entity separate and distinct from the Ownership Interestholders and all of its other Affiliates;

        (vii)  not commingle its assets with assets of any other Person or make any loans or advances to, or pledge its assets for the benefit of, any other Person;

        (viii)  not guarantee (other than guarantees in connection with Permitted Trading Activities or permitted pursuant to Section 6.8), become obligated for, or hold itself or its credit out to be responsible for, the debt, or obligations of any other Person or become involved in the day to day management or act as the agent of any other Person; and

          (ix)  not identify in writing its Ownership Interestholders or any of its Affiliates as a division or part of it or itself as a division or part of any of them (except for the inclusion of the Facility Lessee in consolidated financial statements in accordance with and as required by GAAP or for tax purposes).

        (b)  So long as the Facility Lease shall not have been terminated in accordance with its terms, the Facility Lessee shall cause each of ME Westside and Chestnut Ridge to comply with the provisions of Schedule 5.18.

        Section 5.19    Warranty of Title to Facility Site.

        (a)  The Facility Lessee shall maintain good and valid fee, leasehold title to, or easement or other surface rights in, the Facility Site and the Easements, subject only to Permitted Encumbrances.

        The Facility Lessee shall maintain good and valid title to all of its other properties and assets (other than properties and assets disposed of in the ordinary course of business including any sale, transfer or other disposition of any obsolete, surplus or worn out equipment, parts, supplies or other materials or assets to the extent permitted by the Operative Documents), subject only to Permitted Encumbrances or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS OF HOMER CITY

        Homer City covenants and agrees that it will perform the obligations set forth in this Article VI.

        Section 6.1    Limitations on Merger, Consolidation or Sale of Substantially All Assets.    Except as permitted by this Section 6.1(a) or Section 6.2, Homer City will not (i) consolidate or merge with or into, any other Person or (ii) sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties or assets to any Person or Persons in one or a series of transactions, except that if, after giving effect thereto, no Material Lease Default or Lease Event of Default shall have occurred and be continuing:

        (a)  Homer City may consolidate or merge with any other Person or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties or assets to any Person or Persons in one or a series of transactions, provided that: (i) (x) Homer City first offers to sell, assign, convey, lease or transfer such properties or assets to the Owner Lessor who shall expressly assume, pursuant to an agreement which, so long as the Lessor Notes are outstanding and the Lien of the Lease Indenture has not been discharged, shall be reasonably acceptable to the Lease Indenture Trustee and the Security Agent, all of Homer City's obligations under the Operative Documents; or (y) the transferee or the entity resulting from such consolidation, surviving such merger or succeeding to such properties or assets (A) shall be organized under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, pursuant to an agreement reasonably acceptable to the Owner Participant and, so long as the Lessor Notes are outstanding and the Lien of the Lease Indenture has not been discharged, the Lease Indenture Trustee and the Security Agent, all of Homer City's obligations under the Operative Documents; (B) shall be a corporation, limited liability company or limited partnership; (C) such other Person shall be substantially engaged in the wholesale power generating business, experienced in coal-fired electricity generation, and, together with its Affiliates, own and operate facilities with not less than 5,000 MW of capacity; and (D) such consolidation, merger or succession shall not subject the Owner Lessor or the Owner Participant to regulation under PUHCA; (ii) Homer City shall provide to the Lease Indenture Trustee, the Owner Lessor and the Owner Participant a customary officers' certificate and a customary legal opinion addressing certain matters in connection therewith, including, without limitation, with respect to the agreement referred to in clause (a)(i)(y)(A) and (a)(i)(y)(D) of this Section 6.1; and (iii) if the entity with whom Homer City has consolidated or merged has any Indebtedness (after giving effect to such consolidation or merger), Homer City would have been permitted to incur such Indebtedness pursuant to Section 6.7 at the time of such consolidation or merger. Notwithstanding the foregoing, Homer City shall not consummate any such consolidation, merger or sale of all or substantially all of its assets, unless after giving effect to such consolidation, merger or sale of all or substantially all of its assets, the Fundco Bonds shall have a credit rating of at least BBB- from S&P and Baa3 from Moody's and, prior to the consummation of any such transaction, Homer City shall have provided an Officer's Certificate to such effect or a copy of the letters from the Rating Agencies confirming such ratings.

        (b)  Upon the consummation of such transaction described in Section 6.1(a), the resulting, surviving or succeeding entity, if other than the Facility Lessee, shall succeed to, and be substituted for, and may exercise every right and power and shall perform every obligation of, the Facility Lessee under this Participation Agreement and each other Operative Document to which the Facility Lessee was a party immediately prior to such transaction, with the same effect as if such entity had been named herein and therein. The Facility Lessee will pay the reasonable costs and expenses (including reasonable attorneys' fees and expenses) of the Owner Participant, the Owner Lessor, the Owner Manager, the OM Company, the Lease Indenture Trustee, the Security Agent, the Lease Indenture Company and the Lender in connection with any transaction contemplated by this Section 6.1.

        Section 6.2    Sale of Assets.    Homer City will not sell, transfer, convey, lease or otherwise dispose of any assets other than Permitted Asset Sales.

        Section 6.3    Liens.    Homer City will not (a) create, incur, assume or otherwise cause or suffer to exist or become effective any Liens on its properties or assets, except for Permitted Encumbrances, (b) permit the validity or effectiveness of the Lien of the Lease Indenture to be impaired, or permit the Lien of the Lease Indenture to be subordinated, terminated or discharged or (c) permit the Lien of the Lease Indenture not to constitute a valid first priority perfected security interest in the Indenture Estate, except for Permitted Encumbrances.

        Section 6.4    Provisions in Contracts with Affiliates.    Homer City covenants that it will not enter into any agreements with EMMT or any other EME Affiliate in respect of Permitted Trading Activities unless (i) such agreements provide that such EME Affiliate covenants it will not voluntarily take any action that shall or is intended to submit the Facility Lessee, as debtor, to any proceeding under any Requirement of Law involving bankruptcy, insolvency, reorganization or other laws affecting the rights of creditors generally (as now or hereafter in effect); and (ii) such EME Affiliate shall have agreed that, in the event of a Homer City bankruptcy, any obligation of Homer City to pay claims in respect of liquidated damages pursuant to Permitted Trading Activities to such EME Affiliate shall be subordinated to the prior payment in full of all claims of the Owner Lessor and the Other Owner Lessors.

        Section 6.5    Certain Contracts and Agreements.    Without the consent of the Owner Participant, Homer City agrees that, except as expressly required by the Operative Documents, it will not (a) enter into any Trading Activities other than Permitted Trading Activities (b) enter into or become bound by any contract or agreement providing for Trading Activities or the purchase of services to be performed at, for or in connection with, the Facility or any other contract or agreement relating to the Facility that has a term that extends beyond the scheduled expiration date of the Facility Lease or the scheduled expiration of any Renewal Lease Term then in effect or irrevocably elected by Homer City, unless, solely in the case of any such contract or agreement contemplated by clause (b), such contract or agreement may be terminated by Homer City without material costs or obligation to any Person prior to such expiration date or the scheduled expiration of such Renewal Lease Term, as the case may be;

        Section 6.6    Limitation on Transactions with Affiliates.    Homer City shall not enter into or amend any agreement or transaction with an Affiliate other than agreements, transactions or amendments that are on terms no more favorable to such Affiliate than those entered into with third parties on an arm's- length basis, it being agreed that the following arrangements shall be considered to be on an "arm's-length basis":

        (a)  agreements for cost reimbursement and/or other compensation (provided, that such cost reimbursement or such other compensation, as the case may be, shall be no greater than amounts that would have been payable to a third party on an arm's-length basis);

        (b)  EMMT risk management arrangements whereby:

            (i)  EMMT arranges for, or purchases and sells on behalf of, or provides any or all of the following services to Facility Lessee, all in accordance with applicable risk management committee guidelines: (A) fuel purchases and deliveries; (B) forward power sales; (C) procurement or disposition of emissions allowances and/or credits; (D) dispatch of (or bidding of) the Facility into the applicable power pool(s); (E) financial products such as options, derivatives, swaps and/or contracts for differences for the purpose of hedging all or a portion of Facility Lessee's various commodity exposures;

          (ii)  Facility Lessee pays EMMT's actual out-of-pocket costs for performing the above risk management services, including EMMT's allocated overhead costs;

          (iii)  EMMT passes through to Facility Lessee all revenues received in conjunction with the performance of the above risk management services; and

          (iv)  EMMT is paid an annual incentive award for exceeding mutually agreed financial goals for each year, with such annual financial goals to be agreed to in writing by the parties on an annual basis, and with such annual incentive award, if any, to be subordinated in right of payment on terms reasonably acceptable to the Owner Participant to payments of all Rent; and

        (c)  Permitted Trading Activities with EMMT;

provided, that any such arrangement with an Affiliate shall be terminated without penalty at such time as the applicable Affiliate ceases to be an Affiliate or upon the exercise of remedies following the occurrence of a Lease Event of Default; provided, further, that no Permitted Trading Activity shall be terminated upon the exercise of remedies to the extent (but only to the extent) that the Facility Lessee's Affiliate that is the counterparty to such Permitted Trading Activity has, in reliance on such Permitted Trading Activity and prior to the Owner Participant giving notice to Homer City of the occurrence of a Lease Event of Default (which notice shall not be given prior to the occurrence of a Lease Event of Default or continue to be effective following the cure by the Facility Lessee of such Lease Event of Default), entered into Trading Activities with an unrelated third party pursuant to which such Affiliate has agreed to sell to, or acquire from, such third party the commodity which such Affiliate had contracted to acquire from, or sell to, the Facility Lessee pursuant to such Permitted Trading Activity (or which such Affiliate, promptly after entering into such Trading Activity with such unrelated third party, contracts to acquire from, or sell to, the Facility Lessee pursuant to such Trading Activity).

        Section 6.7    Limitations on Incurrence of Indebtedness.    The Facility Lessee shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness other than Subordinated Indebtedness to its Affiliates (provided that such Indebtedness shall be subject to the terms of the Subordination Agreement) and Permitted Indebtedness.

        "Permitted Indebtedness" shall mean any of the following items of Indebtedness:

        (a)  Indebtedness represented by interest rate hedging obligations incurred for the purpose of fixing a rate of interest on floating rate Indebtedness of the Facility Lessee, so long as such interest rate hedging obligations relate to Indebtedness otherwise permitted to be incurred by the Facility Lessee hereunder not to exceed $20 million at any time outstanding (with such amount to be escalated annually in accordance with increases in the Consumer Price Index for All Urban Consumers);

        (b)  Indebtedness incurred for working capital purposes only (which shall include the SocGen Instrument); and

        (c)  Indebtedness in respect of letters of credit, surety bonds or performance bonds issued in the ordinary course of the Facility Lessee's business;

provided, however, the aggregate of Permitted Indebtedness incurred shall not exceed $50 million at any time outstanding (with such amount to be escalated annually in accordance with increases in the Consumer Price Index for All Urban Consumers) and provided, further, that at no time shall the Facility Lessee incur additional Indebtedness if a Lease Event of Default shall have occurred and be continuing.

        For purposes of determining compliance with this Section, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (c) above as of the date of incurrence thereof, the Facility Lessee shall, in its sole discretion, be entitled to classify or reclassify such item of Indebtedness in any manner that complies with this Section 6.7. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.7.

        Section 6.8    Guarantees and Contingent Obligations.    Other than pursuant to the contracts listed on Schedule 6.8 hereto, the Facility Lessee will not create, incur, assume or suffer to exist any guarantee or other material contingent obligations except: (i) guarantees with respect to Permitted Trading Activities, (ii) Indebtedness permitted pursuant to Section 6.7, (iii) by reason of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Facility Lessee's business, (iv) indemnities in respect of unfiled mechanics' liens and other liens permitted by clause (g) of the definition of "Permitted Encumbrances," (v) contingent obligations set forth in, or incurred in connection with, or indemnities set forth in, the Operative Documents, (vi) customary indemnities provided by the Facility Lessee in connection with easements relating to the Facility or the Facility Site, and (vii) customary indemnities in favor of the title insurers providing the title policies covering the Facility Site or any portion thereof or any easement or appurtenant right relating thereto in respect of claims by the holder of mechanics' liens.

        Section 6.9    Limitations on Payments of Component A of Basic Lease Rent.    Except for payments contemplated by the Operative Documents to be made on the Closing Date, so long as the Lien of the Lease Indenture is in effect and the Lessor Notes have not been defeased pursuant to Article XI of the Lease Indenture, Homer City shall not make any payments in respect of the Component A of Basic Lease Rent (any "Component A Payment") other than from the Reserve Account and the Subordinated Reserve Account (provided no Lease Event of Default (other than a Rent Default Event) has occurred and is continuing, in which case no payments from the Reserve Account shall be permitted) unless each of the following conditions is satisfied:

        (a)  The date of such Component A Payment shall be a Restricted Payment Date (or within five days thereafter);

        (b)  at the time of and after giving effect to such Component A Payment no Material Lease Default (other than a Rent Default Event) or Lease Event of Default (other than a Rent Default

Event) shall have occurred and be continuing or would occur as a result of such Component A Payment (unless such Lease Default or Lease Event of Default has been cured pursuant to Section 7.2 of the Lease Indenture);

        (c)  either:

            (i)  (A) the Senior Rent Service Coverage Ratio for the most recently ended four Fiscal Quarters, taken as one accounting period, is equal to or greater than 1.50 to 1.0 in the case of any such period ending on or prior to December 31, 2001 or 1.70 to 1.0 in the case of any period ending thereafter; and (B) the projected Senior Rent Service Coverage Ratio for each four Fiscal Quarter period, taken as one accounting period, during the next two such four-Fiscal-Quarter periods, is equal to or greater than 1.50 to 1.0 in the case of any such period ending on or prior to December 31, 2001 or 1.70 to 1.0 in the case of any period ending thereafter, in each case, as set forth in an Officer's Certificate; or

          (ii)  if and only if the Limitation Period (as defined in the Security Deposit Agreement) has been in effect for at least eighteen months prior to the date of determination:

            (A)  (x) the Senior Rent Service Coverage Ratio for the preceding four Fiscal Quarters, taken as one accounting period, is equal to or greater than 1.30 to 1.00 and (y) the projected Senior Rent Service Coverage Ratio for each four Fiscal Quarter period, taken as one accounting period, during the next two such four-Fiscal-Quarter periods, is equal to or greater than 1.30 to 1.00; and

            (B)  (x) the Modified Senior Rent Service Coverage Ratio for the most recently ended four Fiscal Quarters, taken as one accounting period, is equal to or greater than 1.50 to 1.0 in the case of any such period ending on or prior to December 31, 2001 or 1.70 to 1.0 in the case of any period ending thereafter; and (y) the projected Modified Senior Rent Service Coverage Ratio for each four Fiscal Quarter period, taken as one accounting period, during the next two such four-Fiscal-Quarter periods is equal to or greater than 1.50 to 1.0 in the case of any such period ending on or prior to December 31, 2001 or 1.70 to 1.0 in the case of any period ending thereafter;

    in each case, as set forth in an Officer's Certificate;

        (d)  After giving effect to payments of Senior Rent and any deposits made into the Debt Service Reserve Account on such a date, (i) the Debt Service Reserve Account shall be funded in cash in an amount equal to the Debt Service Reserve Amount; or (ii) the requirement to so fund such account shall be satisfied by the Debt Service Reserve Letter of Credit, which shall be in full force and effect (and the amount available for drawing thereunder shall be at least equal to the Debt Service Reserve Amount), or (iii) any combination of (i) and (ii); and

        (e)  the amount on deposit in each of the accounts maintained by Homer City with the Collateral Agent (other than the Reserve Account and the Subordinated Reserve Account) is equal to or greater than the amount required to be on deposit therein or is supported by a letter of credit in the requisite amount, in each case in accordance with the Security Deposit Agreement.

The Facility Lessee shall cause the Power Market Consultant to provide to the Facility Lessee, at intervals not to exceed every three years, updated electricity price projections to allow the Facility Lessee certification for purposes of making Restricted Payments pursuant to this Section 6.9.

        Section 6.10    Limitations on Restricted Payments.    Except for payments contemplated by the Operative Documents to be made on the Closing Date, Homer City shall not make any Restricted Payment unless each of the following conditions is satisfied:

        (a)  the date of such payment is a Restricted Payment Date (or within five days thereafter);

        (b)  at the time of and after giving effect to such Restricted Payment (i) no Lease Default or Lease Event of Default shall have occurred and be continuing, (ii) no Rent Default Event (other than an Rent Default Event due to a decrease in Revenue attributable to an Event of Force Majeure) had occurred and been continuing for a period of nine (9) months prior to the date of such Restricted Payment (whether or not cured subsequent to such nine-month period but prior to such Restricted Payment Date) and (iii) not more than two Rent Default Events have occurred on or prior to such Restricted Payment Date (whether or not cured prior to such Restricted Payment Date);

        (c)  the Senior Rent Service Coverage Ratio for the most recently ended four Fiscal Quarters, taken as one accounting period, is equal to or greater than 1.50 to 1.0 in the case of any such period ending on or prior to December 31, 2001 or 1.70 to 1.0 in the case of any period ending thereafter, as set forth in an Officer's Certificate;

        (d)  the projected Senior Rent Service Coverage Ratio for each four Fiscal Quarter period, taken as one accounting period, during the next two such four-Fiscal-Quarter periods is equal to or greater than 1.50 to 1.0 in the case of any such period ending on or prior to December 31, 2001 or 1.70 to 1.0 in the case of any period ending thereafter, as set forth in an Officer's Certificate;

        (e)  (i) the Debt Service Reserve Account shall be funded in cash in an amount equal to the Debt Service Reserve Amount, or (ii) the requirement to so fund such account shall be satisfied by the Debt Service Reserve Letter of Credit, which shall be in full force and effect (and the amount available for drawing thereunder shall be at least equal to the Debt Service Reserve Amount), or (iii) any combination of (i) and (ii) (and in either case, no reimbursement obligation (including any deferred loan with respect thereto) shall then be outstanding with respect to the Debt Service Letter of Credit);

        (f)    the amount on deposit in each of the accounts maintained by Homer City with the Collateral Agent (including the Reserve Account and the Subordinated Reserve Account) is equal to or greater than the amount required to be on deposit therein or is supported by a letter of credit in the requisite amount, in each case in accordance with the Security Deposit Agreement; and

        (g)  all Component A Payments required to have been made on or before such Restricted Payment Date have been made.

The Facility Lessee shall cause the Power Market Consultant to provide to the Facility Lessee and the Owner Participant, at intervals not to exceed every three years, updated electricity price projections to allow the Facility Lessee certification for purposes of making Restricted Payments pursuant to this Section 6.10.

        Section 6.11    Restrictions on Capital Expenditures.    The Facility Lessee shall not, without the prior written consent of the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Security Agent, enter into any binding future commitment to make Capital Expenditures other than any such commitment (a) which is a direct commitment of an Affiliate of Homer City on behalf of the Facility Lessee, (b) which is supported by an irrevocable guarantee, endorsement or other contingent agreement to purchase or furnish funds on the Facility Lessee's behalf by an Affiliate of Homer City rated at least Investment Grade, (c) for which the payment of which has been fully reserved by the Facility Lessee or (d) which is otherwise to be funded with a capital contribution to Homer City. Notwithstanding the foregoing, if the Facility Lessee is permitted to finance such Capital Expenditures in accordance with Section 6.7 hereof, the restrictions of this Section 6.11 shall not apply.

        Section 6.12    No Subsidiaries.    The Facility Lessee shall not create or suffer to exist any Subsidiaries of the Facility Lessee.

        Section 6.13    Partnerships.    The Facility Lessee shall not become a general or limited partner in any partnership or a joint venturer in any joint venture.

        Section 6.14    Dissolution.    The Facility Lessee shall not liquidate or dissolve, except pursuant to transactions permitted under Section 5.2.

        Section 6.15    Amendment of Contracts, Etc.    The Facility Lessee shall not without the prior written consent of the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Security Agent, cause, consent to or permit, any amendment, modification, extension, termination, variance or waiver of timely compliance with any terms or conditions of any Project Document if such amendment, modification, extension, termination, variance or waiver could be reasonably expected to result in a Material Adverse Effect.

        (b)  The Facility Lessee shall not permit to be revoked, amended, supplemented or otherwise modified the Homer City Partnership Agreement without the prior written consent of the Owner Participant and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Security Agent; provided that, other than any such amendment, modification or supplement to Sections 2.7, 8.1, 8.2, 8.3, 9.2, 9.5, 9.6 and Article 12 thereof, consent of the Owner Participant and, if applicable, the Lease Indenture Trustee and the Security Agent, shall not be required for any such amendment, modification or supplement required to reflect any (i) transfer of ownership interest in the Facility Lessee or (ii) any merger, consolidation or similar transaction with respect to the Facility Lessee, in each such case, as expressly permitted pursuant to any Operative Document, so long as any equity interest in the general partner (or successor general partner) of the Facility Lessee is pledged under the Pledge and Collateral Agreement.

        Section 6.16    Fiscal Year.    The Facility Lessee shall not change its Fiscal Year.

        Section 6.17    Use of Facility Site.    The Facility Lessee shall not use, or permit to be used (except to the extent required pursuant to the Project Documents in effect on the Closing Date), the Facility Site or the Easements for any purpose other than for the development, operation and maintenance of the Facility as contemplated by or otherwise permitted by the Operative Documents, including Article VIII of the Facility Site Sublease. The Facility Lessee shall use commercially reasonable efforts to achieve any required subdivision of the Facility Site as soon as practicable after the Closing.

        Section 6.18    Abandonment of Facility.    The Facility Lessee shall not voluntarily abandon the operation, maintenance or repair of the Facility.

        Section 6.19    Assignment of Rights.    The Facility Lessee shall not assign any of its rights or obligations hereunder except as permitted by the Operative Documents.

        Section 6.20    Regulations.    The Facility Lessee shall not, directly or indirectly, apply any part of the proceeds of the Purchase Price or any other Revenues to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

        Section 6.21    Accounts.    The Lessee shall not establish, maintain or make deposits in any deposit accounts other than as expressly permitted by the Operative Documents.

        Section 6.22    PUHCA.    The Facility Lessee shall not take any action or fail to take any action that would subject the Owner Lessor, the Owner Participant or any Lender to regulation under PUHCA, provided that with respect to circumstances or events outside of the control of the Facility Lessee, the Facility Lessee shall not be deemed to have breached the covenant contained in this Section 6.22 so long as the Facility Lessee is using commercially reasonable efforts to maintain (or re-establish) such exemptions from regulation under PUHCA.

        Section 6.23    Investments.    The Facility Lessee shall not make or permit to remain outstanding any advances, loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures or other securities of any Person, except Permitted Investments and guarantees with respect to Permitted Trading Activities.

        Section 6.24    Permitted Business.    The Facility Lessee shall not engage in any business other than the business of the ownership or leasing, as applicable, operation, maintenance and output marketing of the Facility and the generation of income therefrom.

ARTICLE VII

COVENANTS OF THE OM COMPANY, THE OWNER MANAGER AND THE OWNER LESSOR

        Section 7.1    Compliance with the Lessor LLC Agreement.    Each of the Owner Lessor, the OM Company and the Owner Manager hereby severally covenants and agrees severally and as to itself only that it will:

        (a)  comply with all of the terms of the Lessor LLC Agreement applicable to it;

        (b)  not amend, supplement, or otherwise modify Sections 5.2, 9, 10.10, 14, 15.2 or 15.3 of the Lessor LLC Agreement without the prior written consent of Homer City so long as no Material Lease Default or Lease Event of Default has occurred and is continuing or the Lease Indenture Trustee so long as the Lessor Notes are outstanding; and

        (c)  not exercise its rights under Section 4.7 of the Lease Indenture to optionally prepay the Lessor Notes without the prior written consent of the Facility Lessee; provided, however, that such prior written consent shall not be required if a Lease Event of Default shall have occurred and be continuing.

        Section 7.2    Owner Lessor Liens.    The OM Company, the Owner Manager and the Owner Lessor each covenants severally and as to itself only that it will not directly or indirectly create, incur, assume or suffer to exist any Lien, attributable to it and unrelated to the transactions contemplated hereby, on the Lessor Estate arising as a result of (i) Claims against or any act or omission of the Owner Lessor or the OM Company or the Owner Manager, or any Affiliate thereof, that is not related to, or is in violation of, any Operative Document or the transactions contemplated thereby or any breach of any covenant or agreement of the Owner Lessor or the OM Company or the Owner Manager set forth therein; (ii) Taxes against the Owner Lessor or the OM Company or the Owner Manager, or any Affiliate thereof, for which it is not indemnified by the Facility Lessee (or, in the case of the OM Company, the Owner Lessor) pursuant to the Operative Documents; or (iii) Claims against or affecting the Owner Lessor or the OM Company or the Owner Manager, or any Affiliate thereof, arising out of the voluntary or involuntary transfer by the Owner Lessor or the OM Company or the Owner Manager (other than transfers requested by the Facility Lessee or required by the Operative Documents or during the continuance of a Lease Event of Default) of any portion of the interest of the Owner Lessor in the Facility ("Owner Lessor Liens" and, together with Owner Participant Liens, "Lessor Liens"). The OM Company, the Owner Manager or the Owner Lessor will promptly notify Homer City, the Owner Participant and the Lease Indenture Trustee of the imposition of any Owner Lessor Lien of which it has knowledge and shall promptly, at its own expense, take such action as may be necessary to duly discharge such Owner Lessor Lien attributable to it.

        Section 7.3    Amendments to Operative Documents.    The Owner Manager and the OM Company each covenants severally and as to itself only that it will not, unless such action is expressly contemplated by the Operative Documents, or, with respect to the Owner Manager and the Owner Lessor, unless it is expressly directed by the Owner Participant in writing, (a) through its own action terminate any Operative Document to which it is a party, (b) amend, supplement, waive or modify (or consent to any such amendment, supplement, waiver or modification) any Operative Document (other than the Lessor LLC Agreement, amendments to and modifications of which are governed by Section 7.1 hereof) in any manner other than with respect to administrative or ministerial matters or (c) except as provided in Section 12.2 hereof, take any action to prepay, redeem or refund the Lessor Notes or amend any of the payment terms of the Lessor Notes without, in each case, the prior written consent of Homer City except as provided in Section 7.1(c) and, in the case of clause (a) or (b), the Lease Indenture Trustee, the Security Agent and the Lender as long as the Lessor Notes are outstanding.

        Section 7.4    Transfer of the Owner Lessor's Interest.    Other than as contemplated by the Operative Documents, each of the Owner Lessor and the Owner Manager covenants severally and as to itself only that it will not assign, pledge, sell, lease, convey or otherwise transfer any of its then existing right, title or interest in and to the Owner Lessor's Interest, the Lessor Estate or the other Operative Documents without the consent of Homer City and, so long as the Lessor Notes are outstanding, the Lease Indenture Trustee and the Security Agent, which consent may not be unreasonably withheld. Nothing in this Section 7.4 shall limit the ability of the Owner Manager or the Owner Participant to appoint a successor Owner Manager pursuant to Section 12 of the Lessor LLC Agreement.

        Section 7.5    Notice Regarding Debt Service Reserve Letter of Credit    The Owner Lessor shall, promptly upon receipt of any notice relating to the Debt Service Reserve Letter of Credit (including without limitation notices of drawings thereunder and notices of any downgrade of the rating of the issuer of the Debt Service Reserve Letter of Credit), provide a copy of such notice to the Facility Lessee, the Owner Participant, the Owner Manager and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Security Agent, the Lender and the Bondholder Trustee.

        Section 7.6    Limitation on Indebtedness and Actions.    The Owner Lessor covenants that it will not incur any indebtedness other than Subordinated Indebtedness nor enter into any business or activity except as required or expressly permitted or contemplated by any Operative Document.

        Section 7.7    Change of Location.    The Owner Manager shall use all reasonable efforts to give the Owner Participant, the Lease Indenture Trustee and Homer City a 30 days' written notice of any relocation of the Owner Manager's chief executive office or the place where documents and records relating to the Owner Manager or the Lessor Estate are kept from the location set forth in Section 3.2(h) and of any change in its name, but in any event the Owner Manager and the Owner Lessor shall give such notice within 30 days after such relocation or name change.

        Section 7.8    Bankruptcy of Owner Lessor; Lessor Estate.    Each of the OM Company, the Owner Manager and the Owner Lessor hereby agrees severally and as to itself only that it shall not voluntarily take any action that shall, or cause any action to be taken that is intended to, submit the Owner Lessor, as debtor, or the Lessor Estate to any proceeding under any Requirement of Law involving bankruptcy, insolvency, reorganization or other laws affecting the rights of creditors generally (as now or hereafter in effect) unless a Lease Event of Default or a Material Lease Default shall have occurred and be continuing (in which case, if the Lien of the Lease Indenture shall not have been discharged, the OM Company or the Owner Lessor shall not take such action unless the Lease Indenture Trustee and the Security Agent shall have given their prior written consent to such action in their sole discretion).

        Section 7.9    Limitation On Subsidiaries And Investments.    The Owner Lessor shall not create or acquire any Subsidiary.

        Section 7.10    Limitation On Transactions With Affiliates.    The Owner Lessor shall not enter into any transaction or arrangement, whether or not in the ordinary course of business, with any Affiliate, other than (i) management, operating, marketing, trading or other similar services agreements between and among the Owner Lessor and its Affiliates in existence on the Closing Date and (ii) any transaction which is on terms that are no less favorable to the Owner Lessor than those that would have been obtained in a comparable arm's-length transaction by the Owner Lessor with an unrelated Person.

        Section 7.11    Maintenance Of Existence.    The Owner Lessor covenants that it will at all times (i) maintain its existence in good standing under the laws of Delaware and (ii) maintain and renew all of its respective rights, powers, privileges and franchises except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        Section 7.12    Compliance With Laws.    The Owner Lessor covenants that it will comply with all applicable laws, acts, rules, regulations, permits, orders and requirements of any legislative, executive, administrative or judicial body relating to the Owner Lessor except where (i) the failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) the Owner Lessor is disputing in good faith any such law, act, rule, regulation, permit, order or requirement and (A) the Owner Lessor has established or accrued adequate cash reserves in accordance with GAAP or provided other appropriate assurances against any liabilities arising from such dispute and (B) the Owner Lessor's action to dispute such law, act, rule, regulation, permit, order or requirement could not reasonably be expected to have a Material Adverse Effect; or (iii) such failure to do so results from a Lease Default or a Lease Event of Default.

ARTICLE VIII

COVENANTS OF THE OWNER PARTICIPANT

        Section 8.1    Restrictions on Transfer of Lessor Membership Interest.

        (a)  The Owner Participant covenants and agrees that it shall not during the Facility Lease Term assign, convey or transfer any of its right, title or interest in the Lessor Membership Interest without the prior written consent of Homer City and, so long as the Lien of the Lease Indenture has not been terminated or discharged, without the prior written consent of the Lease Indenture Trustee and the Security Agent; provided, however, that the Owner Participant may assign, convey or transfer all or any part of its interest in the Lessor Membership Interest without such consent to a Person (the "Transferee") which shall assume the duties and obligations of the Owner Participant under the Operative Documents with respect to the interest being transferred pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit J hereto, if each of the following conditions shall have been satisfied:

            (i)  Homer City, the Owner Manager and, so long as the Lessor Notes are outstanding, the Lease Indenture Trustee and the Security Agent shall have received an opinion of counsel consistent in scope to the opinions delivered on behalf of the Owner Participant on the Closing Date, the form of which opinion of counsel is reasonably satisfactory to each recipient thereof, to the effect that such Assignment and Assumption Agreement and the OP Guaranty, if any, is a legal, valid and binding obligation of, and is enforceable against, each party thereto, that all regulatory approvals required in connection with such transfer or necessary to assume the Owner Participant's obligations under the Operative Documents shall have been obtained and that the proposed transfer of the Lessor Membership Interest will not require registration under the Securities Act;

          (ii)  the Transferee shall be a corporation, limited liability company or partnership that is a "United States person" within the meaning of Section 7701(a)(30) of the Code;

          (iii)  the Transferee (or the OP Guarantor guaranteeing the obligations of such Transferee under the Operative Documents) meets the following criteria: (1) the Consolidated Tangible Net Assets of such Transferee or such OP Guarantor shall be at least equal to $75 million calculated in accordance with GAAP, (2) such Transferee agrees to be bound by the terms of the Operative Documents pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit J hereto; and (3) the OP Guarantor, if any, agrees to guarantee the obligations of the Transferee pursuant to an OP Guaranty substantially in the form of Exhibit K hereto.

          (iv)  so long as no Material Lease Default or Lease Event of Default shall have occurred and be continuing, such Transferee shall not be a Competitor of, or in material litigation with, Homer City or any Affiliate of Homer City, without the express written consent of Homer City which consent shall not be unreasonably withheld; and

          (v)  the transferring Owner Participant shall pay, without any right of indemnification from Homer City or any other Person, all reasonable documented out-of-pocket costs, fees and expenses incurred in connection with any such transfer by (x) the other Lease Transaction Parties, except Homer City and any of its Affiliates, and (y) Homer City and any of its Affiliates, so long as no Lease Default or Lease Event of Default shall have occurred and be continuing.

        (b)  Notwithstanding any provision of Section 8.1(a) to the contrary, (1) the restrictions set forth in Section 8.1(a) shall not inure to the benefit of Homer City if such transfer is in connection with the exercise of remedies during a Lease Event of Default and (2) the restrictions set forth in clause (iv) of Section 8.1(a) shall inure to the benefit of Homer City only.

        (c)  The Pricing Assumptions (as set forth on Schedule 8.1(c) hereto) shall not be changed as a result of any such transfer except if such transfer is in connection with the exercise of remedies during a Lease Event of Default.

        (d)  The Owner Participant shall give the Owner Lessor, the Owner Manager, the Lease Indenture Trustee and Homer City a 10 days' prior written notice of such transfer, or 10 days in the case of a transfer to an Affiliate of the Owner Participant, specifying the name and address of any proposed Transferee and such additional information as shall be necessary to determine whether the proposed transfer satisfies the requirements of this Section 8.1. If requested by the Owner Participant or the Lease Indenture Trustee, Homer City shall acknowledge qualifying transfers.

        (e)  Upon any such transfer in compliance with this Section 8.1, (i) such Transferee shall, to the extent of the Lessor Membership Interest conveyed to the Transferee, (x) be deemed the "Owner Participant" for all purposes, and (y) enjoy the rights and privileges and perform the obligations of the Owner Participant hereunder and under the Assignment and Assumption Agreement and each other Operative Document to which such Owner Participant is a party, and each reference in this Agreement, the Assignment and Assumption Agreement and each other Operative Document to the "Owner Participant" shall thereafter be deemed to include such Transferee, to the extent of the Lessor Membership Interest conveyed to the Transferee, for all purposes and (ii) the transferor Owner Participant and the OP Guarantor, if any, of such transferor Owner Participant's obligations, shall be released from all obligations hereunder and under each other Operative Document to which such transferor or OP Guarantor is a party or by which such transferor Owner Participant or OP Guarantor is bound to the extent such obligations are expressly assumed by a Transferee; provided, however, that in no event shall any such transfer waive or release the transferor or any OP Guarantor from any liability existing immediately prior to or occurring simultaneously with such transfer.

        Section 8.2    Owner Participant Liens.    The Owner Participant covenants that it will not directly or indirectly create, incur, assume or suffer to exist any Lien on the Facility, Facility Site or the Facility

Lease arising as a result of (i) claims against or any act or omission of the Owner Participant, or any Affiliate thereof, that is not related to, or is in violation of, any Operative Document or the transactions contemplated thereby or any breach of any covenant or agreement of the Owner Participant set forth therein; (ii) taxes against the Owner Participant or any Affiliate thereof for which it is not indemnified by Homer City pursuant to the Operative Documents; or (iii) claims against or affecting the Owner Participant, or any Affiliate thereof, arising out of the voluntary or involuntary transfer by the Owner Participant (other than transfers requested by Homer City or required by the Operative Documents or during the continuance of a Lease Event of Default) of its interest in the Lessor Estate ("Owner Participant Liens").

        Section 8.3    Amendments or Revocation of Lessor LLC Agreement.    The Owner Participant covenants that it will not (a) amend, supplement, or otherwise modify Sections 5.2, 9, 10.10, 14, 15.2 or 15.3 of the Lessor LLC Agreement except for amendments required by the Operative Documents or by any Requirement of Law or which are administrative or ministerial in nature without the prior written consent of Homer City so long as no Material Lease Default or Lease Event of Default has occurred and is continuing, and without the prior written consent of the Lease Indenture Trustee and the Security Agent, so long as the Lessor Notes are outstanding or (b) revoke, or otherwise waive compliance with or terminate the Lessor LLC Agreement without the prior written consent of Homer City so long as no Material Lease Default or Lease Event of Default has occurred and is continuing, and the Lessor LLC Agreement so long as the Lien of the Lease Indenture has not been terminated or discharged.

        Section 8.4    Bankruptcy Filings.    The Owner Participant agrees that it will not file a petition, or join in the filing of a petition, seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Owner Lessor under the Bankruptcy Code, or any other applicable Federal or state law or the law of the District of Columbia, without the prior written consent of the Bondholder Trustee.

        Section 8.5    Instructions.    The Owner Participant agrees that it will not instruct the Owner Lessor to take any action prohibited by this Agreement or any other Operative Document.

        Section 8.6    Appointment of Successor Owner Manager.    Notwithstanding any other provision of this Agreement, a successor Owner Manager shall not be appointed by the Owner Participant without the consent of Homer City, so long as no Material Lease Default or Lease Event of Default shall have occurred and be continuing, and, so long as Lessor Notes are outstanding, the Lease Indenture Trustee and the Security Agent unless such successor Owner Manager (a) meets the requirements of the Lessor LLC Agreement, (b) has a combined capital and surplus of at least $150 million and (c) Homer City and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Security Agent, shall have received at the expense of the Owner Participant: (i) an opinion or opinions of counsel, such counsel and such opinion to be reasonably acceptable to such parties, to the effect that no regulatory consents or approvals are required, or (ii) such other documentation reasonably satisfactory to Homer City or the Lease Indenture Trustee and the Security Agent, as the case may be; provided, however, that if Wells Fargo resigns as Owner Manager, is terminated for cause, or shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Owner Manager or its properties shall be appointed or any public officer shall take charge or control of the Owner Manager or its property or affairs for the purpose of rehabilitation, conservation or liquidation, the opinion required by clause (c) shall be at the expense of Homer City.

        Section 8.7    Cooperation.    The Owner Lessor agrees, and each of the Owner Participant and the Owner Manager agree to cause the Owner Lessor to, at the request of Homer City and at the sole cost and expense of Homer City on an After-Tax Basis, take such actions as may be necessary for the Owner Lessor to take as the owner of the Facility for purposes of obtaining the valid and effective issue, transfer or amendment, as the case may be, of all Governmental Approvals to the extent the same are required for the use, ownership, operation or maintenance of the Facility, the Facility Site, the

Undivided Interest, the Ground Interest or any Component by Homer City or any permitted assignee of Homer City in the manner contemplated by the Operative Documents, except to the extent the same involves any (i) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facility, the Undivided Interest or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, (ii) risk of criminal or material civil liability being incurred by the Owner Lessor, the Owner Participant, or, so long as the Lien of the Lease Indenture has not been terminated discharged, the Lease Indenture Trustee and the Security Agent, or any of its respective Affiliates or (iii) material risk of any material adverse effect on the Owner Lessor, the Owner Participant, or, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Security Agent, or any of its respective Affiliates (including, without limitation, subjecting any such Person to regulation as a public utility under any applicable law). Homer City shall pay on an After-Tax Basis all reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) of the Owner Lessor and each other Person party to an Operative Document incurred in connection with any such action. It is understood and agreed that, with respect to any action requested of it, and taken by it, under this Section 8.7, the Owner Lessor, the Owner Participant and the Owner Manager shall make no representation or warranty as to, and shall have no responsibility for the effectiveness of such action to accomplish or promote the objective intended by the Person making such request.

ARTICLE IX

COVENANTS OF THE LEASE INDENTURE TRUSTEE, BONDHOLDER TRUSTEE AND SECURITY AGENT

        Section 9.1    Security Interest of the Lease Indenture Trustee.    The Lease Indenture Trustee will not directly or indirectly create, incur, assume or suffer to exist any Lien on the Indenture Estate attributable to it and arising out of events or conditions not related to its rights in the Indenture Estate or the administration thereof, and will promptly notify the Owner Participant, the Owner Lessor, the Owner Manager, the Security Agent and Homer City in writing of the imposition of any such Lien of which it has Actual Knowledge and shall promptly, at its own expense, take such action as may be necessary to duly discharge such Indenture Trustee Lien.

        Section 9.2    Security Interest of the Security Agent.    The Security Agent will not directly or indirectly create, incur, assume or suffer to exist any Lien on the Indenture Estate attributable to it and arising out of events or conditions not related to its rights in the Indenture Estate or the administration thereof, and will promptly notify the Owner Participant, the Owner Lessor, the Owner Manager, the Lease Indenture Trustee and Homer City in writing of the imposition of any such Lien of which it has Actual Knowledge and shall promptly, at its own expense, take such action as may be necessary to duly discharge such Lien.

        Section 9.3    Covenants of the Lease Indenture Trustee and BondholderTrustee.    Each of the Lease Indenture Trustee and the Bondholder Trustee covenant with respect to the Lease Indenture, and the Bondholder Trustee covenants with respect to the Fundco Indenture, that it will comply with the terms of such agreement and will not amend or consent to the amendment of such agreement without the prior written consent of the Owner Lessor, the Owner Participant and, so long as no Lease Event of Default (other than a Rent Default Event) has occurred and is continuing, the Facility Lessee.

ARTICLE X

HOMER CITY'S INDEMNIFICATIONS

        Section 10.1    General Indemnity.

        (a)    Claims Indemnified.    Subject to the exclusions stated in paragraph (b) below, Homer City agrees to, on an After-Tax Basis, protect, defend and hold harmless, and does hereby indemnify the Owner Lessor, the Owner Participant, the Owner Manager, the OM Company, in its individual capacity, the Security Agent, the Lender, the Bondholder Trustee and the Lease Indenture Trustee and each of their respective successors, permitted assigns, agents, employees, servants, directors, members, managers, partners, officers and Affiliates (each an "Indemnitee") against any and all liabilities, obligations, losses, damages, penalties, actions, suits, costs, expenses and claims of any nature (whether or not any of the transactions contemplated by the Operative Documents are consummated) imposed on incurred or asserted against such Indemnitee arising out of, in connection with, or relating to any of the following (collectively, "Claims"):

            (i)  the construction, financing, refinancing, acquisition, operation, warranty, ownership, possession, maintenance, repair, lease, condition, alteration, modification, restoration, refurbishing, return, purchase, sale or other disposition, insuring, sublease, or other use or nonuse of the Facility or the Facility Site, or any portion or Component thereof or interest therein;

          (ii)  the conduct of the business or affairs of (x) Homer City or (y) any Affiliate of Homer City but, in the case of any such Affiliate, only at the Facility and Facility Site or in connection therewith;

          (iii)  the manufacture, design, purchase, acceptance, rejection, delivery or condition of, or improvement to, the Facility, the Facility Site or any Component, or any portion of any thereof or any interest therein;

          (iv)  the Facility Lease or any other Operative Documents in respect of the Facility or the Facility Site, the execution or delivery thereof, or the performance, enforcement, attempted enforcement or any amendment, supplement or modification to, or any waiver (collectively, "Amendments") of any terms thereof or thereto;

          (v)  any Environmental Claim or any Environmental Condition resulting from the Facility, the Facility Site, or any Component (or portion of any Component) thereof, including any such Environmental Claim or Environmental Condition arising from or related to the operation of the Facility or any Component thereof;

          (vi)  the reasonable costs and expenses of each Indemnitee in connection with Amendments or supplements of or to the Operative Documents (x) requested by Homer City or required pursuant to the provisions of any Operative Document, including under Section 12 hereof, or (y) as a result of a Lease Event of Default under the Facility Lease that has occurred and is continuing;

        (vii)  the imposition of any Lien other than, with respect to a particular Indemnitee, a Lien arising by or through such Indemnitee (or its agents, employees, servants or affiliates) that is prohibited under the terms of the Operative Documents;

        (viii)  any violation by, or liability relating to, Homer City, any Homer City Party, the Facility or the Facility Site of, or under, any Requirement of Law, whether now or hereafter in effect (including Environmental Laws), or any action of any Governmental Authority or other Person taken with respect to the Facility or Facility Site, the Operative Documents or the interests of the Lease Indenture Trustee, the Security Agent, the Owner Lessor or the Owner Participant under the Operative Documents or the presence, use, storage, transportation, treatment or manufacture of any hazardous substance in, at, under or from the Facility or Facility Site;

          (ix)  the nonperformance or breach by Homer City or any Affiliate of any obligation contained in the Operative Documents or the falsity or inaccuracy of any representation or warranty of Homer City or any Affiliate in the Operative Documents;

          (x)  the continuing fees (if any) and expenses of the Owner Manager, Owner Lessor, Owner Participant, the Bondholder Trustee, the Lender, the Security Agent and the Lease Indenture Trustee (including the reasonable fees and expenses of counsel, accountants and other professional persons) arising out of discharge of their duties under or in connection with the Operative Documents;

          (xi)  the offer, issuance, sale or acquisition of the Lessor Notes or any Additional Lessor Notes, or, in each case, any refinancing thereof;

        (xii)  any regulatory approvals or licenses (or any renewals thereof) including, without limitation, any obligations imposed by FERC in connection with the Facility or Facility Site;

        (xiii)  (a) any charge, indemnity payment, cost, expense or other obligation of the Owner Lessor incurred in connection with the Debt Service Reserve Letter of Credit (including under any reimbursement agreement or application therefor) (excluding principal of any reimbursement obligation or loan thereunder, interest thereon or any fee with respect to the Debt Service Reserve Letter of Credit), (b) any replacement, renewal or re-issuance of the Debt Service Reserve Letter of Credit (and any applicable application or reimbursement agreement with respect thereto) and (c) to the extent relating to an issuer downgrade or the expiration of such letter of credit, any drawing thereunder (including interest accruing thereon); provided that, in the event that the Facility Lease is terminated in accordance with its terms, then the applicable Indemnitee shall refund to Homer City any amounts on deposit in the Debt Service Reserve Account up to a maximum of those amounts previously paid by Homer City prior to the termination of the Facility Lease as Supplemental Rent pursuant to this Section 10.1(a)(xiii)(c);

        (xiv)  any and all fees, including interest accruing thereon, with respect to the Debt Service Reserve Letter of Credit, payable to such letter of credit issuer in excess of the Base DSRLC Costs; provided, however, that in no event shall the Facility Lessee be liable for Claims pursuant to this clause (xiv) for any amounts that are in excess of that amount which, when added to the Basic Lease Rent, together with all rent payable under the Facility Site Sublease, discounted at the Discount Rate, causes the present value to not satisfy the ninety percent (90%) test for operating lease treatments described in Section 4.16.

        (b)    Claims Excluded.    The general indemnity of Homer City in this Section 10.1 will be subject to exclusions for Claims to the extent (x) attributable to, (y) arising as a result of, or (z) such Claims would not have occurred but for, any of the following:

            (i)  acts, omissions or events occurring after the expiration or early termination of the Facility Lease and, where required by the Facility Lease, surrender to the Owner Lessor or its successor of the Facility and its interest in the Facility Site Sublease in compliance with the provisions of the Facility Lease or Facility Site Sublease, as the case may be other than, in each such case referred to in this clause (i), claims arising from or related to acts, omissions, events or conditions occurring or existing prior to such expiration or early termination, or arising pursuant to the Facility Lessee's obligations set forth in Section 5.2(h) of the Facility Lease;

          (ii)  with respect to the relevant Indemnitee or a Related Party, any offer, sale, assignment, transfer or other disposition (voluntary or involuntary) by or on behalf of (x) the Owner Participant of any of its interest in the Owner Lessor, (y) the Owner Lessor of all or any of its interest in the Facility or Facility Site or (z) the Lender, the Security Agent or the Lease Indenture Trustee of any of its interests in the Lessor Loans, unless such transfer is required by the terms of the Operative Documents or occurs in connection with the exercise of remedies during a Lease Event of Default;

          (iii)  the gross negligence or willful misconduct of the Indemnitee (or a Related Party of such Indemnitee) seeking indemnification;

          (iv)  the noncompliance with the terms of the Operative Documents by, or the breach of any agreement, covenant, representation or warranty of, the Indemnitee (or a Related Party of such Indemnitee) seeking indemnification unless attributable to Homer City or breach by another party of its obligations under an Operative Document;

          (v)  any obligation or liability expressly borne, assumed or to be paid in any Operative Document by the Indemnitee (or a Related Party of such Indemnitee) seeking indemnification (other than any Claim pursuant to Section 10.1(a)(xiii) or (xiv));

          (vi)  with respect to the Indemnitee seeking indemnification, any claim constituting or arising from a Lessor Lien attributable to such Indemnitee or to a Related Party of such Indemnitee;

        (vii)  any Claim that is a Tax or is a cost of contesting a Tax, whether or not Homer City is required to indemnify therefor under Section 10.2 below, except as required to make payments on an After-Tax Basis;

        (viii)  any failure by the Owner Manager to distribute in accordance with the Lessor LLC Agreement any amounts received and distributable thereunder;

          (ix)  any Amendment not requested by Homer City and not required by any Operative Document (other than an Amendment existing as a result of a Lease Event of Default that has occurred and is continuing);

          (x)  any Claim that constitutes principal or interest on the Lessor Notes; and

          (xi)  any Claims arising with respect to the Equity Letter of Credit.

        (c)    Claims Procedure.    Each Indemnitee shall promptly after such Indemnitee shall have Actual Knowledge of any Claim notify Homer City in writing of any such Claim as to which indemnification is sought; provided, that the failure to so notify Homer City shall not reduce or affect Homer City's liability which it may have to such Indemnitee under this Section 10.1. Any amount payable to any Indemnitee pursuant to this Section 10.1 shall be paid within fifteen (15) days after receipt of such written demand therefor from such Indemnitee, accompanied by a certificate of such Indemnitee stating in reasonable detail the basis for the indemnification thereby sought and (if such Indemnitee is not a party hereto) an agreement to be bound by the terms hereof as if such Indemnitee were such a party. The foregoing shall not, however, constitute an obligation to disclose confidential information of any kind without the execution of an appropriate confidentiality agreement. Promptly after Homer City receives notification of such Claim accompanied by a written statement describing in reasonable detail the Claims which are the subject of and basis for such indemnity and the computation of the amount so payable, Homer City shall notify such Indemnitee in writing whether it intends to pay, object to, compromise or defend any matter involving the asserted liability of such Indemnitee. Homer City shall have the right to investigate and so long as no Material Lease Default or Lease Event of Default shall have occurred and be continuing, Homer City shall have the right in its sole discretion, to defend or compromise any Claim for which indemnification is sought under this Section 10.1 which Homer City acknowledges in writing to the applicable Indemnitee is subject to indemnification hereunder; provided, that no such defense or compromise shall involve any (i) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on the Facility, the Undivided Interest or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, (ii) risk of criminal liability being incurred by the Owner Lessor, the Owner Participant, or the Owner Manager or (so long as the Lessor Notes are outstanding) the Lease

Indenture Trustee and the Security Agent or any of their respective Affiliates, or (iii) material risk of any material adverse effect on the interests of the Owner Lessor, the Owner Participant, the Owner Manager or (so long as the Lessor Notes are outstanding) the Lease Indenture Trustee and the Security Agent or any of their respective Affiliates (including, without limitation, subjecting any such Person to regulation as a public utility under any applicable law); provided, further, that no Claim shall be compromised by Homer City on a basis that admits any criminal violation or gross negligence or willful misconduct on the part of such Indemnitee without the express written consent of such Indemnitee; and provided, further, that to the extent that other Claims unrelated to the transactions contemplated by the Operative Documents are part of the same proceeding involving such Claim, Homer City may assume responsibility for the contest or compromise of such Claim only if the same may be and is severed from such other Claims (and each Indemnitee agrees to use reasonable efforts to obtain such a severance). If Homer City elects, subject to the foregoing, to compromise or defend any such asserted liability, it may do so at its own expense and by counsel selected by it and reasonably satisfactory to such Indemnitee. Upon Homer City's election to compromise or defend such asserted liability and prompt notification to such Indemnitee of its intent to do so, such Indemnitee shall cooperate at Homer City's expense with all reasonable requests of Homer City in connection therewith to minimize the cost and expense to Homer City of such compromise or defense (provided that such Indemnitee shall not suffer any material economic, legal or regulatory disadvantage as a result of such cooperation) and will provide Homer City with all information not within the control of Homer City as is reasonably available to such Indemnitee which Homer City may reasonably request; provided, further, however, that such Indemnitee shall not, unless otherwise required by Requirement of Law, be obligated to disclose to Homer City or any other Person, or permit Homer City or any other Person to examine (i) any income tax returns of the Owner Participant or the Owner Lessor or (ii) any confidential information or pricing information not generally accessible by the public possessed by the Owner Participant or the Owner Lessor (and, in the event that any such information is made available, Homer City shall treat such information as confidential and shall take all actions reasonably requested by such Indemnitee for purposes of obtaining a stipulation from all parties to the related proceeding providing for the confidential treatment of such information from all such parties). Where Homer City, or the insurers under a policy of insurance maintained by Homer City, undertake the defense of such Indemnitee with respect to a Claim (with counsel reasonably satisfactory to each such Indemnitee and without reservation of rights against such Indemnitee), no additional legal fees or expenses of such Indemnitee in connection with the defense of such Claim shall be indemnified hereunder unless such fees or expenses were incurred at the request of Homer City or such insurers. Notwithstanding the foregoing, an Indemnitee may participate at its own expense in any judicial proceeding controlled by Homer City pursuant to the preceding provisions, but only to the extent that such party's participation does not in the reasonable opinion of counsel to Homer City interfere with such control; provided, however, that such party's participation does not constitute a waiver of the indemnification provided in this Section 10.1; provided, further, that if and to the extent that (i) such Indemnitee is advised by counsel that an actual or potential conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel or (ii) there is a risk that such Indemnitee may be indicted or otherwise charged in a criminal complaint and such Indemnitee informs Homer City that such Indemnitee desires to be represented by separate counsel, such Indemnitee shall have the right to control its own defense of such Claim and the reasonable fees and expenses of such defense (including, without limitation, the reasonable fees and expenses of such separate counsel) shall be borne by Homer City. So long as no Lease Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim without the prior written consent of Homer City unless (i) the Indemnitee waives its rights to indemnification hereunder or (ii) Homer City has not acknowledged its indemnity obligation with respect thereto and there is a significant risk that a default judgment will be entered against such Indemnitee. Nothing contained in this Section 10.1(c) shall be deemed to require an Indemnitee to contest any Claim or to assume responsibility for or control of any judicial proceeding with respect thereto.

        Section 10.2    General Tax Indemnity.

        (a)    Indemnity.    Except as provided in paragraph (b), Homer City agrees to indemnify on an After-Tax Basis each of the Owner Participant, the OP Guarantor, the Owner Lessor, the OM Company in its individual capacity, the Owner Manager, the Lender, the Lease Indenture Trustee, the Lease Indenture Company in its individual capacity, the Security Agent, their respective successors, assigns, agents, employees, servants, directors and officers, the past and present partners or members of or holders of the ownership interests in, as the case may be, the Owner Participant and the Affiliates of each of the foregoing (each a "Tax Indemnitee") and to hold each Tax Indemnitee harmless from and to defend each Tax Indemnitee against all Taxes that are imposed upon any Tax Indemnitee, the Facility, the Facility Site, the Undivided Interest, the Ground Interest, or any portion or Component thereof or any interest therein, or upon any Operative Document or Project Document or any interest in any of the foregoing, arising out of, in connection with or relating to, any of the following:

            (i)  the construction, financing, refinancing, acquisition, operation, warranty, ownership, use, possession, maintenance, repair, lease, condition, alteration, modification, restoration, refurbishing, rebuilding, transport, assembly, repossession, dismantling, abandonment, retirement, decommissioning, storage, replacement, return, purchase, sale or other disposition, insuring, sublease, or other use or non-use of, imposition of any Lien (or occurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Facility, Undivided Interest, Ground Interest or the Facility Site, or any portion or Component thereof or any interest therein;

          (ii)  the conduct of the business or affairs of Homer City, any Affiliate thereof, any holder of a partnership interest therein (but only prior to any foreclosure action undertaken with respect to such partnership interest pursuant to the Pledge and Collateral Agreement), or any other operator at or in connection with the Facility or the Facility Site;

          (iii)  the manufacture, design, purchase, acceptance, rejection, delivery or condition of, or improvement to, the Facility, the Undivided Interest, the Ground Interest, the Facility Site, or any portion or Component thereof, or any interest therein;

          (iv)  the Facility Lease, the Facility Site Lease, the Facility Site Sublease, any other Operative Document or any other documents contemplated thereby (including all Project Documents), including the execution or delivery thereof, or the performance, enforcement or amendment of any terms thereof;

          (v)  the payment or receipt of Basic Lease Rent, Renewal Rent, Supplemental Lease Rent or any other amount payable under the Facility Lease;

          (vi)  the conveyance of title to the Facility;

        (vii)  the existence or operation of any provision in the Existing Debt or the Lessor Notes, including any payments with respect thereto or any modification thereof;

        (viii)  any other amount paid or payable pursuant to the Operative Documents; or

          (ix)  otherwise relating to the transactions contemplated by the Operative Documents.

        (b)    Excluded Taxes.    The indemnity provided for in paragraph (a) above shall not extend to any of the following Taxes (the "Excluded Taxes"):

            (i)  Taxes imposed by the United States federal government, or Taxes imposed on, based on or measured by gross or net income or receipts or capital or net worth (in each case, other than Taxes that are or are in the nature of sales, use, property, ad valorem, rental, stamp, transfer, excise, license, and value added taxes or Taxes collected by withholding against payments under the Existing Debt, the Lease Indenture or the Lessor Notes or Taxes arising out of, or in connection with or related to the matters described);

          (ii)  Taxes attributable to any period after expiration or other termination of the Facility Lease and, where required by the Facility Lease, return of the Facility to the Owner Lessor or its designee in accordance with the Facility Lease (or, in the case of the Lease Indenture Trustee and the Security Agent, after the repayment of the Lessor Notes) and not as a result of any act, event or omission occurring prior to or simultaneous with such expiration, termination or surrender (or in the case of the Noteholders, the Lease Indenture Trustee, the Security Agent, the Lease Indenture Company or any Related Party in respect of any thereof (each, a "Lender Indemnitee"), such repayment), provided that this exclusion shall not apply so long as a Lease Event of Default shall have occurred and be continuing;

          (iii)  Taxes imposed on a Tax Indemnitee attributable to the gross negligence or willful misconduct of such Tax Indemnitee or any Related Party of such Tax Indemnitee;

          (iv)  Taxes in the nature of capital gain, accumulated earnings, personal holding company, excess profits, succession or estate, minimum, alternative minimum, preference, franchise, conduct of business and other similar taxes (in each case, other than Taxes that are or are in the nature of sales, use, property, ad valorem, rental, stamp, transfer, excise, license, and value added taxes or Taxes collected by withholding against payments under the Lease Indenture or the Lessor Notes);

          (v)  Taxes imposed on a Tax Indemnitee that arise out of, or are caused by, any act or omission of such Tax Indemnitee (or any Related Party thereof) that is expressly prohibited by any Operative Document or by a breach by such Tax Indemnitee (or any Related Party thereof) of any of its representations, warranties or covenants under any Operative Document, except to the extent attributable to any acts or omissions of the Facility Lessee or any sublessee, transferee or assignee of the Facility Lessee;

          (vi)  Taxes arising out of, or caused by, any voluntary assignment, sale, transfer or other voluntary disposition, or any involuntary transfer or disposition resulting from a bankruptcy or similar proceeding for relief of debtors in which such Tax Indemnitee is a debtor, by (or a foreclosure by a creditor of) (A) the Owner Participant of any of its Lessor Membership Interest, (B) the Owner Lessor of all or any of its interest in the Facility or the Facility Site, or (C) the Security Agent of any interest in the Lessor Notes or the Indenture Estate unless (i) such transfer or disposition occurs during the continuance of a Lease Event of Default, or (ii) such transfer or disposition is required under, or occurs pursuant to, the Operative Documents and the price paid is other than Fair Market Sales Value;

        (vii)  in the case of a Tax Indemnitee that is the Owner Participant or a Related Party thereto, Taxes arising in connection with Owner Participant Liens or in the case of a Tax Indemnitee that is the Owner Lessor or a Related Party thereto, Taxes arising in connection with Owner Lessor Liens;

        (viii)  Taxes imposed on any assignee or successor-in-interest to a Tax Indemnitee to the extent any such Taxes exceed the Taxes that would have been imposed had no assignment or transfer taken place determined under the law as in effect on the date of transfer; provided that this exclusion shall not apply to the computation of the gross-up amounts necessary to make a payment on an After-Tax Basis, nor to a transferee, assignee or successor in interest that acquires the interest of a Tax Indemnitee pursuant to an assignment, transfer or disposition during the continuance of a Material Lease Default or Lease Event of Default;

          (ix)  Taxes that are properly included as a part of Transaction Expenses;

          (x)  Taxes imposed on, based on, or measured by any compensation that any Owner Manager, the Security Agent or the Lease Indenture Trustee receives for its services;

          (xi)  any U.S. federal income taxes, including with respect to the Owner Participant, U.S. federal income taxes for which Homer City is obligated to indemnify the Owner Participant under the Tax Indemnity Agreement (or which are expressly excluded from indemnification thereunder);

        (xii)  other than with respect to a Lender Indemnitee, Taxes resulting from the Owner Lessor not being treated as a grantor trust, a nonentity or a pass-through or disregarded entity for federal, state or local income tax purposes;

        (xiii)  Taxes attributable to the failure of any Tax Indemnitee to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity, connection with the jurisdiction imposing such Taxes or other similar matters; provided that the foregoing exclusion shall only apply if such Tax Indemnitee is eligible and obligated under applicable law or the Operative Documents to comply with such requirement and shall have been given timely written notice of such requirement by or on behalf of Homer City;

        (xiv)  Taxes imposed on a Tax Indemnitee where the Tax Indemnitee's breach of its contest obligations under Section 10.2(g) effectively precludes Homer City's ability to contest the Taxes;

        (xv)  Taxes imposed on any Tax Indemnitee resulting from an amendment, modification, supplement or waiver to any Operative Document which was not requested by Homer City and as to which Homer City is not a party and the Tax Indemnitee (or, in the case of the Owner Participant, the Owner Lessor if acting at the express direction of the Owner Participant) is a party unless such amendment, modification, supplement or waiver (A) was required by applicable law or the Operative Documents, (B) may be necessary or appropriate to, and is in conformity with, any amendment, modification, supplement or waiver to any Operative Document agreed to or requested by Homer City in writing, or (C) is made while a Lease Event of Default shall have occurred and be continuing;

        (xvi)  Taxes imposed under Section 4975 of the Code, Section 406 of ERISA or any comparable laws of any governmental authority resulting from any breach of any of the representations or warranties of such Tax Indemnitee set forth in Section 3.4(g) hereof;

      (xvii)  Taxes imposed to the extent such Taxes result from the Tax Indemnitee (and in the case of the Owner Lessor, only if acting at the written direction of the Owner Participant) being organized under the laws of a jurisdiction other than the United States or any State thereof (other than, in the case of a Lender Indemnitee, such Taxes which did not exist under law in effect on the date such Lender Indemnitee became a party to this transaction);

      (xviii)  Any Taxes (other than Taxes that are or are in the nature of sales, use, property, ad valorem, rental, stamp, transfer, excise, license and value added taxes or Taxes collected by withholding against payments under the Lease Indenture or the Lessor Notes) imposed on a Tax Indemnitee to the extent that such taxes would not have been imposed but for the activities of such Tax Indemnitee unrelated to the transactions contemplated hereby;

        (xix)  Taxes imposed on a Tax Indemnitee in the nature of interest, penalties, fines and additions to tax (i) payable as a result of such Tax Indemnitee's failure to file, in a procedurally proper manner and on a timely basis, any tax reports, returns or statements as to which Homer City has timely notified such Tax Indemnitee in writing of the requirement to file, unless such failure is otherwise caused by the failure of Homer City to fulfill its obligations, if any, with respect to such return (including provision of information sufficient to enable such Tax Indemnitee to file such report, return or statement), or (ii) to the extent not attributable to or resulting from Taxes for which an indemnity is provided hereunder; and

        (xx)  Taxes for as long as such Taxes are being contested pursuant to the contest provisions contained in Section 10.2(g) (subject to the Tax Indemnitee's right to obtain a Tax Advance pursuant to Section 10.2(g)(iii)(5)).

        (c)    Payment.    Each payment required to be made by Homer City to a Tax Indemnitee pursuant to this Section 10.2 shall be paid either (i) when due directly to the applicable taxing authority by Homer City if it is permitted to do so, or (ii) where direct payment is not permitted and with respect to gross up amounts in immediately available funds to such Tax Indemnitee by the latest of (A) 15 days following Homer City's receipt of the Tax Indemnitee's written demand for the payment (which demand shall be accompanied by a statement of the Tax Indemnitee describing in reasonable detail the Taxes for which the Tax Indemnitee is demanding indemnity and the computation of such Taxes), (B) in the case of amounts which are being contested pursuant to such paragraph (g), 15 days following the time and in accordance with a final determination of such contest or (C) in the case of any indemnity demand for which Homer City has requested review and determination pursuant to paragraph (d) below, the completion of such review and determination, but in no event later than the date which is three Business Days prior to the date payment of such Taxes is due. Any amount payable to Homer City pursuant to paragraph (e) or (f) below shall be paid within 15 days after the Tax Indemnitee realizes a Tax Benefit giving rise to a payment under paragraph (e) or receives a refund or credit giving rise to a payment under paragraph (f), as the case may be, and shall be accompanied by a statement of the Tax Indemnitee computing in reasonable detail the amount of such payment. Upon the final determination of any contest pursuant to paragraph (g) below in respect of any Taxes for which Homer City has made a Tax Advance, the amount of Homer City's obligation under paragraph (a) above shall be determined as if such Tax Advance had not been made. Any obligation of Homer City under this Section 10.2 and the Tax Indemnitee's obligation to repay the Tax Advance will be satisfied first by set off against each other, and any difference owing by either party will be paid within 10 days of such final determination. All payments required to be made by Homer City pursuant to this Section 10.2 shall be made on an After-Tax Basis.

        (d)    Independent Examination.    Within 15 days after Homer City receives any computation from the Tax Indemnitee, Homer City may request in writing that an independent public accounting firm selected by the Tax Indemnitee and reasonably acceptable to Homer City review and determine on a confidential basis the amount of any indemnity payment by Homer City to the Tax Indemnitee pursuant to this Section 10.2 or any payment by a Tax Indemnitee to Homer City pursuant to paragraph (e) or (f) below. The Tax Indemnitee and Homer City shall cooperate with such accounting firm and supply it with all information reasonably necessary for the accounting firm to conduct such review and determination, provided that such accounting firm shall agree in writing in a manner satisfactory to the Tax Indemnitee, or Homer City, as the case may be, to maintain the confidentiality of such information, and provided further that neither any Tax Indemnitee nor Homer City shall be required to disclose any of its tax returns or books that such Tax Indemnitee or Homer City, as the case may be, reasonably deems to be confidential in connection with such verification, and the parties hereto agree that such Tax Indemnitee, or Homer City, as the case may be, shall have sole control over the positions taken with respect to such party's tax returns and filings. The fees and disbursements of such accounting firm will be paid by Homer City; provided that such fees and disbursements will be paid by the Tax Indemnitee if the accountants determine that the present value of the total payments as calculated by the Tax Indemnitee is more than 105 percent of the present value of the correct payments (such present values in each case to be determined by the Discount Rate). In the event such accounting firm determines that such computations are incorrect, then such firm shall determine what it believes to be the correct computations. The computations of the accounting firm shall be final, binding and conclusive upon Homer City and the Tax Indemnitee.    The parties hereto agree that the independent public accounting firm's sole responsibility shall be to verify the computation of any payment pursuant to this Section 10.2 and that matters of interpretation of this Participation Agreement or any other

Operative Document are not within the scope of the independent accountant's responsibility. Such accounting firm shall be requested to make its determination within 30 days.

        (e)    Tax Benefit.    If, as the result of any Taxes paid or indemnified against by Homer City under this Section 10.2, the aggregate Taxes actually paid by the Tax Indemnitee in connection with such payment for any taxable year and not subject to indemnification pursuant to this Section 10.2 are less (whether by reason of a deduction, credit, allocation or apportionment of income or otherwise) than the amount of such Taxes that otherwise would have been payable by such Tax Indemnitee (a "Tax Benefit"); then to the extent such Tax Benefit was not taken into account in determining the amount of indemnification payable by Homer City under paragraph (a) above and provided no Material Lease Default or Lease Event of Default shall have occurred and be continuing (in which event the payment provided under this Section 10.2(e) shall be deferred until the Material Lease Default or Lease Event of Default has been cured), such Tax Indemnitee shall pay to Homer City the lesser of (A) (y) the amount of such Tax Benefit, plus (z) an amount equal to any United States federal, state or local income tax benefit resulting to the Tax Indemnitee from the payment under clause (y) above and this clause (z) (determined using the same assumptions as set forth in the second sentence under the definition of After-Tax Basis) and (B) the amount of the indemnity paid pursuant to this Section 10.2 giving rise to such Tax Benefit, provided that any excess of the amount described in clause (A) over the amount described in clause (B) shall be carried forward and applied to reduce pro tanto any subsequent obligations of Homer City to make payment to such Tax Indemnitee pursuant to this Section 10.2. If it is subsequently determined that the Tax Indemnitee was not entitled to such Tax Benefit, the portion of such Tax Benefit that is required to be repaid or recaptured will be treated as Taxes for which Homer City must indemnify the Tax Indemnitee pursuant to this Section 10.2 without regard to paragraph (b) hereof.

        (f)    Refund.    If a Tax Indemnitee obtains a refund or credit or would have received such refund or credit but for a counterclaim or other claim not indemnified by Homer City hereunder against which such refund or credit has not been applied (an "offset refund or credit") of all or part of any Taxes paid, reimbursed or advanced by Homer City pursuant to this Section 10.2, the Tax Indemnitee shall pay to Homer City within 15 days of such receipt, or in the case of an offset refund or credit, within 15 days of the applicable event (x) the amount of such refund or credit (net of any Tax payable by the Tax Indemnitee as a result of the receipt or accrual of such refund or credit) plus (y) an amount equal to any Tax Benefit realized by such Tax Indemnitee by reason of such payment to Homer City (determined using the same assumptions as set forth in the second sentence under the definition of After-Tax Basis), provided that (A) if at the time such payment is due to Homer City a Material Lease Default or Lease Event of Default shall have occurred and be continuing, such amount shall not be payable until such Material Lease Default or Lease Event of Default has been cured, and (B) the amount payable to Homer City pursuant to this sentence shall not exceed the amount of the indemnity payment in respect of such refunded or credited Taxes that was made by Homer City (and such excess shall be carried forward and applied to reduce pro tanto any subsequent obligations of Homer City to make payments to such Tax Indemnitee pursuant to this Section 10.2). If it is subsequently determined that the Tax Indemnitee was not entitled to such refund or credit, the portion of such refund or credit that is required to be repaid or recaptured will be treated as Taxes for which Homer City must indemnify the Tax Indemnitee pursuant to this Section 10.2 without regard to paragraph (b) hereof. If, in connection with a refund or credit of all or part of any Taxes paid, reimbursed or advanced by Homer City pursuant to this Section 10.2, a Tax Indemnitee receives an amount representing interest on such refund or credit, the Tax Indemnitee shall pay to Homer City within 15 days (1) the amount of such interest that shall be fairly attributable to such Taxes paid, reimbursed or advanced by Homer City prior to the receipt of such refund or credit (net of Taxes payable in respect of the receipt or accrual of such interest) and (2) any Tax savings resulting from payments made by the Tax Indemnitee pursuant to this sentence (determined using the assumptions set forth in the second sentence of the definition of After-Tax Basis).

        (g)    Contest.

            (i)  Notice of Contest. If a written claim is made by any taxing authority against a Tax Indemnitee for any Taxes with respect to which Homer City may be required to indemnify against hereunder (a "Tax Claim"), such Tax Indemnitee shall give Homer City written notice of such Tax Claim promptly after its receipt, and shall furnish Homer City with copies of such Tax Claim and all other writings received from the taxing authority to the extent relating to such claim, provided that failure so to notify Homer City shall not relieve Homer City of any obligation to indemnify the Tax Indemnitee hereunder except to the extent such failure effectively precludes Homer City from contesting such Tax. The Tax Indemnitee shall not pay such Tax Claim until at least 30 days after providing Homer City with such written notice, unless (a) the Tax Indemnitee is required to do so by law or regulation and (b) in the written notice described above, the Tax Indemnitee has notified Homer City of such requirement.

          (ii)  Control of Contest. Subject to subsection (g)(iii) below, Homer City will be entitled to contest (acting through counsel selected by Homer City and reasonably satisfactory to the Tax Indemnitee), and control the contest of, any Tax Claim if (i) such Tax Claim may be segregated procedurally and contested independently from tax claims for which Homer City is not obligated to indemnify the Tax Indemnitee, provided that if the Tax Indemnitee in its sole discretion determines at any time that permitting Homer City to conduct or continue to conduct such contest could have an adverse business effect or other consequences to such Tax Indemnitee, such Tax Indemnitee shall have the right to control or reassert control over such contest, or (ii) the Tax Indemnitee requests that Homer City control such contest; provided that in the case of any such contest pursuant to (i) or (ii) Homer City shall use all reasonable efforts to contest such Tax Claim in its own name, and provided further that such contest shall be at Homer City's sole cost and expense with no after tax cost to the Tax Indemnitee. Homer City shall consult in good faith with and keep reasonably informed the Tax Indemnitee and its counsel and shall provide the Tax Indemnitee with copies of any reports or claims issued by the relevant auditing agent or taxing authority, but the decisions regarding what actions to be taken shall be made by Homer City in its sole judgment.

          (iii)  In the case of all other Tax Claims, the Tax Indemnitee will contest the Tax Claim at Homer City's expense if Homer City shall request that the Tax be contested (in accordance with subsection (g)(iii) below), and the following rules shall apply with respect to such contest:

            (A)  the Tax Indemnitee will control the contest of such Tax Claim, and all decisions with respect to such contest shall be made in its sole judgment exercised in good faith (acting through counsel selected by the Tax Indemnitee and reasonably satisfactory to Homer City),

            (B)  at Homer City's written request, if payment is made to the applicable taxing authority, the Tax Indemnitee shall use all reasonable efforts to obtain a refund thereof in appropriate administrative or judicial proceedings,

            (C)  the Tax Indemnitee conducting such contest shall consult with and keep reasonably informed Homer City and its designated counsel with respect to such Tax Claim and shall consider and consult in good faith with Homer City regarding any request (a) to resist payment of Taxes if practical and (b) not to pay such Taxes except under protest if protest is necessary and proper, but the decision regarding what actions to be taken shall be made by the Tax Indemnitee in its sole judgment.

            (D)  Notwithstanding paragraph (C), above, the Tax Indemnitee shall not otherwise settle, compromise or abandon such contest without Homer City's prior written consent except as provided in paragraph (g)(iv) below.

          (iv)  Conditions of Contest. Notwithstanding the foregoing, no contest with respect to a Tax Claim will be required or permitted pursuant to this Section 10.2, and Homer City shall be required to pay the applicable Taxes without contest, unless:

            (A)  within 30 days after notice by the Tax Indemnitee to Homer City of such Tax Claim, Homer City shall request in writing to the Tax Indemnitee that such Tax Claim be contested, provided that if a shorter period is required for taking action with respect to such Tax Claim and the Tax Indemnitee notifies Homer City of such requirement, Homer City shall request such contest within a reasonable time period (taking into account the time required to take action) after its receipt of notice within such shorter period, and such Tax Indemnitee shall take no action for as long as it is legally able to do so,

            (B)  no Lease Event of Default has occurred and is continuing,

            (C)  there is no risk of sale, forfeiture or loss of, or the creation of a Lien (other than a Permitted Lien) on the Facility, Owner Lessor's or Owner Participant's interest in the Facility, the Facility Site, the Undivided Interest, the Ground Interest or any portion or Component thereof or any interest therein as a result of such Tax Claim; provided that this clause (C) shall not apply if Homer City shall have posted and maintained a bond or otherwise provided security for Homer City's obligations under Section 10.2, in each case satisfactory to the Tax Indemnitee as to coverage and credit, or the Tax is fully paid in either manner specified in clause (E) below,

            (D)  there is no risk of imposition of any criminal liability or penalties,

            (E)  if such contest involves payment of such Tax, Homer City will either advance to the Tax Indemnitee on an interest-free basis and with no after-tax cost to such Tax Indemnitee (a "Tax Advance") or pay such Tax Indemnitee the amount payable by Homer City pursuant to Section 10.2(a) above with respect to such Tax, and such Tax Indemnitee shall promptly pay to Homer City any net Tax Benefit recognized which results from any imputed interest deduction arising from such interest free Tax Advance plus any net Tax Benefit recognized which results from making any such payment (determined using the assumptions set forth in the second sentence of the definition of After-Tax Basis).

            (F)  Homer City agrees to pay (and pays on demand) and with no after-tax cost to such Tax Indemnitee all reasonable costs, losses and expenses incurred by the Tax Indemnitee in connection with the contest of such claim (including, without limitation, all reasonable legal, accounting and investigatory fees and disbursements),

            (G)  the Tax Indemnitee has been provided at Homer City's sole expense with an opinion, reasonably acceptable to such Tax Indemnitee, of independent tax counsel of recognized standing selected by Homer City and reasonably acceptable to the Tax Indemnitee to the effect that there is a Reasonable Basis for contesting such Tax Claim; provided that if the subject matter of the contest shall have previously been decided by a court of competent jurisdiction pursuant to the contest provisions of this Section 10.2(g), such opinion shall be that as a result of a change in law or fact, it is more likely than not that the Tax Indemnitee will prevail,

            (H)  in the case of a judicial appeal, no appeal to the U.S. Supreme Court shall be required of the Tax Indemnitee or shall be permitted by Homer City.

            (I)  In the case of a judicial contest, Homer City shall have delivered to the Tax Indemnitee a written acknowledgment of its liability under this Section 10.2 for such Taxes, provided, however, that Homer City shall not be bound by its acknowledgment of liability if the contest is resolved on the basis of a written decision of the adjudicator that clearly indicates the basis for the conclusion that Homer City has no liability under this Section 10.2 with respect to such Tax, unless Homer City's conduct of the contest has materially prejudiced the Tax Indemnitee.

          (v)  Waiver of Indemnification. Notwithstanding anything to the contrary contained in this Section 10.2, the Tax Indemnitee at any time may elect to decline to take any action or any further action with respect to a Tax Claim and may in its sole discretion settle or compromise any contest with respect to such Tax Claim without Homer City's consent if the Tax Indemnitee:

            (A)  waives its right to any indemnity payment by Homer City pursuant to this Section 10.2 in respect of such Tax Claim (and any other claim for Taxes with respect to any other taxable year the contest of which is effectively precluded by the Tax Indemnitee's declination to take action with respect to the Tax Claim), and

            (B)  promptly repays to Homer City any Tax Advance and any amount paid to such Tax Indemnitee under Section 10.2(a) above in respect of such Taxes.

  Except as provided in the preceding sentence, any such waiver shall be without prejudice to the rights of the Tax Indemnitee with respect to any other Tax Claim.

        (h)  Reports.

            (i)  If any report, statement or return is required to be filed by a Tax Indemnitee with respect to any Tax that is subject to indemnification under this Section 10.2, Homer City will (1) notify the Tax Indemnitee in writing of such requirement not later than 30 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) and (2) either (x) if permitted by applicable law, prepare such report, statement or return for filing by Homer City in such manner as will show the ownership of the Facility by the Owner Lessor for United States federal, state and local income tax purposes (if applicable), send a copy of such report, statement or return to the Tax Indemnitee and timely file such report, statement or return with the appropriate taxing authority, (y) if so directed by the Tax Indemnitee or in any event if practicable and if the return to be filed reflects only information in respect of the transactions contemplated by the Operative Documents, prepare and furnish to such Tax Indemnitee not later than 30 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) a proposed form of such report, statement or return for filing by the Tax Indemnitee, or (z) if Homer City is not permitted by law to file such report, statement or return or if such return does not reflect only information in respect of the transactions contemplated by the Operative Documents, provide the Tax Indemnitee with the information in respect of the transactions contemplated by the Operative Documents that is within Homer City's control and is necessary to file such report, statement or return.

        (i)    Each of the Tax Indemnitee or Homer City, as the case may be, will timely provide the other, at Homer City's expense, with all information in its possession that the other party may reasonably require and request to satisfy its obligations under this paragraph (h), but only if and to the extent that such Tax Indemnitee is legally entitled to furnish such information. Homer City will hold each Tax Indemnitee harmless on an After-Tax Basis from and against all liabilities arising out of any insufficiency or inaccuracy of any report, statement or return if such insufficiency or inaccuracy results from the insufficiency or inaccuracy of any information supplied by Homer City pursuant to this paragraph (h) in preparing and filing such report, statement or return.

        (j)    Non-Parties. If a Tax Indemnitee is not a party to this Agreement, Homer City may require such Tax Indemnitee to agree in writing, in a form reasonably acceptable to Homer City, to the terms of this Section 10 (to the extent applicable to such Tax Indemnitee) prior to making any payment to such Tax Indemnitee under this Section.

ARTICLE XI

HOMER CITY'S RIGHT OF QUIET ENJOYMENT

        Each party to this Agreement acknowledges notice of, and consents in all respects to, the terms of the Facility Lease and the Facility Site Sublease and expressly, severally and as to its own actions only, agrees that, so long as no Lease Event of Default has occurred and is continuing, neither it nor any party acting by, through or under such party shall take or cause to be taken any action contrary to Homer City's rights under the Facility Lease and the Facility Site Sublease, including the quiet enjoyment of the use, operation or possession of the Undivided Interest and the Ground Interest.

ARTICLE XII

SUPPLEMENTAL FINANCING OF IMPROVEMENTS; OPTIONAL REFINANCINGS

        Section 12.1    Financing Improvements.

        (a)  Upon the written request of Homer City delivered at least 90 days prior to any proposed financing of the cost of any Required or Non-Severable Improvement, the Owner Lessor and the Lease Indenture Trustee agree to cooperate with Homer City to (i) issue Additional Lessor Notes to finance such Improvement, which Additional Lessor Notes shall rank pari passu with the Lessor Notes then outstanding; (ii) execute and deliver one or more supplements to the Lease Indenture for the purpose of subjecting any such Improvements to the Security Interest; and (iii) execute and deliver an amendment to the Facility Lease to reflect the adjustments required by subclause (iii) below; provided however, that (x) the Owner Participant shall have been given the opportunity, but shall have no obligation, to provide all or part of the funds required to finance the Owner Lessor's Percentage of any such Improvement by making an Additional Equity Investment in such amount, if any, as it may determine in its sole and absolute discretion, but Homer City shall have no obligation to accept such Additional Equity Investment; and (y) the conditions set forth below and in Section 2.6 of the Lease Indenture shall have been satisfied. The obligation to finance such Improvements through the issuance of Additional Lessor Notes under Section 2.6 of the Lease Indenture (any financing of Improvements through the issuance of such Additional Lessor Notes under the Lease Indenture being called a "Supplemental Financing") is subject to the following conditions:

            (i)  there shall be no more than one such financing in any calendar year; provided, that there shall be no such limitation with respect to Required Improvements;

          (ii)  the Additional Lessor Notes (x) shall have a final maturity date no later than two (2) years prior to the last day of the Basic Lease Term; (y) will be fully repaid out of additional Basic Lease Rent as adjusted pursuant to the Facility Lease; and (z) shall be subject to such terms and conditions as are customary for indebtedness issued in connection with leveraged lease transactions;

          (iii)  appropriate adjustments to Basic Lease Rent and Termination Value (determined without regard to any tax benefits associated with such Improvements, unless the Owner Participant is making an Additional Equity Investment) shall be made to protect the Owner Participant's Net Economic Return; provided, however, that there shall be no changes to the amortization schedule or interest amounts and payment dates on the Initial Lessor Notes;

          (iv)  Homer City shall have paid, on an After-Tax Basis, all reasonable costs and expenses of the Lease Transaction Parties, including the reasonable fees and expenses of counsel to the Owner Participant, the Owner Lessor, the Owner Manager, the Security Agent and the Lease Indenture Trustee, in each case to the extent incurred in connection with such Supplemental Financing;

          (v)  no Material Lease Default or Lease Event of Default shall have occurred and be continuing unless the Improvements to be made with the proceeds of Additional Lessor Notes shall cure such Material Lease Default or Lease Event of Default, and such Improvements shall be made in compliance with the Operative Documents;

          (vi)  such financing is for an amount not less than $5 million, nor greater than 100% of the costs of the Improvements being financed; provided that the aggregate principal amount of the Additional Lessor Notes shall not exceed the Owner Lessor's Percentage of $300,000,000;

        (vii)  the Owner Participant shall have received (x) an opinion reasonably satisfactory to it from Owner Participant's Counsel to the effect that such financing should not result in any incremental risk of material adverse federal income tax consequences to the Owner Participant, and (y) an indemnity against such risk in form and substance reasonably satisfactory to the Owner Participant from or guaranteed by an entity that meets the Minimum Credit Rating (or, if the Minimum Credit Rating requirement is not met, the Owner Participant shall have received credit support in respect of such indemnity reasonably satisfactory to the Owner Participant); provided that if the opinion referred to in clause (x) shall be that such financing "will" not result in any incremental risk of material adverse federal income tax consequences to the Owner Participant, then the Minimum Credit Rating requirement shall not be required with respect to the indemnity set forth in clause (y);

        (viii)  Homer City shall have made or delivered such representations, warranties, covenants, opinions or certificates as the Owner Participant may reasonably request;

          (ix)  the Owner Participant shall not suffer any material adverse accounting effect under GAAP as a result of such financing;

          (x)  the projected Basic Lease Rent Service Coverage Ratio shall be at least 1.5 to 1.0 and the average Basic Lease Rent Service Coverage Ratio shall be at least 1.75 to 1.0, calculated at the time of issuance of such Additional Lessor Notes, and determined according to the lesser of (a) such ratios as set forth in an Officer's Certificate of the Facility Lessee, and (b) such ratios calculated in accordance with MAPS and the then Base Case assumptions; and

          (xi)  Homer City shall have received, and shall have provided to the Owner Participant, written confirmation from the Rating Agencies that the then-current ratings of the Fundco Bonds will not be reduced as a result of such financing.

        The Facility Lessee shall cause the Power Market Consultant to provide to the Facility Lessee updated electricity price projections for purposes of allowing the Facility Lessee to provide its certification specified subsection (x)(a) above.

        Notwithstanding the provisions of paragraph (a) of this Section 12.1, with respect to the financing of Improvements through the Facility Lease, Homer City shall, subject to Section 6.7 hereof, at all times have the right to fund Improvements to the Facility other than through the Facility Lease.

        Section 12.2    Optional Refinancing of Lessor Loan.    Homer City will have the right, exercisable on no more than three occasions, for as long as no Material Lease Default or Lease Event of Default shall have occurred and be continuing, to request that the Owner Lessor refund or refinance all but not less than all of the Lessor Notes outstanding through the issuance of New Lessor Notes either in the public or private market to any Person that is not Homer City or any Affiliate of Homer City; provided that any refinancing under this Section 12.2 shall also be subject to satisfaction of the following additional conditions (and the Lender agrees not to consent to any such refinancing except on the terms and conditions set forth below):

        (a)  the New Lessor Notes can be issued and sold upon terms and conditions substantially the same terms as those then existing, or on such modified terms and conditions which shall be reasonably acceptable to the Owner Participant, and in an amount adequate (but not in excess of an amount necessary) to accomplish such refunding or refinancing, provided that such proceeds are used to repay the holders of the existing indebtedness simultaneously with the issuance of the New Lessor Notes;

        (b)  the Owner Participant shall have received (i) an opinion reasonably satisfactory to it from Owner Participant's Counsel to the effect that the refinancing should not result in any incremental risk of material adverse federal income tax consequences to the Owner Participant, and (ii) an indemnity against such risk in form and in substance reasonably satisfactory to the Owner Participant from or guaranteed by an entity that meets the Minimum Credit Rating (or, if the Minimum Credit Rating is not met, the Owner Participant shall have received credit support in respect of such indemnity reasonably satisfactory to the Owner Participant); provided that if the opinion referred to in clause (i) shall be that the refinancing "will" not result in any incremental risk of material adverse federal income tax consequences to the Owner Participant, then the Minimum Credit Rating requirement shall not be required with respect to the indemnity set forth in clause (ii);

        (c)  the refinancing, taken as a whole, shall not result in any other material adverse effect on the Owner Lessor or the Owner Participant;

        (d)  all documentation in connection with such refinancing shall be reasonably satisfactory to the Owner Lessor, the Owner Participant, and the conditions set forth therein shall be met;

        (e)  all necessary authorizations, approvals and consents in connection with such refinancing shall have been obtained from each Person whose authorization, approval or consent is necessary to consummate such refinancing with respect to the Facility Lessee, the Owner Lessor, the Owner Participant, the Lender, the Security Agent and the Lease Indenture Trustee and such authorizations, approvals and consents shall be in full force and effect on the closing date of such refinancing;

        (f)    the New Lessor Notes shall have the same principal amount and maturity date as the Lessor Notes issued on the Closing Date and will be fully repaid out of Basic Lease Rent during the Basic Lease Term;

        (g)  there shall be no change to the amortization schedule or the payment dates for principal and interest payments (including increases in payments of Debt Service) from the amortization schedule and payment dates with respect to the Initial Lessor Notes;

        (h)  on the closing date of such refinancing, each of the Facility Lessee, the Owner Lessor, the Lender, the Security Agent and the Lease Indenture Trustee shall have executed and delivered all appropriate supplements to the Operative Documents that are necessary to consummate such refinancing, in form and substance reasonably satisfactory to the Owner Lessor, the Lender, the Security Agent and the Lease Indenture Trustee;

        (i)    each of the Owner Lessor, the Owner Participant, the Lender, the Security Agent and the Lease Indenture Trustee shall have received an opinion of counsel for Homer City on such matters as they may reasonably request and in form and substance reasonably satisfactory to such Persons;

        (j)    Homer City shall have delivered such certificates, reports and other documents and shall have taken all other actions which are required to be delivered or taken by the Facility Lessee pursuant to Section 2.6 of the Lease Indenture;

        (k)  each of the Owner Lessor, the Owner Participant, the Lender, the Security Agent and the Lease Indenture Trustee have received from the Facility Lessee an Officer's Certificate dated the date of the issuance of the New Lessor Notes stating that all conditions precedent to the issuance of such New Lessor Notes have been satisfied or waived;

        (l)    the consummation of such refinancing shall not violate any Requirement of Law;

        (m)  no Material Lease Default or Lease Event of Default shall have occurred and be continuing;

        (n)  the Owner Participant shall suffer no adverse accounting effects under GAAP;

        (o)  Homer City shall have made or delivered representations, warranties, covenants and certificates, of no greater scope than required on the Closing Date except to the extent necessitated by differences between the existing documentation and the terms and conditions of the proposed refinancing, as the Owner Participant may reasonably request;

        (p)  the Owner Participant shall receive a fee equal to the Owner Lessor's percentage of $100,000 for each refinancing after the first such refinancing; and

        (q)  such refinanced Lessor Notes shall be subject to such terms and conditions as are customary for indebtedness issued in connection with leveraged lease transactions.

        Section 12.3    Owner Lessor's Right to Redeem Lessor Notes.    The Owner Lessor may, at its option, (a) with the consent of Homer City, redeem any Initial Lessor Note, or any Subsequent Lessor Note, in whole or in part, in accordance with the provisions of Article IV of the Lease Indenture, and (b) without the consent of Homer City, redeem any Lessor Notes in accordance with Section 7.1(c) hereof.

        Section 12.4    Cooperation.    The Owner Participant will cooperate with and reasonably assist Homer City in connection with any refinancing and/or assumption of the Lessor Notes, so long as such refinancing is in accordance with the terms of the Operative Documents. The Owner Participant will execute such agreements and documents as may be necessary with respect to any such refinancing and will instruct the Owner Lessor to act accordingly. Nothing contained in this Section 12 shall limit Homer City's right to request a refinancing in accordance with Section 12.2, above. In connection with any such refinancing, the parties shall comply with the rent adjustment provisions set forth in Section 3 of the Facility Lease.

ARTICLE XIII

RIGHT OF FIRST OFFER TO THE OWNER PARTICIPANT

        Section 13.1    Right of First Offer.    In the event the Facility Lessee desires to directly or indirectly (i) consolidate or merge, with or into any other Person or sell, lease, convey or otherwise transfer some or all of its properties or assets pursuant to Section 6.1 hereof or (ii) assign its interest in the Facility Lease pursuant to Section 22.4 of the Facility Lease (the "Facility Lease Interest"), then, if and only if as a result of such proposed assignment, sale or sales less than 50.1% of the ownership interests in the Facility Lease Interest or the Facility Lessee would be held beneficially by EME or Persons who are Affiliates of EME, then the Facility Lessee must first offer to sell, subject to the proviso contained in Section 16(m) of the Facility Lease, the Owner Lessor's Percentage of the ownership interest being so transferred pursuant to clause (i) above or such Facility Lease Interest (together, the "HC Facility Interest") to the Owner Participant on the terms and conditions set forth in this Section 13.1. Such offer shall be made to the Owner Participant in the form of a proposed term sheet, which proposed term sheet shall include an outline of the price and of all of the material terms, conditions and provisions upon which the Facility Lessee would be willing to transfer such HC Facility Interest or any part thereof. The Owner Participant will thereafter have the right within a period of thirty (30) days from and after the receipt by the Owner Participant of such proposed term sheet to notify the Facility Lessee of its irrevocable intent to exercise its right (whether directly or through an Affiliate) to purchase all, but not less than all, of the HC Facility Interest being offered hereunder. If the Owner Participant elects to exercise the right provided in the preceding sentence, it shall within sixty (60) days of such notice purchase, and the Facility Lessee shall sell (subject to the proviso contained in Section 16(m) of the Facility Lease), the HC Facility Interest on the same terms and conditions as the offer giving rise to such right. If the Owner Participant does not give such notice to the Facility Lessee within the thirty (30) day period or does not purchase the HC Facility Interest within sixty (60) days of such notice, the

Facility Lessee will be free to so merge, consolidate, sell, lease, convey or otherwise transfer such HC Facility Interest or a portion thereof, at a price no less than the price set forth in the proposed term sheet and on terms and conditions, taken as a whole, that, other than in an immaterial respect, are no less favorable to the Facility Lessee than the terms and conditions set forth in the proposed term sheet. In the event that the terms or conditions are revised in any way that the price is reduced or any of the other terms and conditions thereof, taken as a whole, change the agreement for sale, lease, conveyance or transfer such that the terms and conditions of any such subsequent transaction are less favorable, other than in an immaterial respect, to the Facility Lessee, the Facility Lessee must again comply with the notice and acceptance provisions of this Section 13.1. Notwithstanding the foregoing, if the Facility Lessee offers to sell its HC Facility Interest pursuant to this Section 13.1, then the Owner Participant shall exercise its purchase rights under this Section 13.1 only if, concurrently therewith, the HC Facility Interest and the analogous interests defined as the "HC Facility Interest" under each of the Other Participation Agreements are purchased by the Owner Participant or some or all of the Other Owner Participants (provided that, in the event the Owner Participant elects to acquire such interest and one or more Other Owner Participants do not elect to acquire the interest offered to them, the Facility Lessee agrees to offer to the Owner Participant (and the Other Owner Participants so electing on a pro rata basis) such interests on the same terms as provided therein (in order to allow the Owner Participant and the Other Owner Participants so electing the opportunity to acquire 100% of the Facility Lessee's interests)); provided however, that nothing in this Section 13.1 shall be deemed to require the Facility Lessee to take any action that might result in an Event of Default under the Facility Leases or to derogate from the rights of the Fundco Bondholders under the Amended and Restated Indenture.

ARTICLE XIV

RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER

        Section 14.1    Right of First Offer.    In the event (i) the Owner Participant desires to directly or indirectly sell, lease, convey or otherwise transfer some or all of its Lessor Membership Interest (other than to an Affiliate of the Owner Participant or while a Lease Event of Default is continuing) or (ii) the Owner Lessor desires (or the Owner Participant desires to cause Owner Lessor) directly or indirectly to sell, lease, convey or otherwise transfer some or all of the Owner Lessor's Interest, in each case prior to the expiration of the Facility Lease Term then, if and only if as a result of such proposed sale or sales less than 50.1% of (i) the ownership interests of the Owner Lessor and each Other Owner Lessor (together, the "Total Owner Lessor Interests") or (ii) the Owner Lessor's Interest and the Other Owner Lessor's Interests (together, the "Total Facility Ownership Interests") would be held by GECC or Persons who are Affiliates of GECC, then the Owner Participant or the Owner Lessor, as the case may be, must first offer to sell such Lessor Membership Interest or such Owner Lessor's Interest, as the case may be, to Homer City on the terms and conditions set forth in this Section 14.1. Such offer shall be made to the Facility Lessee in the form of a proposed term sheet, which proposed term sheet shall include an outline of the price and of all of the material terms, conditions and provisions upon which the Owner Participant or the Owner Lessor, as the case may be, would be willing to transfer such Lessor Membership Interest or such Owner Lessor's Interest, as the case may be, or any part thereof. Homer City will thereafter have the right within a period of thirty (30) days from and after the receipt by the Facility Lessee of such proposed term sheet to notify the Owner Participant or Owner Lessor, as the case may be, of its irrevocable intent to exercise its right to purchase all, but not less than all, of the Lessor Membership Interests or Owner Lessor's Interest being offered hereunder. If the Facility Lessee elects to exercise the right provided in the preceding sentence, it shall within 60 days of such notice purchase, and the Owner Participant or Owner Lessor, as the case may be, shall sell, the Lessor Membership Interest or the Owner Lessor's Interest, as the case may be, on the same terms and conditions as the offer giving rise to such right (except that the Owner Participant shall not be required to make any representations to the Facility Lessee with respect to matters regarding the Facility (even though such representations are being made to a potential third party purchaser) other than a warranty as to the absence of Owner Participant Liens). If the Facility Lessee does not give such notice to the Owner Participant or Owner Lessor, as the case may be, within the thirty (30) day period or does not purchase the Lessor Membership Interest or the Owner Lessor's Interest, as the case may be, within 60 days of such notice, the Owner Participant or Owner Lessor, as the case may be, will be free to so sell, lease, convey or otherwise transfer such Lessor Membership Interest or such Owner Lessor's Interest, as the case may be, or a portion thereof, at a price no less than the price set forth in the proposed term sheet and on terms and conditions, taken as a whole, that, other than in an immaterial respect, are no less favorable to the Owner Participant or Owner Lessor, as the case may be, than the terms and conditions set forth in the proposed term sheet. In the event that the terms or conditions are revised in any way that the price is reduced or any of the other terms and conditions thereof, taken as a whole change the agreement for sale, lease, conveyance or transfer such that the terms and conditions of any such subsequent transaction are less favorable, other than in an immaterial respect, to the Owner Participant or Owner Lessor, the Owner Participant or Owner Lessor, as the case may be, must again comply with the notice and acceptance provisions of this Section 14.1. It is understood and agreed among the parties hereto that the transaction contemplated by this Section 14.1 shall not effect a merger of the Facility Lessee's leasehold interest in the Facility and its ownership or subleasehold interest in the Facility Site with the Owner Lessor's Interest. Notwithstanding the foregoing, if, concurrently with the Owner Participant's offer to sell its Lessor Membership Interest or the Owner Lessor's offer to sell its Owner Lessor's Interest pursuant to this Section 14.1, it or one of its Affiliates offers to sell any interest in an Other Owner Lessor who has entered into any Other Facility Participation Agreement, then the Facility Lessee shall exercise its purchase rights under this Section 14.1 only if, concurrently therewith, it exercises its purchase rights under Section 14.1 of each such Other Facility Participation Agreement.

        Section 14.2    Right of First Refusal.    In the event (i) the Owner Participant desires to sell, lease, convey or otherwise transfer some or all of its Lessor Membership Interest or (ii) the Owner Lessor desires to (or the Owner Participant desires to cause Owner Lessor to) sell, lease, convey or otherwise transfer some or all of Owner Lessor's Interest, in either case on, or at any time within two years after, the expiration or termination of the Facility Lease (other than pursuant to Sections 13, 14 and 17 of the Facility Lease) to any Person other than an Affiliate of the Owner Participant, the Facility Lessee or an Affiliate thereof, then, if and only if, as a result of such proposed sale, less than 50.1% of the Total Owner Lessor Interests or the Total Facility Ownership Interests would be held by GECC or Persons who are Affiliates of GECC, the Facility Lessee shall have the right, unless such sale is during the continuance of a Lease Event of Default, to purchase or acquire all, but not less than all, of such interest on the terms and conditions set forth in the bid that the Owner Participant or the Owner Lessor, as the case may be, intends to accept; provided, that the Owner Participant's or the Owner Lessor's right to transfer its Lessor Membership Interest or its Owner Lessor Interest during the Facility Lease Term pursuant to Section 8.1 shall not be impaired by the provisions of this Section 14.2 (but shall be subject to the provisions of Section 14.1). The Owner Participant or the Owner Lessor, as the case may be, shall give the Facility Lessee prompt written notice of all bona fide offers that it intends to accept that have been received from any other Person to purchase or acquire the Owner Lessor's Interest or Lessor Membership Interest or any part of either during such two-year period following the expiration or termination of the Facility Lease, and which offers it wishes to accept, together with a full and complete statement of the price and all of the material terms, conditions and provisions contained in such offers. The Facility Lessee shall thereafter have the right within a period of thirty (30) days from and after the receipt by the Facility Lessee of such notice to notify the Owner Participant or the Owner Lessor, as the case may be, of its irrevocable exercise its right of first refusal. If the Facility Lessee elects to exercise the right provided in the preceding sentence, it shall within 60 days of such notice purchase, and the Owner Participant or Owner Lessor shall sell, all but not less than all of the Lessor Membership Interest or the Owner Lessor Interest on the same terms and conditions (except that neither the Owner Participant nor the Owner Lessor shall be required to make any representations to the Facility Lessee with respect to matters regarding the Facility other than the warranty as to the absence of the Owner Participant's Liens (even though such representations are being offered to a potential third party purchaser)) as the offer giving rise to such right. If the Facility Lessee does not give such notice to the Owner Participant or the Owner Lessor within the thirty (30) day period or does not purchase the Lessor Membership Interest or Owner Lessor Interest within sixty (60) days of such notice, the Owner Participant or the Owner Lessor shall be free to proceed substantially under the terms and conditions as set forth in its notice to the Facility Lessee, unless the Facility Lessee's failure to purchase the Lessor Membership Interest or Owner Lessor Interest within sixty (60) days is attributable to acts or omissions of the Owner Participant or Owner Lessor. In the event that the terms or conditions are revised to be less favorable, taken as a whole, other than in immaterial respects to the Owner Participant or Owner Lessor, including any reduction in price or a change in the terms of payment thereof in a manner that is beneficial to the potential purchaser), the Owner Participant or the Owner Lessor as the case may be must again comply with the notice and acceptance provisions of this Section 14.2. In connection with the Facility Lessee's exercise of the right of first refusal pursuant to this Section 14.2 with respect to the Owner Lessor's Interest, the Ground Interest shall be conveyed to the Facility Lessee subject to the Lien of the Lease Indenture. It is understood and agreed among the parties hereto that the transactions contemplated by this Section 14.2 shall not effect a merger of the Facility Lessee's leasehold interest in the Facility and its ownership or subleasehold interest in the Facility Site with the Owner Lessor's Interest. Notwithstanding the foregoing, if, concurrently with the Owner Participant's proposal to sell its Lessor Membership Interest or the Owner Lessor's proposal to sell its Owner Lessor's Interest pursuant to this Section 14.2, it or one of its Affiliates proposal to sell any interest in any Other Owner Lessor who has entered into any Other Facility Participation Agreement, then the Facility Lessee shall exercise its purchase rights under this Section 14.2 only if, concurrently therewith, it exercises its purchase rights under Section 14.2 of each such Other Facility Participation Agreement.

ARTICLE XV

SPECIAL LESSEE TRANSFER

        Section 15.1    Method of Transfer.    In the case of a Regulatory Event of Loss or Burdensome Buyout Event under the Facility Lease, the Owner Participant (for purposes of this Article XV, the "Selling Party") shall have the right, but shall be under no obligation, to sell the Lessor Membership Interest, in which event the Facility Lease (and the Lessor Notes) shall remain in place (a "Special Lessee Transfer"). At the request of the Selling Party, the Facility Lessee will, as nonexclusive agent for such Selling Party, use commercially reasonable efforts to obtain cash bids from unaffiliated third parties for the sale of the Lessor Membership Interest. Upon not less than 30 days' written notice to the Selling Party, the Facility Lessee may, but shall be under no obligation to, make an offer to purchase the Lessor Membership Interest and shall have a right of first refusal with respect to any offer received from an unaffiliated third party (which may be exercised any time prior to the Termination Date), in connection with such sale. Only bona fide bids, whether from (i) the Facility Lessee (either acting pursuant to its right of first refusal or its right of offer, in each case in accordance with this Section 15.1), or (ii) a third party, to purchase the Lessor Membership Interest (A) for cash, (B) on the applicable Termination Date, and (C) on an "as is, where is" basis without any representation, other than by the Owner Participant as to the absence of Owner Participant Liens, shall be qualifying cash bids ("Qualifying Special Lessee Transfer Bids") and all the proceeds of any such Qualifying Special Lessee Transfer Bid shall be for the account of the Selling Party.

        (a)  If a Qualifying Special Lessee Transfer Bid is received and the Selling Party accepts such bid in writing, the Facility Lessee shall pay the Selling Party on the Termination Date (i) the Special Lessee Transfer Amount determined as of such Termination Date, less the cash actually received by such Selling Party in connection with such Qualifying Special Lessee Transfer Bid (or, if the amount of such cash actually received by such Selling Party from such Qualifying Special Lessee Transfer Bid is equal to or greater than the Special Lessee Transfer Amount, zero) plus (ii) any other payment due and unpaid, or accrued and unpaid, under any Operative Document (other than Basic Lease Rent or Renewal Rent payable after such Termination Date) and any Lessee Section 467 Loan Balance as of such Termination Date (the "Additional Transfer Amounts"), and the Selling Party shall pay to the Facility Lessee any Lessor Section 467 Loan Balance as of such Termination Date.

        (b)  If a Qualifying Special Lessee Transfer Bid is rejected in writing by the applicable Selling Party and such Selling Party has not elected to retain the Lessor Membership Interest, the Facility Lessee shall pay such Selling Party on the applicable Termination Date (i) the Special Lessee Transfer Amount determined as of such Termination Date, less the amount of such rejected Qualifying Special Lessee Transfer Bid (or, if the amount of such rejected Qualifying Special Lessee Transfer Bid is equal to or greater than such Special Lessee Transfer Amount, zero) plus (ii) all Additional Transfer Amounts, and the Selling Party shall pay to the Facility Lessee any Lessor Section 467 Loan Balance as of such Termination Date.

        (c)  If no Qualifying Special Lessee Transfer Bid is offered and the applicable Selling Party has not elected to retain the Lessor Membership Interest, the Facility Lessee shall pay such Selling Party on the applicable Termination Date (i) the Special Lessee Transfer Amount determined as of such Termination Date plus (ii) all Additional Transfer Amounts. Upon payment by the Facility Lessee of the Special Lessee Transfer Amount and all Additional Transfer Amounts pursuant to the preceding sentence, the Lessor Membership Interest will not be transferred to the Facility Lessee, an Affiliate or to any third party with whom the Facility Lessee or its Affiliate has an arrangement to use or operate the Facility to generate power for the Facility Lessee's or such Affiliate's benefit. If the applicable Selling Party elects in writing to retain the Lessor Membership Interest, the Facility Lessee shall pay such Selling Party on the applicable Termination Date all Additional Transfer Amounts (but shall have no obligation to pay the Special Lessee Transfer Amount).

        Section 15.2    Effect of Transfer.    Concurrently with the payment of all sums required to be paid pursuant to this Article XV (or on such later date of transfer of the Lessor Membership Interest in accordance with clause (ii) below), (i) the Facility Lessee shall cease to have any liability to the Owner Participant with respect to the Operative Documents, except for obligations (including in Sections 10.1 and 10.2 and in the Tax Indemnity Agreement) surviving pursuant to the express terms of any Operative Document or which have otherwise accrued but not been paid as of such date, and (ii) unless the Selling Party has elected in writing to retain the Lessor Membership Interest, the Selling Party will transfer (by an appropriate instrument of transfer in form and substance reasonably satisfactory to the Selling Party and prepared and recorded at the Facility Lessee's expense) the Lessor Membership Interest to the Facility Lessee (or its designee) or to the third party making the accepted Qualifying Special Lessee Transfer Bid referred to in Section 15.1; provided, however, that if, in the case of a proposed transfer to the Facility Lessee, Lessor Notes are outstanding, such transfer shall not be made to the Facility Lessee, but shall be made to the Facility Lessee's designee promptly upon the Facility Lessee's designation of such designee and such designee will agree not to transfer the Lessor Membership Interest to the Facility Lessee until such Lien is discharged.

        (a)  The Selling Party shall make any transfer under this Article XV on an "as is," "where is" basis, without warranty other than as to the absence of Owner Participant Liens on the Lessor Membership Interest. It is understood and agreed among the parties hereto that the transactions contemplated by this Article XV shall not effect a merger of the Facility Lessee's leasehold interest in the Facility and its ownership or subleasehold interest in the Facility Site with the Owner Lessor's Interest. The Facility Lessee will pay, on an After-Tax Basis, all reasonable costs and expenses of the Lease Transaction Parties (including reasonable documented attorneys' fees and disbursements) in connection with any transfer pursuant to this Article XV. Subsequent to such transfer, the Facility Lessee and the Owner Lessor may, without the consent of the Lease Indenture Trustee, waive the Regulatory Event of Loss or

Burdensome Buyout Event that gave rise to the right to purchase the Lessor Membership Interest, as the case may be, and the Facility Lease shall continue in full force and effect in accordance with its terms.

ARTICLE XVI

COMMON FACILITIES

        The Owner Participant acknowledges that, during the term of the Facility Lease, EME may, so long as no Material Lease Default or Lease Event of Default has occurred and is then continuing, seek to develop, either directly or indirectly through a subsidiary (other than Homer City; EME or such subsidiary is hereinafter referred to as the "Additional Plants Operator"), additional electric generation units using solely fossil fuel on the Facility Site ("Additional Plants"), including but not limited to the development of both an approximately 730 MW gas-fired plant and an approximately 600 MW coal-fired plant to be located at the Facility Site.

        At such time as EME determines the specifications for the Additional Plants, Homer City will prepare a written presentation, including site maps, to be made to the Owner Participant, setting forth the terms and conditions on which it plans to develop the Additional Plants and the physical specifications for operation of the Additional Plants (the "Development Presentation"). Neither the Additional Plants, constructed and operated in accordance with the Development Presentation, nor the Additional Plants Operator shall violate any Requirement of Law, including but not limited to, any environmental law. The Owner Participant shall be entitled to receive any additional information it reasonably requests to determine that neither the construction and operation of, and activities related to, the Additional Plants, constructed and operated in accordance with the Development Presentation, nor the Additional Plants Operator are likely to (w) interfere in any material way with the capacity, availability, reliability, performance or operation of the Facility, (x) materially increase O&M Costs for the Facility, (y) diminish the current value, residual value, utility or remaining economic useful life of the Facility by more than a de minimis amount (as measured immediately prior to such construction, assuming the Facility is, at such time, in the condition required by the terms of the Facility Lease) or cause the Facility to become "limited-use" property within the meaning of Rev. Proc. 2001-28, 2001-19 IRB 1156 or Rev. Proc. 2001-29, 2001-19 IRB 1160, or (z) otherwise cause Homer City to incur any material cost, expense, claim or liability (collectively, "Material Impairment"). The Owner Participant may engage such engineering, environmental or other consultants as are reasonably necessary to assist it in making such determination. In the event the Owner Participant reasonably concludes that there is a reasonable likelihood of a Material Impairment, the Owner Participant shall promptly give Homer City notice of such conclusion in reasonable detail. If such notice is given, the Owner Participant shall cooperate with Homer City in developing modifications, if any, to the Development Presentation which avoid the reasonable likelihood of any Material Impairment (including, if appropriate, (i) modifying shared facilities at Homer City's cost (not payable out of Revenues) for increasing capacity to avoid any Material Impairment or (ii) imposing charges to be paid out of Additional Plant revenues to the Owner Lessor to pay for increased Facility operating costs or to compensate for any Material Impairment). Homer City may revise the Development Presentation to incorporate the Owner Participant's modifications (the "Revised Development Presentation"; the Development Presentation, if not objected to by the Owner Participant and the Revised Development Presentation, if applicable, are hereinafter referred to as the "Actual Development Plan") and thereafter EME may develop the Additional Plants in accordance with the Revised Development Presentation and in a manner which avoids Material Impairment.

        To the extent that the development of the Additional Plants begins prior to the completion of any required subdivision of the Facility Site, Owner Participant agrees that it will direct the Owner Lessor to enter into an agreement with Homer City that will permit the Additional Plant Operator to use such portion of the Facility Site for the Additional Plants as is provided in the Actual Development Plan, until such time as such subdivision is accomplished, to the extent such use is otherwise permitted by Requirements of Law.

        The Owner Participant further agrees that, on the terms and conditions set forth in the Actual Development Plan, it will direct the Owner Lessor to grant to the Additional Plants Operator, easements across the Facility Site which are reasonably required for access to the Additional Plants, fuel supply (including gas pipelines) for the Additional Plants, and electric transmission lines to and from the Additional Plants as set forth in the Actual Development Plan. The Owner Participant further agrees that, on the terms and conditions set forth in the Actual Development Plan, the Additional Plants may share use of: control room facilities; switchyards; fuel handling and processing facilities; all water systems including intake, storage, conditioning and discharge facilities; air systems; auxiliary steam systems; ash handling and disposal systems; bulk chemical and gas storage systems; and other equipment or systems which may support both the Facility and the Additional Plants (to the extent shared, the "Common Facilities") and shall enter into such agreements as are necessary to evidence such shared use; provided that any arrangement for sharing the Common Facilities shall provide that in all events in which, in the reasonable discretion of the Owner Participant, the Common Facilities have insufficient capacity to service the operations of both the Facility (to the extent necessary to maximize its Revenues) and the Additional Plants, the Facility shall have first call and right to use the Common Facilities to the exclusion of Additional Plants Operator and the Additional Plants, until such time as its requirements are met. Notwithstanding the proviso to the preceding sentence, to the extent that the Common Facilities have been improved as contemplated by the Actual Development Plan to increase capacity of such Common Facilities, the Facility's first call and right to use the Common Facilities will be limited to the pre-improvement capacity of such Common Facilities.

        The Owner Participant acknowledges that EME may seek to obtain financing of the Additional Plants and agrees to direct the Owner Lessor to issue consents and other documents reasonably required for such financing, including, but not limited to, releases of any security interests in separate turbines, generators and other equipment which are solely part of the Additional Plants and consents permitting the Additional Plants to grant security interests in the Additional Plants' interest in Common Facilities used by the Additional Plants, to the extent contemplated by the Actual Development Plan.

        Whether or not the transactions contemplated by a Development Presentation or Revised Development Presentation are consummated, Homer City agrees to pay or reimburse, on an After-Tax Basis (from equity capital contributions only), any costs or expenses (including reasonable legal fees and expenses) incurred by the Owner Lessor or the Owner Participant in connection with the transactions contemplated by this Article XVI, including, without limitation, the reasonable fees and expenses of counsel and any consultant engaged by Owner Participant.

        The cost and expense of planning, developing, financing, constructing and operating the Additional Plants (and all claims and liabilities related thereto) shall be borne by EME or the Additional Plants Operator. In no event shall any such material cost, expense, claim or liability be incurred by Homer City, except as set forth in the preceding paragraph.

ARTICLE XVII

MISCELLANEOUS

        Section 17.1    Consents.    The Owner Participant covenants and agrees that it shall not unreasonably withhold its consent to any consent requested of the Owner Lessor under the terms of the Operative Documents that by its terms is not to be unreasonably withheld by the Owner Lessor.

        Section 17.2    Successor Owner Manager.    The parties hereto agree that the transfer or assignment pursuant to the terms of the Lessor LLC Agreement by the Owner Manager to a successor Owner Manager, will not violate the terms of any Operative Document.

        Section 17.3    Bankruptcy of Lessor Estate.    If (i) all or any part of the Lessor Estate becomes the property of a debtor subject to the reorganization provisions of Title 11 of the United States Code, as amended from time to time, (ii) pursuant to such reorganization provisions the Owner Participant is required, by reason of the Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal or interest on the Lessor Notes, and (iii) the Security Agent or Lease Indenture Trustee actually receives any Excess Amount, as defined below, which reflects any payment by the Owner Participant on account of clause (ii) above, the Lease Indenture Trustee or the Security Agent, as the case may be, shall promptly refund to the Owner Participant such Excess Amount. For purposes of this Section 17.3, "Excess Amount" means the amount by which such payment exceeds the amount which would have been received by the Lease Indenture Trustee or the Security Agent, as the case may be if the Owner Participant had not become subject to the recourse liability referred to in clause (ii) above. Nothing contained in this Section 17.3 shall prevent the Lease Indenture Trustee or the Security Agent from enforcing any personal recourse obligations (and retaining the proceeds thereof) of the Owner Participant as contemplated by this Agreement (other than referred to in clause (ii)).

        Section 17.4    Amendments and Waivers.    No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing, executed by each party hereto.

        Section 17.5    Notices.    Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

  If to Homer City:

    EME Homer City Generation, L.P.
    1750 Power Plant Road
    Homer City, PA 15748-8009

  With a copy to:

    Edison Mission Energy
    18101 Von Karman Avenue, Suite 1700
    Irvine, CA 92612
    Attention: Steven D. Eisenberg, Esq.

  If to the Owner Lessor, the Owner Manager or the OM Company:

    Wells Fargo Bank Minnesota, N.A.
    Corporate Trustee Services
    MAC; N2691-090
    213 Court Street
    Middletown, CT 06457

  With a copy to:

    Wells Fargo Bank Northwest, N.A.
    Corporate Trust Services
    MAC; U1254-031
    Salt Lake City, UT 84111

  If to the Owner Participant:

    General Electric Capital Corporation
    120 Long Ridge Road
    Stamford, CT 06927
    Attention: Manager Energy Portfolio
    Facsimile: 203-357-4890

  With a copy to:

    General Electric Capital Corporation
    120 Long Ridge Road
    Stamford, CT 06927
    Attention: Amy Fisher, Esq.

  If to the Lease Indenture Trustee:

    The Bank of New York
    c/o United States Trust Company of New York
    114 West 47th Street, 25th Floor
    New York, New York 10036
    Attention: Corporate Trust Administration
    Facsimile: 212-852-1625

  with a copy to:

    David J. Fernández, Esq.
    c/o Stadtmauer Bailkin LLP
    850 Third Avenue 10022
    (212) 822-2249 (Phone)
    (212) 980-9578 (Fax)

  If to the Lender:

    Homer City Funding LLC
    c/o Wilmington Trust Company
    Rodney Square North
    1100 North Market Street
    Wilmington, Delaware 19890
    Attention: Corporate Trust Administration
    Fax: (302) 651-8915

  If to the Bondholder Trustee:

    The Bank of New York
    c/o United States Trust Company of New York
    114 West 47th Street, 25th Floor
    New York, New York 10036
    Attention: Corporate Trust Administration
    Facsimile: 212-852-1625

  If to the Security Agent:

    The Bank of New York
    c/o United States Trust Company of New York
    114 West 47th Street, 25th Floor
    New York, New York 10036
    Attention: Corporate Trust Administration
    Facsimile: 212-852-1625

        A copy of all notices provided for herein shall be sent by the party giving such notice to each of the other parties hereto. In addition, Homer City, without duplication, shall (unless otherwise directed by the applicable Rating Agency) provide to each Rating Agency a copy of any information, report or notice it gives to the Lease Indenture Trustee hereunder or any other Operative Documents.

        Section 17.6    Survival.    All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by any such party or on behalf of any such party under this Agreement shall be considered to have been relied upon by each other party hereto and shall survive the consummation of the transactions contemplated hereby and in the other Operative Documents regardless of any investigation made by any such party or on behalf of any such party. In addition, the indemnifications by Homer City under Sections 10.1 and 10.2 of this Agreement shall, subject to Sections 10.1(b) and 10.2(b), respectively, expressly survive the expiration or early termination (in either case, for whatever reason) of the Facility Lease or the transfer or other disposition (including by resignation and removal) of the respective interests of the Owner Participant, the Owner Lessor, the OM Company, the Owner Manager, the Bondholder Trustee, the Security Agent and the Lease Indenture Trustee, to and under this Agreement and other Operative Documents.

        Section 17.7    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns as permitted by and in accordance with the terms hereof, including each successive holder of the Lessor Membership Interest permitted under Section 8.1 and under Article XV. Except as expressly provided herein or in the other Operative Documents, no party hereto may assign its interests herein without the consent of the other parties hereto.

        Section 17.8    Governing Law.    This Agreement has been delivered in the State of New York and shall be in all respects governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity and performance without giving effect to the conflicts of laws provisions thereof except New York General Obligations Law Section 5-1401.

        Section 17.9    Severability.    If any provision hereof shall be invalid, illegal or unenforceable under any Requirement of Law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

        Section 17.10    Counterparts.    This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

        Section 17.11    Headings and Table of Contents.    The headings of the sections of this Agreement and the table of contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

        Section 17.12    Limitation of Liability.

        (a)  None of the Owner Participant, the Owner Lessor, the Owner Manager, the OM Company, the Lender, the Bondholder Trustee, the Security Agent, the Lease Indenture Trustee or the Lease Indenture Company shall have any obligation or duty to Homer City or to others with respect to the transactions contemplated hereby, except those obligations or duties expressly set forth in this Agreement and the other Operative Documents to which such Person is a party, and neither the Owner Lessor, the Owner Participant, the Owner Manager, the OM Company, the Bondholder Trustee, the Security Agent, the Lender or the Lease Indenture Trustee shall be liable for performance by any other party hereto of such other party's obligations or duties hereunder. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall the Owner Participant be liable to Homer City, for any action or inaction on the part of the Owner Lessor or the Owner Manager in connection with the transactions contemplated herein, whether or not such action or inaction is caused by willful misconduct or gross negligence of the Owner Lessor, unless such action or inaction is at the written direction of the Owner Participant.

        (b)  The OM Company is executing the Operative Documents to which it is a party solely as manager under the Organic Documents of Owner Lessor and not in its individual capacity, except as expressly provided herein or therein, and in no case whatsoever shall the OM Company be personally liable for, or for any loss in respect of, any of the statements, representations, warranties, agreements or obligations of the Owner Lessor or the Owner Manager hereunder or under any other Operative Document, as to all of which the other parties hereto agree to look solely to the Lessor Estate; provided, however, that the OM Company shall be liable hereunder for its own gross negligence or willful misconduct or for a breach of its representations, warranties and covenants made in its individual capacity.

        (c)  Each of the Lease Indenture Trustee, the Security Agent and the Bondholder Trustee is entering into the Operative Documents to which it is a party solely as Lease Indenture Trustee or Security Agent under the Lease Indenture or Bondholder Trustee under the Fundco Indenture, as the case may be, and not in its individual capacity, except as expressly provided herein or therein, and in no case whatsoever shall the Lease Indenture Trustee, the Security Agent or the Bondholder Trustee be personally liable for, or for any loss in respect of, any of the statements, representations, warranties, agreements or obligations of the Owner Lessor hereunder or under any other Operative Document, as to all of which the other parties hereto agree to look solely to the Lessor Estate and the Indenture Estate; provided, however, that such party shall be liable hereunder for its own gross negligence, willful misconduct, bad faith or a breach of its representations, warranties and covenants made in its individual capacity.

        (d)  The right of the Lease Indenture Trustee, the Security Agent or the Bondholder Trustee, as the case may be, to perform any discretionary act enumerated herein or in any other Operative Document (including, without limitation, the right to consent to any action which requires its consent and the right to waive any provision of, or consent to any change or amendment to, any of the Operative Documents) shall not be construed as a duty, and neither the Lease Indenture Trustee, the Lease Indenture Company, the Security Agent, the Bondholder Trustee nor the Bondholder Trustee Company shall be accountable or liable for other than its gross negligence, willful misconduct or bad faith in the performance or non-performance of such acts. In connection with any such discretionary acts, the Lease Indenture Trustee, the Security Agent or the Bondholder Trustee, as the case may be, may in its own judgment (but shall not, except as otherwise provided in the Lease Indenture or Fundco Indenture, as the case may be, or as otherwise required by a Requirement of Law, have any obligation to) request in writing the approval of the Lender.

        (e)  The Owner Participant will give Homer City at least fifteen (15) days' prior notice of any proposed amendment or supplement to the Organic Documents of Owner Lessor (other than amendments solely effecting a transfer of the Owner Participant's interest in the Lessor Estate or with respect to administrative matters) and deliver true, complete and fully executed copies to Homer City of any amendment or supplement to the Lessor LLC Agreement. No amendment or supplement to the Lessor LLC Agreement that would materially adversely affect the interests of the Lease Indenture Trustee or the Security Agent shall become effective without the prior written consent of the Lease Indenture Trustee and the Security Agent.

        (f)    No director, officer, employee, incorporator, shareholder, member, manager, agent or Affiliate of the Lender shall have any liability for or in connection with any of the representations, warranties, or obligations of the Lender hereunder or under any Transaction Document, as to all of which recourse shall be had solely to the Lessor Notes.

        Section 17.13    Consent to Jurisdiction; Waiver of Trial by Jury, Process Agent.

        (a)  Each of the parties hereto (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) and to the

nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Operative Documents, or the subject matter hereof or thereof or any of the transactions contemplated hereby or thereby brought by any of the parties hereto or their successors or assigns; (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court, or in such federal court; and (iii) to the extent permitted by Requirement of Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the other Operative Documents, or the subject matter hereof or thereof may not be enforced in or by such court.

        (b)  TO THE EXTENT PERMITTED BY REQUIREMENT OF LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY BROUGHT BY ANY OF THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS.

        (c)  By the execution and delivery of this Agreement, Homer City designates, appoints and empowers CT Corporation System as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York for so long as any obligation of Homer City shall remain outstanding hereunder or under any of the other Operative Documents. Homer City shall grant an irrevocable power of attorney to CT Corporation System in respect of such appointment and shall maintain such power of attorney in full force and effect for so long as any obligation of Homer City shall remain outstanding hereunder or under any of the Operative Documents.

        Section 17.14    Further Assurances.    Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any party to whom such first party is obligated, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Agreement and the other Operative Documents.

        Section 17.15    Effectiveness.    This Agreement has been dated as of the date first above written for convenience only. This Agreement shall be effective on the date of execution and delivery by each of the parties hereto.

        Section 17.16    Measuring Life.    If and to the extent that any of the options, rights and privileges granted under this Agreement, would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule or law relating to the vesting of interests in property or the suspension of the power of alienation of property, then it is agreed that notwithstanding any other provision of this Agreement, such options, rights and privileges, subject to the respective conditions hereof governing the exercise of such options, rights and privileges, will be exercisable only during (a) the longer of (i) a period which will end twenty-one (21) years after the death of the last survivor of the descendants living on the date of the execution of this Agreement of the following Presidents of the United States: Franklin D. Roosevelt, Harry S. Truman, Dwight D. Eisenhower, John F. Kennedy, Lyndon B. Johnson, Richard M. Nixon, Gerald R. Ford, James E. Carter, Ronald W. Reagan, George H.W. Bush, William J. Clinton and George W. Bush or (ii) the period provided under the Uniform Statutory Rule Against Perpetuities or (b) the specific applicable period of time expressed in this Agreement, whichever of (a) and (b) is shorter.

        Section 17.17    No Partnership, Etc.    The parties hereto intend that nothing contained in this Agreement or any other Operative Document shall be deemed or construed to create a partnership, joint venture or other co-ownership arrangement by and among any of them.

        Section 17.18    [Intentionally deleted].

        Section 17.19    Confidentiality.    Each party recognizes that, in connection with this Agreement, it may become privy to nonpublic information regarding the financial condition, operations and prospects of the other parties hereto. Each party agrees to keep all nonpublic information regarding each other party strictly confidential, and to use all such information solely in order to effectuate or monitor the purpose of this Agreement and the other Operative Documents; provided that each party may provide confidential information to its employees, agents and Affiliates who have a need to know such information in order to effectuate or monitor the transaction and its investment portfolio; provided, further, that such information is identified as confidential nonpublic information. In the event that any of the parties to this Agreement or any of the employees, agents or Affiliates of such parties are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the nonpublic information, such party will promptly notify any affected party prior to any such disclosure so that such party may seek a protective order or other appropriate remedy or, in such party's sole discretion, waive compliance with the terms of this Section 17.19. In the event that no such protective order or other remedy is obtained, or that such party waives compliance with the terms of this Section 17.19, the party required to disclose such nonpublic information or its employees, agents or Affiliates will furnish only that portion of the nonpublic information that it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the nonpublic information.

        Section 17.20    Termination.    In the event that the Closing Date fails to occur on or before the Cut-Off Date, this Participation Agreement shall terminate and Homer City shall cease to have any liability hereunder, except for obligations surviving pursuant to the express terms hereof.

        Section 17.21    Entire Agreement.    This Agreement, together with the other applicable Transaction Documents, constitutes the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all oral and all prior written agreements and understandings with respect to such subject matter.

        Section 17.22    Subordination of Claims.    Notwithstanding any provision to the contrary contained in this Participation Agreement, the Facility Lease or any other Operative Document, claims against Homer City for Component A of Termination Value shall be subordinated to the payment of Basic Lease Rent available to service the Lessor Notes on the terms and conditions set forth in the Lease Subordination Agreement.

        Section 17.23    Like-Kind Exchange.    Notwithstanding anything to the contrary contained herein or in any other Operative Agreement, on or prior to the Closing Date, upon notice to Homer City, each of the Owner Lessor's and Owner Participant's rights (but not any of their respective obligations other than the obligation to pay the Owner Participant's Commitment for the Undivided Interest) under this Agreement to acquire the Undivided Interest shall be freely assignable in connection with a like-kind exchange under Section 1031 of the Code, provided that on or prior to the Closing Date the Owner Lessor and the Owner Participant shall have reacquired all such rights which have been so assigned.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date hereof by their respective officers thereunto duly authorized.

HOMER CITY OL1 LLC
By:	WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly provided herein, but solely as Owner Manager
By:	/s/ JOSEPH P. O'DONNELL Name: Joseph P. O'Donnell Title: Corporate Trust Officer
WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly provided herein, but solely as Owner Manager
By:	/s/ JOSEPH P. O'DONNELL Name: Joseph P. O'Donnell Title: Corporate Trust Officer
GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ MARK T. MELLANA Name: Mark T. Mellana Title: Attorney in Fact
EME HOMER CITY GENERATION L.P.
By: MISSION ENERGY WESTSIDE, INC., its General Partner
By:	/s/ STEVEN D. EISENBERG Name: Steven D. Eisenberg Title: Vice President

HOMER CITY FUNDING LLC
By:	/s/ MARY ST. AMAND Name: Mary St. Amand Title: Secretary
THE BANK OF NEW YORK, not in its individual capacity except as expressly provided herein, but solely as Lease Indenture Trustee
By:	/s/ CHRISTOPHER J. GRELL Name: Christopher J. Grell Title: Authorized Signer

Schedule 5.10

Insurance

        (a)    Insurance Coverage.    Without limiting any of the other liabilities of the Facility Lessee under this Agreement, the Facility Lessee shall at all times, carry and maintain, at its expense, such insurance as is customarily maintained by owners and operators of electric generating facilities similar to the Facility and in all events shall carry and maintain at least the minimum insurance coverage set forth in this Schedule 5.10. All such insurance shall be placed with brokers and insurers of recognized responsibility, with such insurers having an A.M. Best rating of A:X or better, or with such other insurers reasonably acceptable to the Owner Lessor, and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to the Owner Lessor.

          (i)    All Risk Property Insurance.    The Facility Lessee shall maintain all risk property insurance covering against physical loss or damage to the Facility, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown). Such insurance shall not contain an exclusion for resultant damage caused by faulty workmanship, design or materials. Coverage shall be written in the greater of the then current Termination Value or the full replacement cost value in an amount acceptable to the Owner Lessor and shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage in an amount not less than $1,000,000. Deductibles shall not exceed $2,000,000.

          (ii)    Business Interruption.    As an extension of the property insurance described in subsection (a)(i) or as a separate policy, the Facility Lessee shall maintain business interruption insurance in an amount equal to eighteen (18) months continuing expenses, debt service and net profits of the Facility. This insurance shall include coverage for contingent business interruption arising from loss or damage to property and equipment of suppliers and customers of the Facility. Such insurance shall also cover service interruption and extra expense each in an amount not less than $1,000,000. Deductibles shall not exceed sixty (60) days.

          (iii)    Commercial or Comprehensive General Liability.    The Facility Lessee shall maintain third-party liability insurance with a limit of not less than $1,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, sudden and accidental pollution, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain exclusions for punitive or exemplary damages where insurable under law.

          (iv)    Workers' Compensation/Employer's Liability.    The Facility Lessee shall maintain Workers' Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of the Facility Lessee while at work or in the scope of his employment with the Facility Lessee and Employer's Liability in an amount not less than $1,000,000. Such coverage shall not contain any occupational disease exclusions.

          (v)    Automobile Liability.    The Facility Lessee shall maintain Automobile Liability insurance covering owned (if any), non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000.

          (vi)    Excess/Umbrella Liability.    The Facility Lessee shall maintain Excess/Umbrella Liability insurance providing coverage limits in excess of the primary limits applying under policies described in subsections (a)(iii), (a)(iv), and (a)(v) The limit of such excess/umbrella coverage shall not be less than $50,000,000. Such insurance shall not contain exclusions for punitive or exemplary damages.

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        (b)    Endorsements.    The Facility Lessee shall cause the insurance maintained in accordance with this section to be endorsed as follows:

            (i)  the Facility Lessee shall be the named insured and the Security Agent, the Owner Lessor and the Owner Participant shall be additional named insureds with respect to policies described in subsections (a)(i) and (a)(ii). The Security Agent (for so long as the Lessor Notes are outstanding, and thereafter, the Owner Lessor) shall be the sole loss payee with regard to any claim payments made under subsections (a)(i) and (a)(ii). The Facility Lessee shall be the named insured and the Security Agent, the Owner Lessor and the Owner Participant shall be additional named insureds with respect to policies described in subsections (a)(iii), (a)(iv), (a)(v) and (a)(vi). It shall be understood that any obligation imposed upon the Facility Lessee, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Facility Lessee and not that of the Security Agent, the Owner Lessor or the Owner Participant;

          (ii)  with respect to policies described in subsections (a)(i) and (a)(ii), the interests of the Security Agent, Owner Lessor or Owner Participant shall not be invalidated by any action or inaction of the Facility Lessee, or any other person, and shall insure the Security Agent, the Owner Lessor and the Owner Participant regardless of any breach or violation by the Facility Lessee, or any other person, of any warranties, declarations or conditions of such policies;

          (iii)  inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

          (iv)  the insurers thereunder shall waive all rights of subrogation against the Security Agent, the Owner Lessor and the Owner Participant, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise;

          (v)  such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Security Agent, the Owner Lessor or the Owner Participant with respect to its interest as such in the Facility; and

          (vi)  if such insurance is canceled for any reason whatsoever, including for nonpayment of premium, or any changes are initiated by the Facility Lessee or insurer which affect the interest of the Security Agent, the Owner Lessor or the Owner Participant, such cancellation or change shall not be effective as to the Security Agent, the Owner Lessor or the Owner Participant until thirty (30) days, except ten (10) days for non-payment of premiums, after receipt by the Security Agent or Owner Lessor of written notice sent by registered mail from such insurer.

        (c)    Certifications.    On the Closing Date, and at each policy renewal, but not less than annually, Facility Lessee shall provide to Owner Lessor and Owner Participant approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated for such insurance in subsection (b) above. Upon request, the Facility Lessee shall furnish Owner Lessor with copies of all insurance policies, binders, and cover notes or other evidence of such insurance.

        (d)    Insurance Report.    Concurrently with the furnishing of all certificates referred to in this section, the Facility Lessee shall furnish the Owner Lessor and Owner Participant with an opinion from an independent insurance broker, acceptable to the Owner Lessor, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then maintained by the Facility Lessee is in compliance with this section. Furthermore, upon its first knowledge, such broker shall advise Owner Lessor promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Facility Lessee hereunder.

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        (e)    Arbitration.

            (i)  if any insurance required to be maintained by the Facility Lessee pursuant to this Schedule 5.10 (including the limits or deductibles or any other terms under policies for such insurance) ceases to be available on a commercially reasonable basis at the time of renewal, the Facility Lessee shall provide written notice to Owner Lessor accompanied by a letter from the Facility Lessee's insurance broker stating that such insurance is unavailable on a commercially reasonable basis. Such notice shall be given not less than thirty (30) days prior to the scheduled date for renewal of any such policy. Upon receipt of such notice by the Owner Lessor, Owner Lessor and the Facility Lessee shall immediately enter into in good faith negotiations in order to obtain an alternative to such insurance; and,

          (ii)  in the event that the Owner Lessor and the Facility Lessee cannot reach a resolution acceptable to both parties within five (5) days, the Owner Lessor shall make arrangements for the formation of an insurance panel consisting of the Facility Lessee's insurance advisor (or broker), the Owner Lessor's insurance advisor (or broker) and an independent insurance expert from an internationally recognized insurance brokerage firm, chosen by the Owner Lessor and reasonably acceptable to the Facility Lessee. Such independent expert shall conduct a separate review of the relevant insurance requirements of this Schedule 5.10, and the market for such insurance at the time, giving due consideration to the representations of both insurance advisors, and upon conclusion of such review shall issue a written report stating whether such insurance is available or unavailable on a commercially reasonable basis; and,

          (iii)  if the insurance expert concludes that such insurance is not available on a commercially reasonable basis, the insurance expert shall provide a written recommendation not less than fifteen (15) days before the date for renewal of such insurance which shall be conclusive and binding on both the Facility Lessee and the Owner Lessor. For each insurance policy required to be renewed but not available on a commercially reasonable basis, the Owner Lessor shall issue a waiver to the Facility Lessee for a period of one (1) year upon the insurance expert certifying that the relevant insurance is not available on a commercially reasonable basis and the Facility Lessee having implemented the recommendation of the insurance expert; and,

          (iv)  all fees, costs and expenses associated with the insurance panel (including the review by the insurance expert) shall be for the sole account of the Facility Lessee.

        (f)    Failure to Maintain Insurance.    In the event the Facility Lessee fails to maintain the full insurance coverage required by this Schedule 5.10, the Owner Lessor, upon 30 days' prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Facility Lessee of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Owner Lessor shall become an additional obligation of the Facility Lessee to the Owner Lessor, and the Facility Lessee shall forthwith pay such amounts to the Owner Lessor, together with interest thereon at the Overdue Rate from the date so advanced.

        (g)    General.    The Owner Lessor shall be entitled, upon reasonable advance notice, to review the Facility Lessee's (or other appropriate party's) books and records regarding all insurance policies carried and maintained with respect to the Facility and the Facility Lessee's obligations under this Schedule 5.10. Upon request, the Facility Lessee shall furnish the Owner Lessor with copies of all insurance policies, binders, and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Schedule 5.10 or any provision of this Agreement shall impose on the Owner Lessor any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Facility Lessee, nor shall the Owner Lessor be responsible for any representations or warranties made by or on behalf of the Facility Lessee to any insurance broker, company or underwriter.

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SCHEDULE 5.18 TO THE
PARTICIPATION AGREEMENT

        So long as the Facility Lease shall not have been terminated in accordance with its terms, each of ME Westside and Chestnut Ridge shall:

        (a)  at all times have at least one Independent Director on its Board;

        (b)  not, without the affirmative vote of 100% of its Board (including an affirmative vote of each Independent Director) make any of the following decisions with respect to the Facility Lessee:

            (i)  cause the Facility Lessee to issue, incur, assume, suffer to exist or guarantee the payment of Indebtedness except as permitted pursuant to the Operative Documents;

          (ii)  except as permitted pursuant to the Operative Documents, directly or indirectly, in one or in a series of related transactions, cause the Facility Lessee to enter into any mergers, consolidation or amalgamation, or liquidate, windup or dissolve the Facility Lessee (or suffer any liquidation or dissolution), or sell, convey, transfer, lease, exchange or otherwise dispose all, or substantially all, of the assets of the Facility Lessee, to any Person;

          (iii)  admit, appoint or cause the admittance or appointment of any Person as a new, additional or replacement (a) partner of the limited partnership of the Facility or (b) any Person holding a beneficial interest in any such partner, except as expressly permitted pursuant to the Operative Documents;

          (iv)  cause the Facility Lessee to make an assignment for the benefit of creditors;

          (v)  cause the Facility Lessee to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, or consent or acquiesce to the entry of an order for relief, or in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Facility Lessee or any substantial part of the Facility Lessee's property;

          (vi)  admit the Facility Lessee's inability to pay its debts generally as they become due; or

        (vii)  authorize any of the foregoing to be done or taken on behalf of the Facility Lessee.

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QuickLinks

  Exhibit 4.4
TABLE OF CONTENTS
ARTICLE I DEFINITIONS; INTERPRETATION OF THIS PARTICIPATION AGREEMENT
ARTICLE II PARTICIPATION; CLOSING DATE; TRANSACTION EXPENSES
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV CLOSING CONDITIONS
ARTICLE V AFFIRMATIVE COVENANTS OF HOMER CITY
ARTICLE VI NEGATIVE COVENANTS OF HOMER CITY
ARTICLE VII COVENANTS OF THE OM COMPANY, THE OWNER MANAGER AND THE OWNER LESSOR
ARTICLE VIII COVENANTS OF THE OWNER PARTICIPANT
ARTICLE IX COVENANTS OF THE LEASE INDENTURE TRUSTEE, BONDHOLDER TRUSTEE AND SECURITY AGENT
ARTICLE X HOMER CITY'S INDEMNIFICATIONS
ARTICLE XI HOMER CITY'S RIGHT OF QUIET ENJOYMENT
ARTICLE XII SUPPLEMENTAL FINANCING OF IMPROVEMENTS; OPTIONAL REFINANCINGS
ARTICLE XIII RIGHT OF FIRST OFFER TO THE OWNER PARTICIPANT
ARTICLE XIV RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER
ARTICLE XV SPECIAL LESSEE TRANSFER
ARTICLE XVI COMMON FACILITIES
ARTICLE XVII MISCELLANEOUS
  Schedule 5.10
Insurance
  SCHEDULE 5.18 TO THE PARTICIPATION AGREEMENT